As filed with the Securities and Exchange Commission on January 18, 2011

Registration No. 333-168735

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

PRE-EFFECTIVE

AMENDMENT NO. 2

ON

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TAI SHAN COMMUNICATIONS, INC.

(Exact Name of Registrant as Specified in its Charter)

British Virgin Islands	7636	Not applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1366 Zhongtianmen Dajie Xinghuo Science and Technology Park High-tech Zone, Taian City Shandong Province People’s Republic of China 271000 (+86) 538 605 2010	CT Corporation System 4701 Cox Road, Suite 301 Glen Allen, Virginia 23060 (804) 217-7255
(Address, including zip code, and telephone number, including area code, of principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Bradley A. Haneberg, Esq.

Anthony W. Basch, Esq.

Richard L. Hurlbert, Jr., Esq.

Kaufman & Canoles, P.C.

Three James Center, 12th Floor

1051 East Cary Street

Richmond, Virginia 23219

(804) 771-5700 – telephone

(804) 771-5777 – facsimile

Richard I. Anslow, Esq.

Peter Visalli, Esq.

Anslow & Jaclin, LLP

195 Route 9 South, Suite 204

Manalapan, NJ 07726

Attention : Richard I. Anslow, Esq.

Facsimile : (732) 577-1188

Email : ranslow@anslowlaw.com

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 18, 2011

Tai Shan Communications, Inc.

Minimum Offering: 1,666,667 Common Shares

Maximum Offering: 2,000,000 Common Shares

This is the initial public offering of Tai Shan Communications, Inc., a British Virgin Islands limited company. We are offering a minimum of 1,666,667 and a maximum of 2,000,000 of our common shares. None of our officers, directors or affiliates may purchase shares in this offering.

We expect that the offering price will be between $5.50 and $6.50 per common share. No public market currently exists for our common shares. We have applied for approval for quotation on the NASDAQ Capital Market under the symbol “TAIS” for the common shares we are offering. We believe that upon the completion of the offering contemplated by this prospectus, we will meet the standards for listing on the NASDAQ Capital Market.

Investing in these common shares involves significant risks. See “Risk Factors” beginning on page 11 of this prospectus.

	Per Common Share	Minimum Offering	Maximum Offering
Public offering price	$6.00	$10,000,002	$12,000,000
Placement discount	$0.42	$700,000	$840,000
Proceeds to us, before expenses	$5.58	$9,300,002	$11,160,000

We expect our total cash expenses for this offering to be approximately $525,000, exclusive of the above commissions. In addition, we will pay our placement agent a non-accountable expense allowance of 1% of the offering, or up to $100,000 (minimum offering, exclusive of any shares registered under Rule 462(b)) or $120,000 (maximum offering). The placement agent must sell the minimum number of securities offered (1,666,667 common shares) if any are sold. The placement agent is only required to use its best efforts to sell the maximum number of securities offered (2,000,000 common shares). The offering will terminate upon the earlier of: (i) a date mutually acceptable to us and our placement agent after which the minimum offering is sold or (ii) March 7, 2011. Until we sell at least 1,666,667 common shares, all investor funds will be held in an escrow account at SunTrust Bank, Richmond, Virginia. If we do not sell at least 1,666,667 shares by March 7, 2011, all funds will be promptly returned to investors (within one business day) without interest or deduction. If we complete this offering, net proceeds will be delivered to our company on the closing date. We will not be able to use such proceeds in China, however, until we complete certain remittance procedures in China. If we complete this offering, then on the closing date, we will issue common shares to investors in the offering.

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Anderson & Strudwick,

Incorporated

Prospectus dated             , 2010

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Prospectus Summary

This summary highlights information that we present more fully in the rest of this prospectus. This summary does not contain all of the information you should consider before buying common shares in this offering. This summary contains forward-looking statements that involve risks and uncertainties, such as statements about our plans, objectives, expectations, assumptions or future events. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “we believe,” “we intend,” “may,” “should,” “will,” “could,” and similar expressions denoting uncertainty or an action that may, will or is expected to occur in the future. These statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from any future results, performances or achievements expressed or implied by the forward-looking statements. You should read the entire prospectus carefully, including the “Risk Factors” section and the financial statements and the notes to those statements.

Our Company

We believe we are a leading call center business process outsourcing (“BPO”) service provider in China. BPO services are designed to allow businesses to achieve various operational benefits, such as cost savings, better quality services, and the ability to focus on core competence. Our call centers are currently equipped with 3,300 seats in Shandong Province, Jiangsu Province and Chongqing City. Our business focuses on the complex, voice-based segment of customer care services, including:

•	customer relationship management;

•	technical support;

•	sales;

•	customer retention;

•	marketing surveys; and

•	research.

We believe we are the largest provider of BPO Services to the telecommunications industry in China, as we hold major contracts with many of the largest companies in that sector and have been recognized by the Chinese Ministry of Industry and Information Technology (“MIIT”) as “China’s Best Inbound Outsourcing Contract Center of the Year” for 2009. We recently opened call centers in Chongqing City and Jiangsu Province. Once these facilities are fully operational, our total capacity will increase to 6,000 seats. We expect the two new call centers to be fully operational around November 2011.

Our largest customers are the major telecommunications carriers in China and their provincial subsidiaries, such as China Mobile Communications Corporation (“China Mobile”) and China Telecommunications Corporation (“China Telecom”). In addition to answering inbound calls, our company also makes outbound cold callings to help China Mobile and China Telecom promote wireless value-added service (“WVAS”) products, such as weather, health, education and farming related WVAS products to targeted China Mobile and China Telecom subscribers.

We operate our business through contractual arrangements between WFOE, our wholly-owned subsidiary, and Taiying, a company we control through contractual arrangements. We believe Taiying and its subsidiaries’ strategic locations in Shandong Province, Jiangsu Province, Hebei Province, and Chongqing City and our investment in technology and human resources position us well to reach our goals.

Corporate Information

Our principal executive office is located at 1366 Zhongtianmen Dajie, High-tech Zone, Taian City, Shandong Province, China 271000. Our telephone number is (+86) 538 605 2010. Our facsimile number is (+86) 538 605 0018. We do not maintain a corporate website at this time.

Industry and Market Background

China’s Call Center BPO Market

According to International Data Corp. (“IDC”), China’s contact center outsourcing (CCO) services market enjoyed a 15.1% year-over-year growth, from US$605.2 million in 2008 to US$696.4 million in 2009, despite the effect of global economic downtown. Looking forward, IDC forecasts that China’s CCO services market will increase, with a 2009-2014 compound annual growth rate (CAGR) of 21.3%. Also, intensifying competition will push vendors to pay more attention to business development and profits, according to IDC. This, in turn, could facilitate the rapid increase in demand for CCO services’ sales and marketing offerings.

CTI Forum, a China call center industry monitoring firm, reported that in 2006, there were over 2.9 million call center seats in the U.S., and such call centers employed approximately 7.5 million people, or about 3% of the U.S. population. CTI Forum also reported that as of December 31, 2008, there were only approximately 396,000 call center seats in China.

According to CTI Forum:

•	By 2011, the outsourced China call center market is expected reach $1.75 billion, a compound annual growth rate of 20% over the last four years.

•	By 2011, the number of outsourced call center seats in China will increase to 56,000, a compound annual growth rate of 12% over the last four years.

China’s economic growth has resulted in a growing consumer population, and we believe that Chinese consumers will continue to develop needs that can be more efficiently serviced and supported through BPO services. The call center BPO services of the Operating Businesses are non-core outsourcing processes, or BPO services that Taiying’s customers may not view as critical to their operations and are outsourced to us. By providing these services for our customers, we aid them in streamlining their business operations. The Operating Businesses’ customers transfer the complete responsibility of their BPO functions to the Operating Businesses, and the Operating Businesses are responsible for maintaining service quality standards.

Telecommunications Market

According to MIIT, in 2009, the number of China’s mobile phone subscribers increased by 17% to 747 million while the number of China’s fixed-line phone subscribers decreased by 8% to 314 million. Additionally, in 2009, the number of broadband access subscribers in China increased by 24% to 103 million. According to the China Internet Network Information Center (“CINIC”), the number of Internet users in China increased 29% to 384 million in 2009.

Growth in China’s telecommunications sector continues to be influenced by the country’s overall economy. China’s gross domestic product (“GDP”) reached RMB 33.5 trillion in 2009, according to the National Statistical Bureau of China.

Our Operating Companies’ largest customers are two of the three major telecommunications operators in China, namely China Mobile and China Telecom, and their provincial subsidiaries. The recent restructuring of China’s telecommunications industry opened the fixed-line, mobile and broadband segments to all existing telecommunications operators in China, and the ensuing competition in these segments prompted each telecommunications operator to focus more on operating efficiency and its measure metrics, namely, average revenue per employee. We believe that increasing competition among the three operators will drive demand for outsourcing their call center functions to third party service providers.

Our Geographic Market

We provide call center services throughout China. A majority of our sales are concentrated in the northern part of China, most notably Shandong Province, Beijing and Tianjin. We currently operate two call centers in Shandong Province and Chongqing City. We plan to add an additional call center in Jiangsu Province in late 2010.

Our Opportunity

China possesses the world’s largest mobile phone population. According to the MIIT, the number of China’s mobile phone subscribers increased from 547 million in 2007 to 747 million in 2009. Most call centers serving the telecom industry in China are owned and managed by telecom operators themselves. We believe that the Chinese telecom industry will begin to outsource this segment business to third parties as competition and demand for efficiency increases in the industry.

While we believe that the Operating Companies collectively operate the largest call center BPO servicing the Chinese telecom industry, they possess only a 2% market share. As such, we believe that an increasing demand for BPO services and limited existing competition grants significant opportunities to grow our business among the Chinese telecom companies. Our profits and revenues have grown at a rate in excess of 100% per year for the past two years, and we believe the Operating Companies’ call center operating experience provides us an opportunity to compete as more China companies continue to demand outsourcing for their non-core, call center functions.

Our Competitive Strengths

We believe the following strengths differentiate us from our competitors in our market in China:

•

Our principal operating company, Taiying Technology Co., Ltd. (“Taiying”) (Taiying and its subsidiaries are referred to collectively as our “Operating Companies”), is a leading provider of call center BPO services to the telecommunications carriers in China, particularly China Mobile, China Telecom and their provincial subsidiaries;

•	Taiying’s data mining capabilities enable Taiying to sell specific products and deliver specific mobile content services tailored to subscribers’ consumption preferences;

•	Taiying has signed exclusive call center outsourcing contracts with customers for inbound calling customer service;

•	Taiying benefits from economies of scale as a result of being the largest telecommunications call center BPO operation in China;

•	Taiying’s workforce is highly skilled with specialized training designed to address complex customer care engagements;

•

Taiying has developed different programs to maximize outbound calling professionals’ performance across all three major sales metrics: (i) units sold - conversion rate and sales per hour, (ii) customer retention, and (iii) customer satisfaction from a positive sales experience;

•	Our management team includes industry veterans who have significant call center operating experience;

•	Taiying has obtained registered computer software ownership rights for six pieces of intellectual property from the China State Patent Bureau;

•	Taiying has attained several awards in recognition of its efforts in setting up national call center standards and in improving the quality of call center service; and

•	Taiying has been recognized with awards and certificates by a variety of government entities for its efforts in call center BPO service.

Our Strategies

Our objective is to become one of the largest BPO service providers in China. We intend to achieve this objective by:

•	capitalizing on growth opportunities in China’s telecommunications market;

•	strengthening the Operating Companies’ existing relationships with key customers;

•	pursuing strategic acquisition and alliances that fit within our core competencies and growth strategy;

•	building alliances with universities and research institutions to enrich our service offerings;

•	expanding the geographical scope of our business to other provinces;

•	diversifying our client base and providing service to financial services, government bodies, IT and e-commerce;

•	identifying and creating new networks and advertising channels that target specific consumer demographics and expand network capacity; and

•	enhancing our brand recognition.

Our Challenges and Risks

We have a very limited operating history on which to base an evaluation of our business and prospects. Our prospects should be considered in light of the risks, uncertainties, expenses and difficulties frequently encountered by companies in the early stages of their development. Our ability to realize our business objectives and execute our strategies is subject to risks and uncertainties, including the following:

•	Our business is currently focused solely upon the Chinese telecom market.

•	Our business is currently dependent upon two major clients: China Mobile and China Telecom.

•	We are dependent upon establishing and maintaining a highly trained workforce.

•	We face competition from existing competitors and new market entrants, many of whom may possess significant financial resources.

•

We rely principally on dividends paid by our PRC operating subsidiary, WFOE, to fund cash and financing requirements, and there are PRC laws restricting the ability of these entities from paying dividends or making other distributions to us.

In addition, we face risks and uncertainties that may materially affect our business, financial condition, results of operations and prospects. You should consider the risks discussed in “Risk Factors” and elsewhere in this prospectus before investing in our common shares.

Our Corporate Structure

Overview

We are a holding company incorporated in the British Virgin Islands that owns all of the outstanding capital stock of Telestar Holdings Limited (“Telestar”), our wholly owned Hong Kong subsidiary. Telestar, in turn, owns all of the outstanding capital stock of Chongqing Ruixuan Technology Co., Ltd. (“WFOE”), our operating subsidiary based in Chongqing, China. WFOE has entered into control agreements with all of the shareholders of Taiying, which agreements allow WFOE to control Taiying. Through our ownership of Telestar, Telestar’s ownership of WFOE and WFOE’s agreements with Taiying, we control Taiying. Taiying, in turn, is the sole shareholder of three operational subsidiaries.

Corporate History – Taiying, WFOE, Telestar and Tai Shan

Taiying was incorporated on December 18, 2007 as a domestic Chinese limited liability company. We formed Telestar, WFOE and Tai Shan in 2007, 2010 and 2010, respectively, in anticipation of registering the common shares of Tai Shan in an initial public offering. In connection with the formation of Tai Shan, Telestar and WFOE, we caused WFOE to become the wholly-owned foreign entity of Telestar as of July 2010 and to enter into certain control agreements with Taiying and its shareholders, pursuant to which we, by virtue of our ownership of Telestar and Telestar’s ownership of WFOE, control Taiying.

Corporate History – Central BPO. JTTC and HTTC

Taiying incorporated the following wholly-owned subsidiaries on the dates indicated below:

•	Chongqing Central BPO Industry Co., Ltd. (“Central BPO”) – January 28, 2010;

•	Jiangsu Taiying Technology Co., Ltd. (“JTTC”) – February 25, 2010; and

•	Hebei Taiying Technology Co., Ltd. – HTTC – April 20, 2010.

Control Agreements

We conduct our business in China through our subsidiary, WFOE. WFOE, in turn, conducts it business through Taiying, in which we hold no equity interest, but which we control through a series of control agreements with Taiying and its shareholders. Under the laws and regulations of the PRC, foreign persons and foreign companies are restricted from investing directly in certain businesses within the PRC. Certain aspects of our call center business are subject to these restrictions on foreign investment. In order to comply with these laws and regulations, we have entered into control agreements with Taiying through which we operate the restricted businesses. Under accounting principles generally accepted in the U.S. (“GAAP”), Taiying is considered a variable interest entity (“VIE”). GAAP requires us to consolidate the Operating Companies in our financial statements because our control agreements related to Taiying provide us with the risks and rewards associated with equity ownership, even though we do not own any of the outstanding equity interests in the Operating Companies.

On July 23, 2010, Taiying and each of the shareholders of Taiying entered into an Entrusted Management Agreement, Exclusive Option Agreement, Shareholders’ Voting Proxy Agreement and Pledge of Equity Interest Agreement (collectively, the “Control Agreements”) with WFOE in return for ownership interests in Tai Shan. Through the organization of Tai Shan as a holding company, Taiying investors now own 94% of the common shares of Tai Shan. The remaining 6% of Tai Shan’s common shares belong to other investors. Tai Shan, in turn indirectly controls Taiying- through its 100% equity interests of WFOE.

Through the Control Agreements, we can substantially influence the Operating Companies’ daily operations and financial affairs, appoint their senior executives and approve all matters requiring shareholder approval. As a result of the Control Agreements, which enable us to control the Operating Companies and cause WFOE to absorb 100% of the expected losses and gains of the Operating Companies, we are considered the primary beneficiary of the Operating Companies. In addition, shareholders of Taiying control 94% of the shares of Tai Shan. Accordingly, we consolidate the Operating Companies’ operating results, assets and liabilities in our financial statements. For a description of these contractual arrangements, see “Our Corporate Structure—Contractual Arrangements with Taiying and Taiying’s Shareholders.”

Our current corporate structure is as follows:

Equity interest

Contractual arrangements including Entrusted Management Agreement and Exclusive Option Agreement. For a description of these agreements, see “Corporate Structure— Contractual Arrangements with Taiying and its Shareholders.”

Contractual arrangements including Exclusive Option Agreement, Shareholders’ Voting Proxy Agreement and Pledge of Equity Interest Agreement. For a description of these agreements, see “Corporate Structure— Contractual Arrangements with Taiying and its Shareholders.”

Operating Companies controlled by WFOE by virtue of (i) as to Taiying, WFOE’s contractual arrangements with Taiying and the Taiying shareholders and (ii) as to the other operating companies, Taiying’s 100% equity ownership of such companies.

The Offering

Shares Offered:	Minimum: 1,666,667 common shares Maximum: 2,000,000 common shares

Shares Outstanding Prior to Completion of Offering:	4,666,667 common shares

Shares to be Outstanding after Offering:	Minimum: 6,333,334 common shares Maximum: 6,666,667 common shares

Assumed Offering Price per Share:	$6.00

Gross Proceeds:	Minimum: $10,000,002 Maximum: $12,000,000

Proposed NASDAQ Capital Market Symbol:	“TAIS” (CUSIP No. G8661C 109)

Transfer Agent:	Computershare Trust Company, N.A. 250 Royall Street, Canton, Massachusetts 02021

Risk Factors:	Investing in these securities involves a high degree of risk. As an investor, you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section of this prospectus before deciding to invest in our common shares.

Closing of Offering:	The offering contemplated by this prospectus will terminate upon the earlier of: (i) a date mutually acceptable to us and our placement agent after the minimum offering is sold or (ii) March 7, 2011. If we complete this offering, net proceeds will be delivered to our company on the closing date (such closing date being the above mutually acceptable date on or before March 7, 2011, provided the minimum offering has been sold). We will not conduct the offering unless NASDAQ provides conditional approval that the offering meets the listing requirements for the NASDAQ Capital Market. We will not be able to use such proceeds in China, however, until we complete certain remittance procedures in China, which may take as long as six months in the ordinary course. If we complete this offering, then on the closing date, we will issue shares to investors.

Principal Purposes for Use of Net Proceeds of Offering:	• Purchase equipment used in operation • Establish subsidiary companies throughout China • Working capital and acquisition capital • Sarbanes-Oxley compliance-related professional fees

Placement

We have engaged Anderson & Strudwick, Incorporated to conduct this offering on a “best efforts, minimum/maximum” basis. The offering is being made without a firm commitment by the placement agent, which has no obligation or commitment to purchase any of our common shares. Our placement agent is required to use only its best efforts to sell the securities offered. The offering will terminate upon the earlier of: (i) a date mutually acceptable to us and our placement agent after which at least 1,666,667 common shares are sold or (ii) March 7, 2011. Until we sell at least 1,666,667 common shares, all investor funds will be held in an escrow account at SunTrust Bank, Richmond, Virginia. If we do not sell at least 1,666,667 common shares by March 7, 2011, all funds will be promptly returned to investors (within one business day) without interest or deduction. If we complete this offering, net proceeds will be delivered to our company on the closing date. We will not be able to use such proceeds in China, however, until we complete certain remittance procedures in China, which may take as long as six months in the ordinary course. None of our officers, directors or affiliates may purchase shares in this offering. If we complete this offering, then on the closing date, we will issue shares to investors.

The price at which shares will be offered will be determined based largely on market conditions for securities at the time of the offering, as well as on other factors such as market conditions in our business, our financial performance and prospect, and our historic earnings and value.

Summary Financial Information

In the table below, we provide you with summary financial data of our company. This information is derived from our consolidated financial statements included elsewhere in this prospectus. Historical results are not necessarily indicative of the results that may be expected for any future period. When you read this historical selected financial data, it is important that you read it along with the historical statements and notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

	Year ending December 31		Nine Months Ended September 30,
Consolidated Statement of Operations Data	2009	2008	2010	2009
(in U.S. Dollars, except per share data)			Unaudited	Unaudited
Service Revenue	6,685,100	1,334,581	10,867,432	3,859,351
Cost of Service Revenue	3,496,047	671,906	5,975,113	1,677,605
Gross profit	3,189,053	662,675	4,892,319	2,181,746
Total operating expenses	630,432	100,516	1,062,550	268,510
Operating income	2,558,621	562,159	3,829,769	1,913,236
Other income and (expense)
Government Allowance	0	141,473	157,633	—
Interest income/(expense) net	—	—	—	(1)

Total other income (expenses), net	0	141,473	157,633	(1)

Income before income tax	2,558,621	703,632	3,987,402	1,913,235
Income tax expenses	366,425	144,475	657,445	302,212

Net income/(loss)	2,192,196	559,157	3,329,957	1,611,023

Other Comprehensive income (loss)
Foreign currency translation adjustment	(5,309)	28,476	103,495	(18,455)

Comprehensive income	2,186,887	587,633	3,433,452	1,592,568

Net Income per common share – Basic and fully diluted	0.47/0.47	0.12/0.12	0.71/0.71	0.35/0.35

	Year ending December 31		September 30, 2010
Balance Sheet Data (at end of period)	2009	2008
(in U.S. Dollars)			Unaudited
Cash and cash equivalents	2,210,239	1,560,332	5,827,394
Total current assets	3,766,326	2,167,312	8,284,588
Total other assets (property, plant and equipment))	1,192,756	311,914	1,275,207

Total assets	4,059,082	2,479,226	9,559,795

Total liabilities	1,768,464	1,595,779	2,935,725

Total stockholders’ equity	3,190,618	883,447	6,624,070

Total liabilities and shareholders equity	4,959,082	2,479,226	9,559,795

(1)

We have presented earnings per share in Tai Shan after giving retroactive effect to the reorganization of our company that was completed on July 23, 2010, upon WFOE’s incorporation approval by the Chongqing Industry and Commerce Bureau. This information is pro forma because the 4,666,667 Tai Shan common shares did not exist prior to the formation of Tai Shan in 2010.

Risk Factors

Investment in our securities involves a high degree of risk. You should carefully consider the risks described below together with all of the other information included in this prospectus before making an investment decision. The risks and uncertainties described below represent our known material risks to our business. If any of the following risks actually occurs, our business, financial condition or results of operations could suffer. In that case, you may lose all or part of your investment. You should not invest in this offering unless you can afford to lose your entire investment.

Risks Related to Our Business

Further restructuring of China’s telecommunications sector may have an adverse impact on our business prospects and results of operations.

Historically, China’s telecommunications sector has been subject to a number of state-mandated restructurings. For example, in 2002 China Telecom was split geographically into a northern division (consisting of 10 provinces) and a southern division (consisting of 21 provinces).

In May 2008, China announced a new restructuring plan for the country’s telecommunications carriers. This restructuring plan reorganized the operations of Chinese telecommunications carriers, creating three major carriers that have both mobile and fixed-line services. As China’s telecommunications industry grows larger in size and smaller in the number of telecommunications carriers, more call center outsourcing solution providers will be competing for projects and telecommunications carriers may be able to exact lower prices for our solutions and services. If we cannot effectively compete with our competitors, we may lose business and our results of operations may be materially and adversely affected. Furthermore, telecommunications carriers may also find it more cost-effective to continue with or establish their own BPO operations, instead of outsourcing to third-party providers. If the current trend favoring the outsourcing of such services is reduced or reversed, our financial condition and results of operations may be materially and adversely affected.

The intellectual property of our customers may be damaged, misappropriated, stolen or lost while in our possession, subjecting us to litigation and other adverse consequences.

In the course of providing services to our clients, we may have possession of or access to their intellectual property, including databases, software, certificates of authenticity and similar valuable intellectual property. If our clients’ intellectual property is damaged, misappropriated, stolen or lost, we could suffer adverse impacts to our business, including without limitation:

•	claims under client agreements or applicable law, or other liability for damages;

•	delayed or lost revenue due to adverse client reaction;

•	negative publicity; and

•	litigation that could be costly and time-consuming.

We are likely to depend on third-party software, systems and services.

Our business and operations rely on China Telecom and China Mobile and may rely on other third parties to provide services, such as IT services, or shipping and transportation services. We may experience operational problems attributable to the installation, implementation, integration, performance, features or functionality of third-party software, access to communication networks and fiber optics, hosted environments, systems and services. Any interruption in the availability or usage of the services provided by China Mobile or China Telecom or other third parties could have a material adverse effect on our business, financial condition and results of operations.

Changes in the regulation of the Chinese telecommunications industry could result in new burdens and expenses on service providers like us.

Our principal customers are telecommunications companies that operate in a highly-regulated environment. Major telecommunications companies in China are state-owned or controlled, and their business decisions and strategies are affected by government budgeting and spending plans. In addition, in December 2001, the Ministry of Information Industry (“MII”, now known as the MIIT) promulgated a set of regulations governing telecommunications providers, and these regulations were augmented in 2003 with a classification system that covers, among other things, Type 2 value added service providers such as us. Changes in the regulatory system may impose new costs and burdens on us, or affect us indirectly by imposing new burdens and obligations onto our customers that, in turn, may be passed on to us under our agreements with customers. If such changes occur, our financial performance may be adversely affected.

Unexpected network interruptions, security breaches or computer virus attacks could have a material adverse effect on our business, financial condition and results of operations.

Our business depends on the performance and reliability of the mobile telecommunications network of China Mobile or China Telecom, as the case may be. We may not have access to alternative networks in the event of disruptions, failures or other problems with China Mobile or China Telecom’s wireless infrastructure.

Any failure to maintain the satisfactory performance, reliability, security and availability of our network infrastructure may cause significant harm to our reputation and our ability to attract and maintain clients. Major risks involved in such network infrastructure include, among others, any breakdowns or system failures resulting in a prolonged shutdown of all or a material portion of our servers, including failures which may be attributable to sustained power outages, or effort to gain unauthorized access to our systems causing loss or corruption of data or malfunctions of software or hardware.

Our network systems are vulnerable to damage from fire, flood, power loss, telecommunications failures, computer viruses, hackings and other similar events. Any network interruption or inadequacy that causes interruptions in the availability of our services or deterioration in the quality of access to our services could reduce our user satisfaction and our competitiveness. In addition, any security breach caused by hacking, which involves effort to gain unauthorized access to information or systems, or to cause intentional malfunctions or loss or corruption of data, software, hardware or other computer equipment, and the inadvertent transmission of computer viruses could have a material adverse effect on our business, financial condition and results of operations. We do not maintain insurance policies covering losses relating to our systems and we do not have business interruption insurance. See “Risk Factors - We have limited business insurance coverage. Any future business liability, disruptions or litigation we experience might divert management focus from our business and could significantly impact our financial results.”

Our business is dependent upon the reliability and accessibility of China’s telecommunications and Internet infrastructure.

We render our services via telecommunications and Internet networks, and therefore our ability to fulfill our contracts and generate revenue and profits is dependent on those systems remaining available and accessible with minimal disruption or interruption. Just as we are dependent on the reliability of our software and systems and the telecommunications networks of our principal clients, we are also dependent on the operational reliability and capacity of China’s overall telecommunications and Internet infrastructure. Should this infrastructure or key portions of it be disabled or become nonfunctional, we may not be able to secure alternate means of communication or alternate means of accessing needed information. Our operational results could suffer as a result.

The growth of our business may be adversely affected due to public concerns over the security and privacy of confidential user information.

The growth of our business may be inhibited if public concerns over the security and privacy of confidential user information transmitted over the Internet and wireless networks are not adequately addressed. Our services may decline and our business may be adversely affected if significant breaches of network security or user privacy occur.

If we are unable to respond successfully to technological or industry developments, our business may be materially adversely affected.

The telecommunications industries are characterized by rapid advances in technology, industry standards and customer demands. New technologies, industry standards or market demands may render our existing services or technologies less competitive or even obsolete. Telecommunications operators in the PRC are currently in the process of introducing 3G telecommunications services. Responding and adapting to 3G and other technological developments and standard changes in our industry may require substantial time, effort and capital investment. If we are unable to respond successfully to technology, industry and market developments, such developments may materially adversely affect our business, results of operations and competitiveness.

Our limited operating history makes it difficult to evaluate our future prospects and results of operations.

We have a limited operating history. Taiying and Telestar were established in 2007, and WFOE and Tai Shan were established in 2010. As our operating history is limited, the revenues and income potential of our business and markets are unproven. Our limited operating history and the early stage of development of the industry in which we operate makes it difficult to evaluate our business and future prospects. Although we expect our revenues to grow rapidly, we cannot assure that we will maintain our profitability or that we will not incur net losses in the future. Any significant failure to realize anticipated revenue growth could result in significant operating losses. Accordingly, you should consider our future prospects in light of the risks and uncertainties experienced by early stage companies in evolving markets such as the growing market for call center services in the PRC. In addition, we face numerous risks, uncertainties, expenses and difficulties frequently encountered by companies at an early stage of development. We will continue to encounter risks and difficulties in implementing our business model, including (among other risks and difficulties) potential failure to:

•	offer additional call center services to attract and retain a larger customer base;

•	increase our revenue and market share by targeting specific markets with positive consumer demographics;

•	expand our operations and service network to other provinces;

•	attract additional customers and increase spending per customer;

•	attract a wider client base and explore new mobile marketing opportunities to target segmented consumer groups;

•	increase awareness of our brand and continue to develop customer loyalty;

•	respond to competitive market conditions;

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anticipate and adapt to changing conditions in the markets in which we operate as well as changes in government regulation, mergers and acquisitions involving our competitors, technological developments and other significant competitive and market dynamics;

•	manage risks associated with intellectual property rights;

•	maintain effective control of our costs and expenses;

•	raise sufficient capital to sustain and expand our business;

•	attract, train, retain and motivate qualified personnel, continue to train, motivate and retain our existing employees, attract and integrate new employees, including into our senior management; and

•	upgrade our technology to support additional research and development of new call center services.

We cannot predict whether we will be successful in addressing any or all of these risks. If we were unsuccessful in addressing these risks and uncertainties, our business, financial condition and results of operation may be materially and adversely affected.

We depend on a few customers for a significant portion of our revenues, and this dependency is likely to continue. Any deterioration of such relationships may result in severe disruptions to our business operations and the loss of the majority of our revenues.

Our call center business derives substantially all of our revenues from China Mobile and China Telecom. We operate under exclusive revenue sharing arrangements with China Mobile and China Telecom’s provincial subsidiaries for inbound callings, and non-exclusive revenue sharing arrangement for outbound cold callings. Our agreements with provincial subsidiaries of China Mobile and China Telecom range from six months to five years and they do not all have automatic renewal provisions. If China Mobile or China Telecom is unwilling to continue to negotiate with us upon expiration of any of our contracts, we will face significant loss of business. The loss, cancellation, deferral or renegotiation of any large agreements with China Mobile or China Telecom could have a material adverse effect on our financial condition and results of operations.

The alteration of our cooperation agreements with China Mobile and China Telecom could materially and adversely impact our business operations and financial conditions.

We have limited negotiating leverage with China Mobile or China Telecom. Our revenues and profitability could be materially and adversely affected if either China Mobile or China Telecom decides to materially increase its revenue sharing percentage. In addition, China Mobile or China Telecom could impose monetary penalties upon us or even terminate cooperation agreements with us, for a variety of reasons, including without limitation, the following:

•	if China Mobile or China Telecom receives a high level of customer complaints about our call center service; or

•	if we fail to meet the performance standards established by China Mobile or China Telecom from time to time.

Call center services, particularly telemarketing services, may fall into disfavor among the public, reducing demand for our services.

Telemarketing services, particularly outbound call center services, may fall into public disfavor if the recipients of calls find them annoying, burdensome or otherwise overbearing. While we strive to render our services in a professional, polite and courteous manner, we cannot control the public perception of telemarketing generally. Moreover, we do not always have control over the nature or subject matter of outbound calls that our customers require us to make. Public hostility to telemarketing services generally, or to the particular types of calls our customers would like us to make, could results in decreased demand for such services, and thus be detrimental to our revenues and profits.

Significant changes in the policies or guidelines of China Mobile or China Telecom with respect to services provided by us may materially adversely affect our financial condition and results of operations.

Either or both of China Mobile or China Telecom may from time to time issue certain operating policies or guidelines, requesting or stating preferences for certain actions to be taken by all WVAS providers using their networks. Due to our reliance on China Mobile and China Telecom, a significant change in the policies or guidelines of either may result in lower revenues or additional operating costs to us. We cannot assure that our financial condition and results of operations will not be materially adversely affected by a change in policies or guidelines by either China Mobile or China Telecom.

Our dependence on the timing of the billing systems of China Mobile and China Telecom subsidiaries may require us to estimate portions of our reported revenues and cost of revenues for our services. As a result, subsequent adjustments may have to be made to our financial statements.

It takes China Mobile or China Telecom an average of 90 days to tender payment for our services after each month’s end. As a result, estimated revenues may account for a larger proportion of our reported revenues. As we do not bill our subscribers directly, we depend on the billing systems of China Mobile or China Telecom to record the volume of our services provided, bill our customers, collect payments and remit to us our portion of the fees. We record revenues based on monthly statements from China Mobile or China Telecom confirming the value of the services we provide that are billed by China Mobile or China Telecom during the month. To the extent we have not received monthly statements from the operators, we must rely on our own internal records for a portion of our reported revenues. In such an instance, our internal estimates would be based on our own internal data of expected revenues and related fees from services provided. As a result of reliance on our internal estimates, we may overstate or understate our revenues and cost of revenues for the relevant reporting period, and may be required to make adjustments in our financial reports when we actually receive the telecommunications operators’ monthly statements for such period. We endeavor to reduce the discrepancy between our revenue estimates and the revenues calculated by the telecommunications operators and their subsidiaries, but we cannot assure that such efforts will be successful. If we are required to make adjustments to our quarterly financial statements in subsequent quarters, it could adversely affect market sentiment toward us.

In addition, we generally do not have the ability to independently verify or challenge the accuracy of the billing systems of the telecommunications operators. We cannot assure that negotiations between us and China Mobile or China Telecom to reconcile billing discrepancies would be resolved in our favor or that our results of operations would not be adversely affected as a result of such negotiations.

Our operating margin will suffer if we are not able to maintain our pricing, utilize our employees and assets efficiently or maintain and improve the current mix of services that we deliver.

Our operating margin is largely a function of the prices that we are able to charge for our services, the new programs we are able to develop, the efficient use of our assets, the utilization of our employees, and the geographical location from which we deliver services. For example, China Mobile Beijing has transferred a portion of its call center service business to our Shandong Province location in an effort to reduce costs. Our business model is predicated on our ability to objectively quantify the value that we provide to our clients. If we fail to succeed on any of these objectives, we may experience a decline in our current operating margin.

The rates we are able to charge for our services, our ability to manage our assets efficiently and the location from which we deliver our services are affected by a number of factors, including, without limitation:

•	our clients’ perceptions of our ability to add value through our services;

•	our ability to objectively differentiate and verify the value we offer to our clients;

•	competition;

•	the introduction of new services by us or our competitors;

•	our ability to estimate demand for our services;

•	our ability to control costs and improve the efficiency of our employees; and

•	general economic and political conditions.

Our revenue is highly dependent on the telecommunications industry and any decrease in demand for outsourced business processes in the telecommunications industry could reduce our revenue and seriously harm our business.

Currently we generate all of our revenue from the telecommunications industry. The success of our business largely depends on continued demand for our services from clients in the telecommunications industry, as well as on trends in the telecommunications industry to outsource business processes. A downturn in any of our targeted industries, a slowdown or reversal of the trend to outsource business processes in any of these industries or the introduction of regulations that restrict or discourage companies from outsourcing could result in a decrease in the demand for our services, which in turn could harm our business, results of operations and financial condition.

If we fail to attract and retain enough sufficiently trained customer service associates and other personnel to support our operations, our business, results of operations and financial condition will be seriously harmed.

We rely on large numbers of customer service associates, and our success depends to a significant extent on our ability to attract, hire, train and retain qualified customer service associates. Companies in the BPO market, including us, experience high employee attrition. Our attrition rate for our customer service associates who remained with us following a 90-day training and orientation period was on average approximately 5% per month. A significant increase in the attrition rate among our customer service associates could decrease our operating efficiency and productivity. Our failure to attract, train and retain customer service associates with the qualifications necessary to fulfill the needs of our existing and future clients would seriously harm our business, results of operations and financial condition.

Our clients may adopt technologies that decrease the demand for our services, which could harm our business, results of operations and financial condition.

We target clients that need our BPO services, and we depend on their continued need for our services. However, over time, our clients may adopt new technologies that decrease the need for live customer interaction, such as interactive voice response, web-based self-help and other technologies used to automate interactions with customers. The adoption of these technologies could reduce the demand for our services, create pricing pressure and harm our business, results of operations and financial condition.

The markets in which we operate are highly competitive and fragmented. The competition could limit our ability to increase market share, and materially adversely affect our business operations, financial condition and results of operations.

We operate in a highly fragmented market and expect competition to persist and intensify in the future. The outsourcing industry is extremely competitive, and outsourcers have historically competed based on pricing terms. Accordingly, we could be subject to pricing pressure and may experience a decline in our average selling prices for our call center services. We compete with these companies primarily on the basis of brand, type and timing of service offerings, content, customer service, business partners and channel relationships. We also compete for experienced and talented employees. While we believe that we have certain advantages over our competitors, some of them may have greater financial, human and other resources, longer operating histories, greater technological expertise, more recognizable brand names and more established relationships than we do in the industries that we currently serve or may serve in the future. Some of our competitors may enter into strategic or commercial relationships among themselves or with larger, more established companies in order to increase their ability to address client needs. Increased competition, pricing pressure or loss of market share could reduce our operating margin, which could harm our business, results of operations and financial condition. Furthermore, our competitors may be able to develop or exploit new technologies faster than we can, or offer a broader range of services than we are presently able to offer.

We could face decreasing revenues and lower profitability if we are forced to significantly reduce the price of our services. We split a pre-determined percentage of our revenue with China Mobile or China Telecom, as the case may be, for most of our services. However, increasing competition among telecommunication companies in the PRC may lead to a reduction in telecommunication services fees that can be charged by such companies. If either China Mobile or China Telecom experience a reduction in telecommunication services fees, such a reduction will negatively impact revenue generated by China Mobile or China Telecom. Under such circumstances, we may be required to reduce the price of our services; or China Mobile or China Telecom may demand an increase of its share of profit sharing under our agreements with their subsidiaries or seek competitors that charge less for services than we do, all or any of which could adversely affect our financial results.

We depend on our key personnel, and our business and growth prospects may be severely disrupted if we lose their services.

Our future success depends heavily upon the continued service of our key executives. In particular, we rely on the expertise and experience of Gary Wang, our founder, chairman and chief executive officer. We rely on his industry expertise and experience in our business operations, and in particular, his business vision, management skills, and working relationship with our employees, our other major shareholders, the regulatory authorities, and many of our clients. If he became unable or unwilling to continue in his present position, or if he joined a competitor or formed a competing company in violation of his employment agreements, we may not be able to replace him easily, our business may be significantly disrupted and our financial condition and results of operations may be materially adversely affected.

We do not maintain key man life insurance on any of our senior management or key personnel. The loss of any one of them would have a material adverse effect on our business and operations. Competition for senior management and our other key personnel is intense and the pool of suitable candidates is limited. We may be unable to locate a suitable replacement for any senior management or key personnel that we lose. In addition, if any member of our senior management or key personnel joins a competitor or forms a competing company, they may compete with us for customers, business partners and other key professionals and staff members of our company. Although each of our senior management and key personnel has signed a confidentiality and non-competition agreement in connection with his employment with us, we cannot assure that we will be able to successfully enforce these provisions in the event of a dispute between us and any member of our senior management or key personnel.

In addition, we compete for qualified personnel with other call center companies, and we face competition in attracting skilled personnel and retaining the members of our senior management team. These personnel possess technical and business capabilities, including expertise relevant to the BPO market, which are difficult to replace. There is intense competition for experienced senior management with technical and industry expertise in the BPO industry, and we may not be able to retain our key personnel. Intense competition for these personnel could cause our compensation costs to increase, which could have a material adverse effect on our results of operations. Our future success and ability to grow our business will depend in part on the continued service of these individuals and our ability to identify, hire and retain additional qualified personnel. If we are unable to attract and retain qualified employees, we may be unable to meet our business and financial goals.

If we failed to compete successfully against new and existing competitors, we may not be able to increase our market share, and our profitability may be adversely affected.

We do and will continue to face significant competition in the PRC in the BPO business. We compete for clients primarily on the basis of our brand name, delivery method, our data mining capability, price and the range of services that we offer. We also compete for overall advertising spending with other alternative advertising media companies, such as the Internet, newspapers, television, magazines and radio.

Increased competition will provide advertisers with a wider range of media and advertising service alternatives, which could force us to offer lower prices for our services, resulting in reduced operating margins and profitability and a loss of market share. Some of our existing and potential competitors may have competitive advantages, such as significantly greater financial, marketing or other resources. We cannot assure that we will be able to successfully compete against new or existing competitors.

Rapid growth and a rapidly changing operating environment may strain our limited resources.

We may not have adequate operational, administrative and financial resources to sustain the growth we want to achieve. Taiying was incorporated in December 2007. As of December 31, 2010, we had a total of approximately 3,300 employees. We have experienced rapid growth in our employee headcount. This expansion has resulted, and will continue to result, in substantial demands on our management resources. To manage our growth, we must develop and improve our existing administrative and operational systems and our financial and management controls and further expand, train and manage our work force. As we continue these efforts, we may incur substantial costs and expend substantial resources due to, among other things, different technology standards, legal considerations and cultural differences.

Our future success also depends on our product development, customer service, sales and marketing. If we fail to manage our growth and expansion effectively, the quality of our services and our customer support may deteriorate and our business may suffer. This could prompt either or both of China Mobile or China Telecom to discontinue their respective outsourcing relationships with us. We cannot assure that we will be able to efficiently or effectively manage the growth of our operations, recruit top talent and train our personnel. Any failure to efficiently manage our expansion may materially and adversely affect our business and future growth.

Our quarterly operating results are difficult to predict and may fluctuate significantly from period to period in the future.

Our quarterly operating results may differ significantly from period to period due to factors such as, without limitation:

•	client losses or program terminations;

•	variations in the volume of business from clients resulting from changes in our clients’ operations;

•	delays or difficulties in expanding our operational facilities and infrastructure;

•	changes to our pricing structure or that of our competitors;

•	inaccurate estimates of resources and time required to complete ongoing programs;

•	inaccurate estimates of amounts billed by our customers for the services we provided during such period;

•	currency fluctuation;

•	ability to hire and train new employees;

•	seasonal changes in the operations of our clients;

•	a deterioration of economic conditions in the PRC;

•	a potential changes to the regulation of the advertising, Internet and wireless communications industries in the PRC; and

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seasonality of economic activity in the PRC, such as the anticipated decrease outbound calling during January and February each year due to the Chinese Lunar New Year holiday, and the anticipated decrease in revenues during July and August due to overall slow commercial activity during the summer months.

As a result, you may not be able to rely on period to period comparisons of our operating results as an indication of our future performance. If our revenues for a particular quarter are lower than we expect, we may be unable to reduce our operating expenses for that quarter by a corresponding amount, which would harm our operating results for such quarter relative to our operating results from other quarters.

Failure to attract and retain telecommunications operators to work with us will negatively affect our ability to grow revenues and market share.

The amount of fees we can charge China Mobile or China Telecom depends upon the size of potential customers, the outbound cold calling success rate, and the quality of our data mining work. Telecommunications operators choose us to provide BPO services in part because of the effectiveness and quality of the services we offer. If we fail to maintain or increase the satisfaction level of our customers, or fail to solidify our brand name and reputation as a quality provider of call center services and content services, telecommunications operators may be unwilling to pay the levels of fees required for us to remain profitable.

We have limited business insurance coverage. Any future business liability, disruption or litigation we experience might divert management focus from our business and could significantly impact our financial results.

Availability of business insurance products and coverage in the PRC is limited, and most such products are expensive in relation to the coverage offered. We have determined that the risks of disruption, cost of such insurance and the difficulties associated with acquiring such insurance on commercially reasonable terms make it impractical for us to maintain such insurance. As a result, we do not have any business liability, disruption or litigation insurance coverage for our operations in the PRC. Accordingly, a business disruption, litigation or natural disaster may result in substantial costs and divert management’s attention from our business, which would have an adverse effect on our results of operations and financial condition.

We may require additional financing in the future and our operations could be curtailed if we are unable to obtain required additional financing when needed.

We may need to obtain additional debt or equity financing to fund future capital expenditures. While we do not anticipate seeking additional financing in the immediate future, any additional equity may result in dilution to the holders of our outstanding shares of capital stock. Additional debt financing may include conditions that would restrict our freedom to operate our business, such as conditions that:

•	limit our ability to pay dividends or require us to seek consent for the payment of dividends;

•	increase our vulnerability to general adverse economic and industry conditions;

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require us to dedicate a portion of our cash flow from operations to payments on our debt, thereby reducing the availability of our cash flow to fund capital expenditures, working capital and other general corporate purposes; and

•	limit our flexibility in planning for, or reacting to, changes in our business and our industry.

We cannot guaranty that we will be able to obtain any additional financing on terms that are acceptable to us, or at all.

Potential disruptions in the capital and credit markets may adversely affect our business, including the availability and cost of short-term funds for liquidity requirements, which could adversely affect our results of operations, cash flows and financial condition.

In the last two years, the global economy has experienced a contraction, which has affected the availability of business and consumer credit. We may need to rely on the credit markets, particularly for short-term borrowings from banks in the PRC, as well as the capital markets, to meet our financial commitments and short-term liquidity needs if internal funds from our operations are not available to be allocated to such purposes. Disruptions in the credit and capital markets, as have been experienced since mid-2008, could adversely affect our ability to draw on such short-term bank facilities. Our access to funds under such credit facilities is dependent on the ability of the banks that are parties to those facilities to meet their funding commitments, which may be dependent on governmental economic policies in the PRC. Those banks may not be able to meet their funding commitments to us if they experience shortages of capital and liquidity or if they experience excessive volumes of borrowing requests from us and other borrowers within a short period of time.

Long-term disruptions in the credit and capital markets, similar to those that have been experienced since mid-2008, could result from uncertainty, changing or increased regulation, reduced alternatives or failures of financial institutions and could adversely affect our access to the liquidity needed for our business. Any disruption could require us to take measures to conserve cash until the markets stabilize or until alternative credit arrangements or other funding for our business needs can be arranged. Such measures could include deferring capital expenditures, and reducing or eliminating discretionary uses of cash.

Continued market disruptions could cause broader economic downturns, which may lead to decreased cellular telephone usage, decreased commercial activity in general, and increased likelihood that customers will be unable to pay for our services. Further, bankruptcies or similar events by China Telcom, China Mobile, their subsidiaries or significant customers, or our other customers may cause us to incur bad debt expense at levels higher than historically experienced. These events would adversely impact our results of operations, cash flows and financial position.

Our bank accounts are not insured or protected against loss.

WFOE and the operating companies maintain cash with various banks and trust companies located in the PRC. Such cash accounts are not insured or otherwise protected. Should any bank or trust company holding such cash deposits become insolvent, or if WFOE or an operating company is otherwise unable to withdraw funds, such entity would lose the cash on deposit with that particular bank or trust company.

Our senior management lacks experience managing a public company and complying with laws applicable to operating as a U.S. public company domiciled in the British Virgin Islands.

Prior to the completion of this offering, Taiying has operated as a private company located in the PRC. In connection with this offering, the senior management of Taiying formed Tai Shan in the British Virgin Islands, Telestar in Hong Kong and caused WFOE to become Tai Shan’s subsidiary in the PRC. They also caused Taiying and WFOE to enter into certain agreements that gave Tai Shan effective control over the operations of Taiying by virtue of its ownership of Telestar and Telestar’s ownership of WFOE. In the process of taking these steps to prepare our company for this initial public offering, Taiying’s senior management became the senior management of Tai Shan. None of Tai Shan’s senior management has experience managing a public company or managing a British Virgin Islands company.

As a result of this offering, our company will become subject to laws, regulations and obligations that do not currently apply to it, and our senior management currently has no experience in complying with such laws, regulations and obligations. For example, Tai Shan will need to comply with the British Virgin Islands laws applicable to companies that are domiciled in that country. By contrast, such senior management is currently experienced in operating the business of Taiying in compliance with Chinese law. Similarly, by virtue of this offering, Tai Shan will be required to file quarterly and annual reports and to comply with U.S. securities and other laws. These obligations can be burdensome and complicated, and failure to comply with such obligations could have a material adverse effect on Tai Shan. In addition, we expect that the process of learning about such new obligations as a public company in the United States will require senior management to devote time and resources to such efforts that might otherwise be spent on the operation of our BPO business.

We may not pay dividends.

We have not previously paid any cash dividends, and we do not anticipate paying any dividends on our common shares. Although we have achieved net profitability since 2008, we cannot assure that our operations will continue to result in sufficient revenues to enable us to operate at profitable levels or to generate positive cash flows. Furthermore, there is no assurance our Board of Directors will declare dividends even if we are profitable. Dividend policy is subject to the discretion of our Board of Directors and will depend on, among other things, our earnings, financial condition, capital requirements and other factors. If we determine to pay dividends on any of our common shares in the future, we will be dependent, in large part, on receipt of funds from Taiying. See “Dividend Policy.”

Our growth strategy may prove to be disruptive and divert management resources, which could adversely affect our existing businesses.

Over the last two years, Taiying has constructed and operated its call center in Shandong Province with 2,000 seats and it recently opened two new call centers, one in Chongqing City, which has 1,000 seats, and one in Jiangsu Province, which has 300 seats. Our growth strategy includes the continued expansion of Taiying’s call center operations and may include strategic acquisitions of competitive operations. We do not have any understanding, commitment or agreement in place with regard to any such acquisitions at this time. The implementation of such strategy may involve large transactions and present financial, managerial and operational challenges, including diversion of management attention from existing businesses, difficulty with integrating personnel and financial and other systems, increased expenses, including compensation expenses resulting from newly-hired employees, assumption of unknown liabilities and potential disputes. We also could experience financial or other setbacks if any of our growth strategies encounter problems of which we are not presently aware.

We expect to allocate a portion of the net proceeds from this offering to such acquisitions, but we have not yet located any potential targets, and we may be unable to do so. Further, even if we find a target we believe to be suitable, we may be unable to negotiate acquisition terms that are satisfactory to us. In the event we are unable to complete acquisitions, we have reserved the right to reallocate such funds to our working capital. If this happens, we would have broad discretion over the ultimate use of such funds, and we could use such funds in ways with which investors might disagree.

Furthermore, any such acquisitions must comply with all PRC laws and regulations applicable to such transactions. The regulatory environment that governs mergers and acquisitions in the PRC has continued to evolve in recent years and remains subject to interpretation by the agencies that have responsibility for reviewing or approving such transactions. Compliance with such regulations in the process of structuring, negotiating and closing such transactions will require us to expend company resources that would otherwise be available for and used in the management and operation of the company, all of which could have an adverse effect on our operations and financial results.

Risks Relating to Our Corporate Structure

WFOE’s contractual arrangements with Taiying may result in adverse tax consequences to us.

We could face material and adverse tax consequences if the PRC tax authorities determine that WFOE’s contractual arrangements with Taiying were not made on an arm’s length basis and adjust our income and expenses for PRC tax purposes in the form of a transfer pricing adjustment. A transfer pricing adjustment could result in a reduction, for PRC tax purposes, of adjustments recorded by Taiying, which could adversely affect us by increasing Taiying’s tax liability without reducing WFOE’s tax liability, which could further result in late payment fees and other penalties to Taiying for underpaid taxes, all of which could have a material adverse effect on our results of operations and financial condition.

WFOE’s contractual arrangements with Taiying may not be as effective in providing control over Taiying as direct ownership.

We conduct substantially all of our operations, and generate substantially all of our revenues, through contractual arrangements with Taiying that provide us, through our ownership of WFOE, with effective control over Taiying. We depend on Taiying to hold and maintain contracts with our customers. Taiying also own substantially all of our intellectual property, facilities and other assets relating to the operation of our business, and employ the personnel for substantially all of our business. Neither our company nor WFOE has any ownership interest in Taiying. Although we have been advised by Kai Tong Law Firm, our PRC legal counsel, that each contract under WFOE’s contractual arrangements with Taiying is valid, binding and enforceable under current PRC laws and regulations, these contractual arrangements may not be as effective in providing us with control over Taiying as direct ownership of Taiying would be. In addition, Taiying may breach the contractual arrangements. For example, Taiying may decide not to make contractual payments to WFOE, and consequently to our company, in accordance with the existing contractual arrangements. In the event of any such breach, we would have to rely on legal remedies under PRC law. These remedies may not always be effective, particularly in light of uncertainties in the PRC legal system.

PRC laws and regulations governing our businesses and the validity of certain of our contractual arrangements are uncertain. If we are found to be in violation of such PRC laws and regulations, we could be subject to sanctions. In addition, changes in such PRC laws and regulations may materially and adversely affect our business.

There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including, but not limited to, the laws and regulations governing our business, or the enforcement and performance of WFOE’s contractual arrangements with Taiying. Tai Shan and WFOE are considered foreign persons or foreign invested enterprises under PRC law. As a result, Tai Shan and WFOE are subject to PRC law limitations on foreign ownership of Chinese companies. These laws and regulations are relatively new and may be subject to change, and their official interpretation and enforcement may involve substantial uncertainty. The effectiveness of newly enacted laws, regulations or amendments may be delayed, resulting in detrimental reliance by foreign investors. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively.

The PRC government has broad discretion in dealing with violations of laws and regulations, including levying fines, revoking business and other licenses and requiring actions necessary for compliance. In particular, licenses and permits issued or granted to us by relevant governmental bodies may be revoked at a later time by higher regulatory bodies. We cannot predict the effect of the interpretation of existing or new PRC laws or regulations on our businesses. We cannot assure that our current ownership and operating structure would not be found in violation of any current or future PRC laws or regulations. As a result, we may be subject to sanctions, including fines, and could be required to restructure our operations or cease to provide certain services. In addition, any litigation in the PRC may be protracted and result in substantial costs and diversion of resources and management attention. Any of these or similar actions could disrupt our business operations or restrict us from conducting a substantial portion of our business operations, which could materially and adversely affect our business, financial condition and results of operations.

The shareholders of Taiying have potential conflicts of interest with us, which may adversely affect our business.

Neither we nor WFOE owns any portion of the equity interests of Taiying. Instead, we rely on WFOE’s contractual obligations to enforce our interest in receiving payments from Taiying. Conflicts of interests may arise between Taiying’s shareholders and our company if, for example, their interests in receiving dividends from Taiying were to conflict with our interest requiring these companies to make contractually-obligated payments to WFOE. As a result, we have required Taiying and each of its shareholders to execute irrevocable powers of attorney to appoint the individual designated by us to be his attorney-in-fact to vote on their behalf on all matters requiring shareholder approval by Taiying and to require Taiying’s compliance with the terms of its contractual obligations. We cannot assure, however, that when conflicts of interest arise, these companies’ shareholders will act completely in our interests or that conflicts of interests will be resolved in our favor. In addition, these shareholders could violate their agreements with us by diverting business opportunities from us to others. If we cannot resolve any conflicts of interest between us and Taiying’s shareholders, we would have to rely on legal proceedings, which could result in substantial costs and diversion of management attention and resources, all of which could have a material adverse effect on our business, financial condition and results of operations.

Recent PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident shareholders to personal liability and limit our ability to inject capital into our PRC subsidiary, limit our subsidiary’s ability to increase its registered capital, distribute profits to us, or otherwise adversely affect us.

On October 21, 2005, the SAFE issued the Notice on Issues Relating to the Administration of Foreign Exchange in Fund-raising and Reverse Investment Activities of Domestic Residents Conducted via Offshore Special Purpose Companies, or Notice 75, which became effective as of November 1, 2005. According to Notice 75, prior registration with the local SAFE branch is required for PRC residents to establish or to control an offshore company for the purposes of financing that offshore company with assets or equity interests in an onshore enterprise located in the PRC. An amendment to registration or filing with the local SAFE branch by such PRC resident is also required for the injection of equity interests or assets of an onshore enterprise in the offshore company or overseas funds raised by such offshore company, or any other material change involving a change in the capital of the offshore company. Moreover, Notice 75 applies retroactively. As a result, PRC residents who have established or acquired control of offshore companies that have made onshore investments in the PRC in the past were required to complete the relevant registration procedures with the local SAFE branch by March 31, 2006.

We have requested our shareholders who are PRC residents to make the necessary applications, filings and amendments as required under Notice 75 and other related rules. We attempt to comply, and attempt to ensure that our shareholders who are subject to these rules comply, with the relevant requirements. However, we cannot provide any assurances that all of our shareholders who are PRC residents will comply with our request to make or obtain any applicable registrations or comply with other requirements required by Notice 75 or other related rules. The failure or inability of our PRC resident shareholders to make any required registrations or comply with other requirements may subject such shareholders to fines and legal sanctions and may also limit our ability to contribute additional capital into or provide loans to (including using the proceeds from this offering) WFOE or Taiying, limit their ability to pay dividends or otherwise distribute profits to us, or otherwise adversely affect us.

We rely on dividends paid by WFOE for our cash needs.

We rely primarily on dividends paid by WFOE for our cash needs, including the funds necessary to pay dividends and other cash distributions, if any, to our shareholders, to service any debt we may incur and to pay our operating expenses. The payment of dividends by entities organized in the PRC is subject to limitations as described herein. Under British Virgin Islands law, we may only pay dividends from surplus (the excess, if any, at the time of the determination of the total assets of our company over the sum of our liabilities, as shown in our books of account, plus our capital), and we must be solvent before and after the dividend payment in the sense that we will be able to satisfy our liabilities as they become due in the ordinary course of business; and the realizable value of assets of our company will not be less than the sum of our total liabilities, other than deferred taxes as shown on our books of account, and our capital. If we determine to pay dividends on any of our common shares in the future, as a holding company, we will be dependent on receipt of funds from WFOE. See “Dividend Policy.”

Pursuant to the Implementation Rules for the new Chinese enterprise income tax law, effective on January 1, 2008, dividends payable by a foreign investment entity to its foreign investors are subject to a withholding tax of up to 10%. Pursuant to Article 10 of the Arrangement Between the Mainland of China and the Hong Kong Special Administration Region for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with respect to Taxes on Income effective December 8, 2006, dividends payable by a foreign investment entity to its Hong Kong investor who owns 25% or more of the equity of the foreign investment entity is subject to a withholding tax of up to 5%.

The payment of dividends by entities organized in the PRC is subject to limitations, procedures and formalities. Regulations in the PRC currently permit payment of dividends only out of accumulated profits as determined in accordance with accounting standards and regulations in China. WFOE is also required to set aside at least 10% of its after-tax profit based on PRC accounting standards each year to its compulsory reserves fund until the accumulative amount of such reserves reaches 50% of its registered capital.

The transfer to this reserve must be made before distribution of any dividend to shareholders. The surplus reserve fund is non-distributable other than during liquidation and can be used to fund previous years’ losses, if any, and may be utilized for business expansion or converted into share capital by issuing new shares to existing shareholders in proportion to their shareholding or by increasing the par value of the shares currently held by them, provided that the remaining reserve balance after such issue is not less than 25% of the registered capital. For the years ended December 31, 2009 and 2008, respectively, the Company made no appropriations to surplus reserve.

WFOE is required to allocate a portion of its after-tax profits, as determined by its board of directors, to the general reserve, and the staff welfare and bonus funds, which may not be distributed to equity owners.

Pursuant to the “Wholly Foreign-Owned Enterprise Law of the P.R. China (2000 Revision)” and “Detailed Implementing Rules for the Law of the People’s Republic of China on Wholly Foreign-Owned Enterprises (Revised at 2001)”, WFOE is required to allocate a portion of its after-tax profits in accordance with its Articles of Association, to the general reserve, and the staff welfare and bonus funds. No lower than 10% of an enterprise’s after tax-profits should be allocated to the general reserve. When the general reserve account balance is equal to or greater than 50% of the WFOE’s registered capital, no further allocation to the general reserve account is required. The general reserve is used to offset future extraordinary losses. The subsidiaries may, upon a resolution passed by the shareholders, convert the general reserve into capital. According to the Articles of Association of WFOE, the amount contributed to the staff welfare and bonus funds is determined by WFOE’s board of directors. The staff welfare and bonus fund is used for the collective welfare of the staff of the subsidiaries. These reserves represent appropriations of retained earnings determined according to PRC law.

As of the date of this prospectus, the amounts of these reserves have not yet been determined, and we have not committed to establishing such amounts at this time. Under current PRC laws, WFOE is required to set aside reserve amounts, but has not yet done so. WFOE has not done so because PRC authorities grant companies flexibility in making a determination. PRC law requires such a determination to be made in accordance with the companies’ organizational documents and WFOE’s organizational documents do not require the determination to be made within a particular timeframe. Although we have not yet been required by PRC authorities to make such determinations or set aside such reserves, PRC authorities may require WFOE to rectify its noncompliance and we may be fined if we fail to do so after warning within the time period set in the warning.

Additionally, PRC law provides that a PRC company must allocate a portion of after-tax profits to the general reserve and the staff welfare and bonus funds reserve prior to the retention of profits or the distribution of profits to foreign invested companies. Therefore, if for any reason, the dividends from WFOE cannot be repatriated to us or not in time, our cash flow may be adversely impacted or we may become insolvent.

WFOE is required to make a payment under its agreement to bear the losses of Taiying, our liquidity may be adversely affected, which could harm our financial condition and results of operations.

On July 23, 2010, WFOE entered into an Entrusted Management Agreement with Taiying. Pursuant to the Entrusted Management Agreement, WFOE agreed to bear the losses of Taiying. If Taiying suffers losses and WFOE is required to absorb all or a portion of such losses, WFOE will be required to seek reimbursement from Taiying. In such event, it is unlikely that Taiying will be able to make such reimbursement and WFOE may be unable to recoup the loss WFOE absorbed at such time, if ever. Further, under the Entrusted Management Agreement, WFOE may absorb the losses at a time when WFOE does not have sufficient cash to make such payment and at a time when we or WFOE may be unable to borrow such funds on terms that are acceptable, if at all. As a result, any losses absorbed under the Entrusted Management Agreement may have an adverse effect on our liquidity, financial condition and results of operations.

Our failure to obtain prior approval of the China Securities Regulatory Commission (“CSRC”) of the listing and trading of our common shares on a foreign stock exchange could delay this offering or could have a material adverse effect upon our business, operating results, reputation and trading price of our common shares.

On August 8, 2006, six PRC regulatory agencies, including the Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration of Taxation, the State Administration for Industry and Commerce, the CSRC and SAFE, jointly issued the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the “New M&A Rule”). The New M&A Rule became effective on September 8, 2006. This regulation contains provisions that purport to require that an offshore special purpose vehicle (“SPV”) formed for listing purposes and controlled directly or indirectly by PRC companies or individuals shall obtain the approval of the CSRC prior to the listing and trading of such SPV’s securities on an overseas stock exchange. On September 21, 2006, the CSRC published procedures specifying documents and materials required to be submitted to it by an SPV seeking CSRC approval of overseas listings.

However, the application of the New M&A Rule remains unclear with no consensus currently existing among leading PRC law firms regarding the scope and applicability of the CSRC approval requirement. Our PRC counsel, Kai Tong Law Firm, has advised us that, based upon their understanding of current PRC laws and regulations:

•	We currently control our PRC affiliate, Taiying, by virtue of WFOE’s VIE agreements with Taiying, but not through equity interest or asset acquisition which are stipulated in the New M&A Rule; and

•

In spite of the lack of clarity on this issue, the CSRC has not issued any definitive rule or interpretation regarding whether offerings like the one contemplated by this Prospectus are subject to the New M&A Rule.

The CSRC has not issued any such definitive rule or interpretation, and we have not chosen to voluntarily request approval under the New M&A Rule. If the CSRC requires that we obtain its approval prior to the completion of this offering, the offering will be delayed until we obtain CSRC approval, which may take several months. There is also the possibility that we may not be able to obtain such approval. If prior CSRC approval was required, we may face regulatory actions or other sanctions from the CSRC or other PRC regulatory authorities. These authorities may impose fines and penalties upon our operations in the PRC, limit our operating privileges in the PRC, delay or restrict the repatriation of the proceeds from this offering into the PRC, or take other actions that could have a material adverse effect upon our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our common shares. The CSRC or other PRC regulatory agencies may also take actions requiring us, or making it advisable for us, to terminate this offering prior to closing.

Foreign Operational Risks

We are dependent on the state of the PRC’s economy as all of our business is conducted in the PRC.

Currently, all of our business operations are conducted in the PRC, and all of our customers are also located in the PRC. Accordingly, any material slowdown in the PRC economy may cause our customers to reduce expenditures or delay the building of new facilities or projects. This may in turn lead to a decline in the demand for the services we provide. Any such decline would have a material adverse effect on our business, financial condition and results of operations.

A general economic downturn, a recession or a sudden disruption in business conditions in the PRC may affect consumer spending on discretionary items, including cellular telephone services and WVAS, which could adversely affect our business.

Consumer spending is generally affected by a number of factors, including general economic conditions, the level of unemployment, inflation, interest rates, energy costs, gasoline prices and consumer confidence generally, all of which are beyond our control. Consumer purchases of discretionary items tend to decline during recessionary periods, when disposable income is lower, and may impact sales of our services. In addition, sudden disruption in business conditions as a result of a terrorist attack, retaliation and the threat of further attacks or retaliation, war, adverse weather conditions and climate changes or other natural disasters, pandemic situations or large scale power outages can have a short or, sometimes, long-term impact on consumer spending. A downturn in the economy in the PRC, including any recession or a sudden disruption of business conditions in the PRC, could adversely affect our business, financial condition or results of operation.

Since our operations and assets are located in the PRC, shareholders may find it difficult to enforce a U.S. judgment against the assets of our company, our directors and executive officers.

Our operations and assets are located in the PRC. In addition, most of our executive officers and directors are non-residents of the U.S., and substantially all the assets of such persons are located outside the U.S. As a result, it could be difficult for investors to effect service of process in the U.S., or to enforce a judgment obtained in the U.S. against us or any of these persons. See “Enforceability of Civil Liabilities.”

We must remit the offering proceeds to the PRC before they may be used to benefit our business in the PRC, and this process may take a number of months.

The proceeds of this offering must be sent back to the PRC, and the process for sending such proceeds back to the PRC may take several months after the closing of this offering. We may be unable to use these proceeds to grow our business until we receive such proceeds in the PRC. In order to remit the offering proceeds to the PRC, we will take the following actions:

•

First, we will open a special foreign exchange account for capital account transactions. To open this account, we must submit to State Administration for Foreign Exchange (“SAFE”) certain application forms, identity documents, transaction documents, form of foreign exchange registration of overseas investments of the domestic residents, and foreign exchange registration certificate of the invested company.

•	Second, we will remit the offering proceeds into this special foreign exchange account.

•

Third, we will apply for settlement of the foreign exchange. In order to do so, we must submit to SAFE certain application forms, identity documents, payment order to a designated person, and a tax certificate.

The timing of the process is difficult to estimate because the efficiencies of different SAFE branches can vary materially. Ordinarily, the process takes several months but is required to be accomplished within 180 days of application by law.

Although we do not import goods into or export goods out of the PRC, fluctuation of the Renminbi (RMB) may indirectly affect our financial condition by affecting the volume of cross-border money flow.

Although we use the United States dollar for financial reporting purposes, all of the transactions effected by WFOE and Taiying are denominated in the PRC’s currency, the RMB. The value of the RMB fluctuates and is subject to changes in the PRC’s political and economic conditions. We do not currently engage in hedging activities to protect against foreign currency risks. Even if we chose to engage in such hedging activates, we may not be able to do so effectively. Future movements in the exchange rate of the RMB could adversely affect our financial condition as we may suffer financial losses when transferring money raised outside of China into the country or paying vendors for services performed outside of China.

If any dividend is declared in the future and paid in a foreign currency, you may be taxed on a larger amount in U.S. dollars than the U.S. dollar amount that you will actually ultimately receive.

If you are a United States holder, you will be taxed on the U.S. dollar value of your dividends, if any, at the time you receive them, even if you actually receive a smaller amount of U.S. dollars when the payment is in fact converted into U.S. dollars. Specifically, if a dividend is declared and paid in a foreign currency, the amount of the dividend distribution that you must include in your income as a U.S. holder will be the U.S. dollar value of the payments made in the foreign currency, determined at the spot rate of the foreign currency to the U.S. dollar on the date the dividend distribution is includible in your income, regardless of whether the payment is in fact converted into U.S. dollars. Thus, if the value of the foreign currency decreases before you actually convert the currency into U.S. dollars, you will be taxed on a larger amount in U.S. dollars than the U.S. dollar amount that you will actually ultimately receive.

We may become a passive foreign investment company, which could result in adverse U.S. tax consequences to U.S. investors.

Based upon the nature of our business activities, we may be classified as a passive foreign investment company (“PFIC”), by the U.S. Internal Revenue Service (“IRS”), for U.S. federal income tax purposes. Such characterization could result in adverse U.S. tax consequences to you if you are a U.S. investor. For example, if we are a PFIC, a U.S. investor will become subject to burdensome reporting requirements. The determination of whether or not we are a PFIC is made on an annual basis and will depend on the composition of our income and assets from time to time. Specifically, we will be classified as a PFIC for U.S. tax purposes if either:

•	75% or more of our gross income in a taxable year is passive income; or

•	the average percentage of our assets by value in a taxable year which produce or are held for the production of passive income (which includes cash) is at least 50%.

The calculation of the value of our assets is based, in part, on the then market value of our common shares, which is subject to change. In addition, the composition of our income and assets will be affected by how, and how quickly, we spend the cash we raise in this offering. We cannot assure that we will not be a PFIC for any taxable year. See “Taxation - United States Federal Income Taxation-Passive Foreign Investment Company.”

Introduction of new laws or changes to existing laws by the PRC government may adversely affect our business.

The PRC legal system is a codified legal system made up of written laws, regulations, circulars, administrative directives and internal guidelines. Unlike common law jurisdictions such as the U.S., decided cases (which may be taken as reference) do not form part of the legal structure of the PRC and thus have no binding effect. Furthermore, in line with its transformation from a centrally planned economy to a more market-oriented economy, the PRC government is still in the process of developing a comprehensive set of laws and regulations. As the legal system in the PRC is still evolving, laws and regulations or the interpretation of the same may be subject to further changes. Such uncertainty and prospective changes to the PRC legal system could adversely affect our results of operations and financial condition.

We may be subject to foreign exchange controls in the PRC.

WFOE and the operating companies are subject to PRC rules and regulations on currency conversion. In the PRC, SAFE regulates the conversion of the RMB into foreign currencies. Currently, foreign investment enterprises (“FIEs”) are required to apply to SAFE for “Foreign Exchange Registration Certificate for FIEs”. WFOE is a FIE. With such registration certifications (which need to be renewed annually), FIEs are allowed to open foreign currency accounts including the “recurrent account” and the “capital account”. Currently, conversion within the scope of the “recurrent account” can be effected without requiring the approval of SAFE. However, conversion of currency in the “capital account” (e.g. for capital items such as direct investments, loans, securities, etc.) still requires the approval of SAFE.

In particular, if WFOE borrows foreign currency through loans from Tai Shan or other foreign lenders, these loans must be registered with SAFE. If WFOE is financed by means of additional capital contributions, these capital contributions must be approved by certain Chinese government authorities, including MOFCOM, or the local counterparts of SAFE and MOFCOM. These restrictions could limit our use of funds raised in this offering.

Governmental control of currency conversion may affect the value of your investment.

The PRC government imposes controls on the convertibility of the Renminbi into foreign currencies and, in certain cases, the remittance of currency out of the PRC, which may take as long as six months in the ordinary course. We receive the majority of our revenues in Renminbi. Under our current corporate structure, our income is derived from payments from WFOE. Shortages in the availability of foreign currency may restrict the ability of WFOE to remit sufficient foreign currency to pay dividends or other payments to us, or otherwise satisfy their foreign currency denominated obligations. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from trade-related transactions, can be made in foreign currencies without prior approval from the PRC SAFE by complying with certain procedural requirements. However, approval from appropriate government authorities is required where Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of bank loans denominated in foreign currencies. The PRC government may also at is discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our currency demands, we may not be able to pay dividends in foreign currencies to our shareholders. See “Our Business – Regulations on Foreign Exchange.”

Fluctuation of the Renminbi could materially affect our financial condition and results of operations

The value of the Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the Renminbi to the U.S. dollar. Under the new policy, the Renminbi is permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. This change in policy has resulted in an appreciation of the Renminbi against the U.S. dollar. While the international reaction to the Renminbi revaluation has generally been positive, there remains international pressure on the PRC government to adopt an even more flexible currency policy, which could result in a further and more rapid appreciation of the Renminbi against the U.S. dollar. Any material revaluation of Renminbi may materially and adversely affect our cash flows, revenues, earnings and financial position, and the value of, and any dividends payable on, our common shares in U.S. dollars. For example, an appreciation of Renminbi against the U.S. dollar would make any new Renminbi denominated investments or expenditures more costly to us, to the extent that we need to convert U.S. dollars into Renminbi for such purposes. See “Exchange Rate Information.”

Our business benefits from certain government incentives. Expiration, reduction or discontinuation of, or changes to, these incentives will increase our burden and reduce our net income.

Taiying has received grants from various governmental agencies after meeting certain conditions, such as locating call centers in their jurisdictions or obtaining certain technological certifications.

Taiying has benefitted from such grants and subsidies. In particular, Taiying recently received:

•	a one-time subsidy of $58,763 in 2010 from the Taian Information Industry Bureau for establishing a BPO base in Taian City;

•	a one-time subsidy of $29,382 in 2010 from the Taian Department of Finance in support of our BPO Initiative there;

•	a one-time subsidy of $31,145 in 2010 from the Taian Department of Labor for filling employment needs there; and

•	a one-time subsidy of $38,343 in 2010 from Taian Department of Finance for responding to China Department of State and MOFCOM’s policy in supporting BPO enterprises.

In addition, beginning on January 1, 2009, the Chinese government granted Taiying a 15% income tax, which is less than the standard 25% income tax rate in the PRC.

The local PRC government authorities may reduce or eliminate these incentives through new legislation at any time in the future. In the event Taiying is no longer exempt from lowered income taxation, its applicable tax rate would increase from 15% to up to 25%, the standard business income tax rate in the PRC. In addition, the termination of one-time subsidies for call center business development could increase the burden of constructing and operating call centers of such size in the future. The reduction or discontinuation of any of these economic incentives could negatively affect our business and operations.

Recent changes in the PRC’s labor law restrict our ability to reduce our workforce in the PRC in the event of an economic downturn and may increase our production costs.

In June 2007, the National People’s Congress of the PRC enacted new labor law legislation called the Labor Contract Law, which became effective on January 1, 2008. To clarify certain details in connection with the implementation of the Labor Contract Law, the PRC State Council promulgated the Implementing Rules for the Labor Contract Law on September 18, 2008, which came into effect immediately. The legislation formalized workers’ rights concerning overtime hours, pensions, layoffs, employment contracts and the role of trade unions. Considered one of the strictest labor laws in the world, among other things, this new law provides for specific standards and procedures for the termination of an employment contract and places the burden of proof on the employer. In addition, the law requires the payment of a statutory severance pay upon the termination of an employment contract in most cases, including the case of the expiration of a fixed-term employment contract. Further, the law requires an employer to conclude an “employment contract without a fixed-term” with any employee who either has worked for the same employer for 10 consecutive years or more or has had two consecutive fixed-term contracts with the same employer. An “employment contract without a fixed term” can no longer be terminated on the ground of the expiration of the contract, although it can still be terminated pursuant to the standards and procedures set forth under the new law. Because of the lack of precedent for the enforcement of such a law, the standards and procedures set forth under the law in relation to the termination of an employment contract have raised concerns among foreign investment enterprises in the PRC that such an “employment contract without a fixed term” might in fact become a “lifetime, permanent employment contract.” Finally, under the new law, downsizing of either more than 20 people or more than 10% of the workforce may occur only under specified circumstances, such as a restructuring undertaken pursuant to the PRC’s Enterprise Bankruptcy Law, or where a company suffers serious difficulties in production and/or business operations, or where there has been a material change in the objective economic circumstances relied upon by the parties at the time of the conclusion of the employment contract, thereby making the performance of such employment contract not possible. To date, there has been very little guidance or precedent as to how such specified circumstances for downsizing will be interpreted and enforced by the relevant PRC authorities. All of our employees working for us exclusively within the PRC are covered by the new law and thus, our ability to adjust the size of our operations when necessary in periods of recession or less severe economic downturns may be curtailed. Accordingly, if we face future periods of decline in business activity generally or adverse economic periods specific to our business, this new law can be expected to exacerbate the adverse effect of the economic environment on our results of operations and financial condition.

We may be subject to fines and legal sanctions by SAFE or other PRC government authorities if we or our employees who are PRC citizens fail to comply with PRC regulations relating to employee stock options granted by offshore listed companies to PRC citizens.

On March 28, 2007, SAFE promulgated the Operating Procedures for Foreign Exchange Administration of Domestic Individuals Participating in Employee Stock Ownership Plans and Stock Option Plans of Offshore Listed Companies, or Circular 78. Under Circular 78, Chinese citizens who are granted share options by an offshore listed company are required, through a Chinese agent or Chinese subsidiary of the offshore listed company, to register with SAFE and complete certain other procedures, including applications for foreign exchange purchase quotas and opening special bank accounts. We and our Chinese employees who have been granted share options are subject to Circular 78. Failure to comply with these regulations may subject us or our Chinese employees to fines and legal sanctions imposed by SAFE or other PRC government authorities and may prevent us from further granting options under our share incentive plans to our employees. Such events could adversely affect our business operations.

Changes in PRC’s political and economic policies could harm our business.

Substantially all of our business operations are conducted in the PRC. Accordingly, our results of operations, financial condition and prospects are subject to economic, political and legal developments in the PRC. China’s economy differs from the economies of most developed countries in many respects, including with respect to the amount of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources.

The PRC economy has historically been a planned economy subject to governmental plans and quotas and has, in certain aspects, been transitioning to a more market-oriented economy. Although we believe that the economic reform and the macroeconomic measures adopted by the PRC government have had a positive effect on the economic development of PRC, we cannot predict the future direction of these economic reforms or the effects these measures may have on our business, financial position or results of operations. In addition, the PRC economy differs from the economies of most countries belonging to the Organization for Economic Cooperation and Development (“OECD”). These differences include, without limitation:

•	economic structure;

•	level of government involvement in the economy;

•	level of development;

•	level of capital reinvestment;

•	control of foreign exchange;

•	methods of allocating resources; and

•	balance of payments position.

As a result of these differences, our business may not develop in the same way or at the same rate as might be expected if the PRC economy were similar to those of the OECD member countries. See “Our Business – Market Background.”

Since 1979, the Chinese government has promulgated many new laws and regulations covering general economic matters. Despite these efforts to develop a legal system, the PRC’s system of laws is not yet complete. Even where adequate law exists in the PRC, enforcement of existing laws or contracts based on existing law may be uncertain or sporadic, and it may be difficult to obtain swift and equitable enforcement or to obtain enforcement of a judgment by a court of another jurisdiction. The relative inexperience of the PRC’s judiciary, in many cases, creates additional uncertainty as to the outcome of any litigation. In addition, interpretation of statutes and regulations may be subject to government policies reflecting domestic political changes. Our activities in the PRC will also be subject to administration review and approval by various national and local agencies of the PRC’s government. Because of the changes occurring in the PRC’s legal and regulatory structure, we may not be able to secure the requisite governmental approval for our activities. Although we have obtained all required governmental approvals to operate our business as currently conducted, to the extent we are unable to obtain or maintain required governmental approvals, the PRC government may, in its sole discretion, prohibit us from conducting our business. See “Our Business – Market Background.”

If relations between the United States and China worsen, our share price may decrease and we may have difficulty accessing U.S. capital markets.

At various times during recent years, the United States and China have had disagreements over political and economic issues. Controversies may arise in the future between these two countries. Any political or trade controversies between the United States and China could adversely affect the market price of our common shares and our ability to access U.S. capital markets.

The Chinese government could change its policies toward private enterprise or even nationalize or expropriate private enterprises, which could result in the total loss of our investment in that country.

Our business is subject to political and economic uncertainties and may be adversely affected by political, economic and social developments in the PRC. Over the past several years, the PRC government has pursued economic reform policies including the encouragement of private economic activity and greater economic decentralization. The PRC government may not continue to pursue these policies or may alter them to our detriment from time to time with little, if any, prior notice.

Changes in policies, laws and regulations or in their interpretation or the imposition of confiscatory taxation, restrictions on currency conversion, restrictions or prohibitions on dividend payments to shareholders, devaluations of currency or the nationalization or other expropriation of private enterprises could have a material adverse effect on our business. Nationalization or expropriation could even result in the total loss of our investment in the PRC and in the total loss of any investment in us.

Because our operations are located in the PRC, information about our operations are not readily available from independent third-party sources.

Because Taiying and WFOE are based in the PRC, our shareholders may have greater difficulty in obtaining information about them on a timely basis than would shareholders of a U.S.-based company. Their operations will continue to be conducted in the PRC and shareholders may have difficulty in obtaining information about them from sources other than the companies themselves. Information available from newspapers, trade journals, or local, regional or national regulatory agencies such as issuance of construction permits and contract awards for development projects will not be readily available to shareholders and, where available, will likely be available only in Chinese. Shareholders will be dependent upon management for reports of their progress, development, activities and expenditure of proceeds.

Risks Associated with this Offering

There may not be an active, liquid trading market for our common shares.

Prior to this offering, there has been no public market for our common shares. An active trading market for our common shares may not develop or be sustained following this offering. You may not be able to sell your shares at the market price, if at all, if trading in our shares is not active. The initial public offering price was determined by negotiations between us and the placement agent based upon a number of factors. The initial public offering price may not be indicative of prices that will prevail in the trading market.

Investors risk loss of use of funds allocated for purchases, with no right of return, during the offering period.

We cannot assure that all or any shares will be sold. Anderson & Strudwick, our placement agent, is offering our shares on a “best efforts, minimum-maximum basis.” We have no firm commitment from anyone to purchase all or any of the shares offered. If offers to purchase a minimum of 1,666,667 shares are not received on or before March 7, 2011, escrow provisions require that all funds received be promptly refunded. If refunded, investors will receive no interest on their funds. During the offering period, investors will not have any use or right to return of the funds. None of our officers, directors or affiliates may purchase shares in this offering.

The market price for our common shares may be volatile, which could result in substantial losses to investors.

The market price for our common shares is likely to be volatile and subject to wide fluctuations in response to factors, some of which are described elsewhere in this prospectus, including without limitation the following:

•	actual or anticipated fluctuations in our quarterly operating results;

•	changes in the Chinese economy;

•	announcements by our competitors of acquisitions, strategic partnerships, joint ventures or capital commitments;

•	additions or departures of key personnel; or

•	potential litigation.

In addition, the securities markets have from time to time experienced price and volume fluctuations that are not related to the operating performance of particular companies. As a result, to the extent shareholders sell our shares in negative market fluctuation, they may not receive a price per share that is based solely upon our business performance. We cannot guarantee that shareholders will not lose some or all of their investment in our common shares.

We have received approval to list our common shares on the NASDAQ Capital Market, provided we have 300 round-lot shareholders and pay the balance of the listing application fee prior to our first day of trading. If we are unable to comply with these conditions, our common shares may not trade on the NASDAQ Capital Market.

We have received approval to list our common shares on the NASDAQ Capital Market provided we pay the balance of our entry fee and show that we will have 300 round-lot shareholders prior to our first day of trading. If we are unable to meet these final conditions our shares may not trade on the NASDAQ Capital Market. Although we have received conditional approval to have our shares trade on the NASDAQ Capital Market, investors should be aware that they will be required to commit their investment funds before we provide NASDAQ with confirmation that we have met the final conditions. However, investor funds will be held in escrow with SunTrust Bank and we will not close this offering unless we have met these final conditions.

In addition, we have relied on an exemption to the blue sky registration requirements afforded to “covered securities”. Securities listed on the NASDAQ Capital Market are “covered securities.” If we were unable to meet the final conditions for listing, then we would be unable to rely on the covered securities exemption to blue sky registration requirements and we would need to register the offering in each state in which we planned to sell shares. Consequently, we will not complete this offering until we have met the final conditions.

If we are listed on the NASDAQ Capital Market and our financial condition deteriorates, we may not meet continued listing standards on the NASDAQ Capital Market.

The NASDAQ Capital Market also requires companies to fulfill specific requirements in order for their shares to continue to be listed. In order to qualify for continued listing on the NASDAQ Capital Market, we must meet the following criteria:

•

Our shareholders’ equity must be at least $2,500,000; or the market value of our listed securities must be at least $35,000,000; or our net income from continuing operations in our last fiscal year (or two of the last three fiscal years) must have been at least $500,000;

•	The market value of our shares held by non-affiliates must be at least $500,000;

•	The market value of our shares must be at least $1,000,000;

•	The minimum bid price for our shares must be at least $1.00 per share;

•	We must have at least 300 shareholders;

•	We must have at least 2 market makers; and

•

We must have adopted NASDAQ-mandated corporate governance measures, including a Board of Directors comprised of a majority of independent directors, an Audit Committee comprised solely of independent directors and the adoption of a code of ethics among other items.

If our shares are listed on the NASDAQ Capital Market but are delisted from the NASDAQ Capital Market at some later date, our shareholders could find it difficult to sell our shares. In addition, if our common shares are delisted from the NASDAQ Capital Market at some later date, we may apply to have our common shares quoted on the Bulletin Board or in the “pink sheets” maintained by the National Quotation Bureau, Inc. The Bulletin Board and the “pink sheets” are generally considered to be less efficient markets than the NASDAQ Capital Market. In addition, if our common shares are not so listed or is delisted at some later date, our common shares may be subject to the “penny stock” regulations. These rules impose additional sales practice requirements on broker-dealers that sell low-priced securities to persons other than established customers and institutional accredited investors and require the delivery of a disclosure schedule explaining the nature and risks of the penny stock market. As a result, the ability or willingness of broker-dealers to sell or make a market in our common shares might decline. If our common shares are not so listed or are delisted from the NASDAQ Capital Market at some later date or were to become subject to the penny stock regulations, it is likely that the price of our shares would decline and that our shareholders would find it difficult to sell their shares.

We will incur increased costs as a result of being a public company.

As a public company, we will incur legal, accounting and other expenses that we did not incur as a private company. For example, we must now engage U.S. securities law counsel and U.S. GAAP auditors that we did not require prior to this offering, and we will have annual payments for listing on a stock exchange if we are so listed. In addition, the Sarbanes-Oxley Act, as well as new rules subsequently implemented by the SEC and NASDAQ, has required changes in corporate governance practices of public companies. We expect these new rules and regulations to increase our legal, accounting and financial compliance costs and to make certain corporate activities more time- consuming and costly. In addition, we will incur additional costs associated with our public company reporting requirements. While it is impossible to determine the amounts of such expenses in advance, we expect that we will incur expenses of between $500,000 and $1,000,000 per year that we did not experience prior to commencement of this offering.

Our classified board structure may prevent a change in our control.

Our board of directors is divided into three classes of directors. The current terms of the directors expire in 2011, 2012 and 2013. Directors of each class are chosen for three-year terms upon the expiration of their current terms, and each year one class of directors is elected by the shareholders. The staggered terms of our directors may reduce the possibility of a tender offer or an attempt at a change in control, even though a tender offer or change in control might be in the best interest of our shareholders. See “Management – Board of Directors and Board Committees.”

Shares eligible for future sale may adversely affect the market price of our common shares, as the future sale of a substantial amount of outstanding common shares in the public marketplace could reduce the price of our common shares.

The market price of our shares could decline as a result of sales of substantial amounts of our shares in the public market, or the perception that these sales could occur. In addition, these factors could make it more difficult for us to raise funds through future offerings of our common shares. An aggregate of 4,666,667 shares will be outstanding before the consummation of this offering and 6,666,667 shares will be outstanding immediately after this offering, if the maximum offering is raised. All of the shares sold in the offering will be freely transferable without restriction or further registration under the Securities Act. The remaining shares will be “restricted securities” as defined in Rule 144. These shares may be sold in the future without registration under the Securities Act to the extent permitted by Rule 144 or other exemptions under the Securities Act.

You will experience immediate and substantial dilution.

The initial public offering price of our shares is expected to be substantially higher than the pro forma net tangible book value per share of our common shares. Assuming the completion of the minimum offering, if you purchase shares in this offering, you will incur immediate dilution of approximately $2.88 or approximately 52% in the pro forma net tangible book value per share from the price per share that you pay for the shares. Assuming the completion of the maximum offering, if you purchase shares in this offering, you will incur immediate dilution of approximately $3.01 or approximately 50% in the pro forma net tangible book value per share from the price per share that you pay for the common shares. Accordingly, if you purchase shares in this offering, you will incur immediate and substantial dilution of your investment. See “Dilution.”

We have not finally determined the uses of the proceeds from this offering, and we may use the proceeds in ways with which you may not agree.

While we have identified the priorities to which we expect to put the proceeds of this offering, our management will have considerable discretion in the application of the net proceeds received by us. In addition, in the event we are unable to locate favorable targets for acquisitions, we have reserved the right to re-allocate funds currently allocated to that purpose to our general working capital. If that were to happen, then our management would have discretion over even more of the net proceeds to be received by our company in this offering. You will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. You must rely on the judgment of our management regarding the application of the net proceeds of this offering. The net proceeds may be used for corporate purposes that do not improve our efforts to achieve profitability or increase our stock price. The net proceeds from this offering may be placed in investments that do not produce income or that lose value. See “Use of Proceeds.”

Entities controlled by our employees, officers and/or directors will control a majority of our common shares, decreasing your influence on shareholder decisions.

Assuming the sale of the maximum offering, entities controlled by our employees, officers and/or directors will, in the aggregate, beneficially own approximately 66% of our outstanding shares. Assuming the sale of the minimum offering, entities controlled by our employees, officers and/or directors will, in the aggregate, beneficially own approximately 70% of our outstanding common shares. As a result, our employees, officers and directors will possess substantial ability to impact our management and affairs and the outcome of matters submitted to shareholders for approval. These shareholders, acting individually or as a group, could exert control and substantial influence over matters such as electing directors and approving mergers or other business combination transactions. This concentration of ownership and voting power may also discourage, delay or prevent a change in control of our company, which could deprive our shareholders of an opportunity to receive a premium for their shares as part of a sale of our company and might reduce the price of our common shares. These actions may be taken even if they are opposed by our other shareholders, including those who purchase shares in this offering. See “Principal Shareholders.”

We will have an ongoing relationship with our placement agent that may impact our shareholders’ ability to impact decisions related to our operations.

In connection with this offering, we have agreed to allow our placement agent to designate two non-voting observers to our Board of Directors until the earlier of the date that:

•	the investors that purchase shares in this offering beneficially own less than ten percent (10%) of our outstanding shares; or

•	the trading price per share is at least three (3) times the offering price for any consecutive 15 trading day period.

Although our placement agent’s observers will not be able to vote, they may nevertheless influence the outcome of matters submitted to the Board of Directors for approval. We have agreed to reimburse the observers for their expenses for attending our Board meetings, subject to a maximum reimbursement of $6,000 per meeting and $12,000 annually, which amount is not more than the reimbursement payable to our directors. The observers will be required to certify that such travel expenses are not reimbursed by any other party. We will also pay observers the same amount as our independent directors receive. As of the date of this prospectus, Mr. L. McCarthy Downs III and Mr. Hayden Zou are serving as our placement agent’s observers to our Board of Directors. See “Management – Board of Directors Observer.”

As the rights of shareholders under British Virgin Islands law differ from those under U.S. law, you may have fewer protections as a shareholder.

Our corporate affairs will be governed by our amended and restated memorandum and articles of association, the British Virgin Islands Business Companies Act, 2004 (the “BVI Act”), and the common law of the British Virgin Islands. The rights of shareholders to take legal action against our directors, actions by minority shareholders and the fiduciary responsibilities of our directors under British Virgin Islands law are to a large extent governed by the common law of the British Virgin Islands and by the BVI Act. The common law of the British Virgin Islands is derived in part from comparatively limited judicial precedent in the British Virgin Islands as well as from English common law, which has persuasive, but not binding, authority on a court in the British Virgin Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under British Virgin Islands law are not as clearly established as they would be under statutes or judicial precedents in some jurisdictions in the United States. In particular, the British Virgin Islands has a less developed body of securities laws as compared to the United States, and some states (such as Delaware) have more fully developed and judicially interpreted bodies of corporate law.

As a result of all of the above, holders of our shares may have more difficulty protecting their interests through actions against our management, directors or major shareholders than they would as shareholders of a U.S. company. For a discussion of material differences between the provisions of the BVI Act and the laws applicable to companies incorporated in the United States and their shareholders, see “Description of Share Capital – Differences in Corporate Law.”

British Virgin Islands companies may not be able to initiate shareholder derivative actions, thereby depriving shareholders of the ability to protect their interests.

British Virgin Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States. The circumstances in which any such action may be brought, and the procedures and defenses that may be available with respect to any such action, may result in the rights of shareholders of a British Virgin Islands company being more limited than those of shareholders of a company organized in the United States. Accordingly, shareholders may have fewer alternatives available to them if they believe that corporate wrongdoing has occurred. The British Virgin Islands courts are also unlikely to recognize or enforce against us judgments of courts in the United States based on certain liability provisions of U.S. securities law; and to impose liabilities against us, in original actions brought in the British Virgin Islands, based on certain liability provisions of U.S. securities laws that are penal in nature. There is no statutory recognition in the British Virgin Islands of judgments obtained in the United States, although the courts of the British Virgin Islands will generally recognize and enforce the non-penal judgment of a foreign court of competent jurisdiction without retrial on the merits. This means that even if shareholders were to sue us successfully, they may not be able to recover anything to make up for the losses suffered.

The laws of the British Virgin Islands provide little protection for minority shareholders, so minority shareholders will have little or no recourse if the shareholders are dissatisfied with the conduct of our affairs.

Under the law of the British Virgin Islands, there is little statutory law for the protection of minority shareholders other than the provisions of the BVI Act dealing with shareholder remedies. The principal protection under statutory law is that shareholders may bring an action to enforce the constituent documents of the corporation, in our case, our amended and restated memorandum and articles of association. Shareholders are entitled to have the affairs of the company conducted in accordance with the general law and the articles and memorandum.

There are common law rights for the protection of shareholders that may be invoked, largely dependent on English company law, since the common law of the British Virgin Islands for business companies is limited. Under the general rule pursuant to English company law known as the rule in Foss v. Harbottle, a court will generally refuse to interfere with the management of a company at the insistence of a minority of its shareholders who express dissatisfaction with the conduct of the company’s affairs by the majority or the board of directors. However, every shareholder is entitled to have the affairs of the company conducted properly according to law and the constituent documents of the corporation. As such, if those who control the company have persistently disregarded the requirements of company law or the provisions of the company’s memorandum and articles of association, then the courts will grant relief. Generally, the areas in which the courts will intervene are the following: (1) an act complained of which is outside the scope of the authorized business or is illegal or not capable of ratification by the majority; (2) acts that constitute fraud on the minority where the wrongdoers control the company; (3) acts that infringe on the personal rights of the shareholders, such as the right to vote; and (4) where the company has not complied with provisions requiring approval of a special or extraordinary majority of shareholders, which are more limited than the rights afforded minority shareholders under the laws of many states in the United States.

Defined Terms and Conventions

Except where the context otherwise requires and for purposes of this prospectus only:

•	the terms “we,” “us,” “our company,” and “our” refer to:

•	Tai Shan Communications, Inc., a British Virgin Islands company (“Tai Shan” when referring solely to our British Virgin Islands listing company);

•	Telestar Holdings Limited, a Hong Kong company wholly owned by Tai Shan (“Telestar”);

•	Chongqing Ruixuan Technology Co., Ltd., a Chinese company wholly owned by Telestar (“WFOE”);

•	Shandong Taiying Technology Co., Ltd., an affiliated Chinese company that WFOE controls by virtue of contractual arrangements (“Taiying”);

•	Chongqing Central BPO Industry Co., Ltd., a wholly-owned subsidiary of Taiying (“Central BPO”);

•	Jiangsu Taiying Technology Co., Ltd., a wholly-owned subsidiary of Taiying (“JTTC”); and

•	Hebei Taiying Technology Co., Ltd., a wholly-owned subsidiary of Taiying (“HTTC”).

•	“shares” and “common shares” refer to our common shares, $0.001 par value per share;

•	“operating company,” “operating companies” or “Operating Companies” refers, collectively or individually, as the case may be, to Taiying, Central BPO, JTTC and HTTC;

•	“China” and “PRC” refer to the People’s Republic of China, excluding, for the purposes of this prospectus only, Macau, Taiwan and Hong Kong;

•	“BPO” refers to business process outsourcing;

•	“Operating Companies” refers to Taiying and its wholly-owned subsidiaries Central BPO, JTTC and HTTC;

•	“WVAS” refers to wireless value-added services, such as weather, health, education and farming related products to targeted telecommunications subscribers; and

•	all references to “RMB,” “Renminbi” and “¥” are to the legal currency of China and all references to “USD,” “U.S. dollars,” “US$,” “dollars,” and “$” are to the legal currency of the United States.

We refer to Taiying by name in discussing the entity that conducts our day-to-day BPO business in China and refer to “our company” when discussing our strategies, business plans, organization and other decision-making focused matters. Because we control Taiying by virtue of our ownership of WFOE and WFOE’s contractual rights to control the day-to-day operations and corporate activities of Taiying, we believe it would be misleading in most cases to discuss the business decisions of Taiying as though Taiying were at arm’s-length from our company.

This prospectus contains translations of certain RMB amounts into U.S. dollar amounts at a specified rate solely for the convenience of the reader unless otherwise noted, all translations made in this prospectus are based upon a rate of RMB 6.8259 to US$1.00, which was the exchange rate on March 31, 2010. Unless otherwise stated, we have translated balance sheet amounts with the exception of equity at December 31, 2009 at ¥6.8172 to $1.00 as compared to ¥6.8420 to $1.00 at December 31, 2008. We have stated equity accounts at their historical rate. The average translation rates applied to income statement accounts for the year ended December 31, 2009 and the year ended December 31, 2008 were ¥6.8296 and ¥7.0685, respectively. We make no representation that the RMB or U.S. dollar amounts referred to in this prospectus could have been or could be converted into U.S. dollars or RMB, as the case may be, at any particular rate or at all. On January 14, 2011, the Forex exchange rate was 6.5895 to $1.00. See “Risk Factors – Fluctuation of the Renminbi could materially affect our financial condition and results of operations” for discussions of the effects of fluctuating exchange rates on the value of our common shares. Any discrepancies in any table between the amounts identified as total amounts and the sum of the amounts listed therein are due to rounding.

For the sake of clarity, this prospectus follows the English naming convention of first name followed by last name, regardless of whether an individual’s name is Chinese or English. For example, the name of our chief executive officer will be presented as “Gary Wang” or “Zhili Wang”, even though, in Chinese, his name would be presented as “Wang Zhili”.

Unless otherwise indicated, all information in this prospectus assumes:

•	no person will exercise any outstanding options;

•	the sale of 2,000,000 common shares, the maximum shares offered in this offering; and

•	an assumed public offering price of $6.00 per common share.

If the initial offering price were $5.50 per share, the low end of the offering range, gross proceeds would be $9,166,669 (minimum offering) or $11,000,000 (maximum offering). If the initial offering price were $6.50, the high end of the offering range, gross proceeds would be $10,833,335 (minimum offering) or $13,000,000 (maximum offering).

We have relied on statistics provided by a variety of publicly-available sources regarding China’s expectation of growth in its BPO industry.

Forward-Looking Statements

We have made statements in this prospectus, including under “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Our Business” and elsewhere that constitute forward-looking statements. Forward-looking statements involve risks and uncertainties, such as statements about our plans, objectives, expectations, assumptions or future events. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “we believe,” “we intend,” “may,” “should,” “will,” “could” and similar expressions denoting uncertainty or an action that may, will or is expected to occur in the future. These statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from any future results, performances or achievements expressed or implied by the forward-looking statements.

Examples of forward-looking statements include:

•	the timing of the development of future services;

•	projections of revenue, earnings, capital structure and other financial items;

•	the development of future company-owned and franchised stores;

•	statements of our plans and objectives;

•	statements regarding the capabilities of our business operations;

•	statements of expected future economic performance;

•	statements regarding competition in our market; and

•	assumptions underlying statements regarding us or our business.

The ultimate correctness of these forward-looking statements depends upon a number of known and unknown risks and events. We discuss our known material risks under the heading “Risk Factors” above. Many factors could cause our actual results to differ materially from those expressed or implied in our forward-looking statements. Consequently, you should not place undue reliance on these forward-looking statements.

The forward-looking statements speak only as of the date on which they are made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Our Corporate Structure

Overview

We are a holding company incorporated in the British Virgin Islands that owns all of the outstanding capital stock of Telestar, our wholly owned Hong Kong subsidiary. Telestar, in turn, owns all of the outstanding capital stock of WFOE, our operating subsidiary based in Chongqing, China. WFOE has entered into control agreements with all of the shareholders of Taiying, which agreements allow WFOE to control Taiying. Through our ownership of Telestar, Telestar’s ownership of WFOE and WFOE’s agreements with Taiying, we control Taiying. Taiying, in turn, is the sole shareholder of Central BPO, JTTC and HTTC. Tai Shan was formed by the shareholders of Taiying as part of a reorganization to facilitate its becoming a public company. The shareholders of Taiying presently own 94% of the shares of Tai Shan.

Corporate History – Taiying, WFOE, Telestar and Tai Shan

Taiying was incorporated on December 18, 2007 as a domestic Chinese limited company. We formed Telestar, WFOE and Tai Shan in 2007, 2010 and 2010, respectively, in anticipation of registering the common shares of Tai Shan in an initial public offering. In connection with the formation of Tai Shan, Telestar and WFOE, we caused WFOE to become the wholly-owned foreign entity of Telestar as of July 2010 and to enter into certain control agreements with Taiying and its shareholders, pursuant to which we, by virtue of our ownership of Telestar and Telestar’s ownership of WFOE, control Taiying.

Corporate History – Central BPO, JTTC and HTTC

Taiying incorporated the following wholly-owned subsidiaries on the dates indicated below:

•	Central BPO – January 28, 2010;

•	JTTC – February 25, 2010; and

•	HTTC – April 20, 2010.

Control Agreements

We conduct our business in China through our subsidiary, WFOE. WFOE, in turn, conducts it business through Taiying, in which we hold no equity interest, but which we control through a series of control agreements with Taiying and its shareholders. Under the laws and regulations of the PRC, foreign persons and foreign companies are restricted from investing directly in certain businesses within the PRC. Certain aspects of our call center business are subject to these restrictions on foreign investment. In order to comply with these laws and regulations, we have entered into control agreements with Taiying through which we operate the restricted businesses. Under accounting principles generally accepted in the U.S. (“GAAP”), Taiying is considered a variable interest entity (“VIE”). GAAP requires us to consolidate the operating companies in our financial statements because our control agreements related to Taiying provide us with the risks and rewards associated with equity ownership, even though we do not own any of the outstanding equity interests in the operating companies.

On July 23, 2010, Taiying and each of the shareholders of Taiying entered into an Entrusted Management Agreement, Exclusive Option Agreement, Shareholders’ Voting Proxy Agreement and Pledge of Equity Interest Agreement (collectively, the “Control Agreements”) with WFOE in return for ownership interests in Tai Shan. Through the organization of Tai Shan as a holding company, 27 Taiying investors now own 3,196,667 of the common shares of Tai Shan. The remaining 260,000 of Tai Shan’s common shares belong to four other investors, as follows: 120,000 shares are held beneficially by an early-stage investor (Hayden Zou) and his company (Fulcan Investments, LLC), and 70,000 shares are held by each of two entities that provided services (RMCC Investments, LLC, which provided services to Fulcan Investments, LLC, and Broadview-Richfield Holdings, LLC, an entity controlled by shareholders of our U.S. legal counsel, which provided services to Fulcan Investments, LLC and our company). Mr. Zou transferred his right to receive these shares to RMCC Investments, LLC and Broadview-Richfield Holdings, LLC. Tai Shan indirectly controls Taiying through its 100% equity interests of WFOE.

Through the Control Agreements, we can substantially influence the operating companies’ daily operations and financial affairs, appoint their senior executives and approve all matters requiring shareholder approval. As a result of the Control Agreements, which enable us to control the operating companies and cause WFOE to absorb 100% of the expected losses and gains of the operating companies, we are considered the primary beneficiary of the operating companies. Accordingly, we consolidate the operating companies’ operating results, assets and liabilities in our financial statements. For a description of these contractual arrangements, see “Our Corporate Structure—Contractual Arrangements with Taiying and Taiying’s Shareholders.”

Our current corporate structure is as follows:

Equity interest

Contractual arrangements including Entrusted Management Agreement and Exclusive Option Agreement. For a description of these agreements, see “Corporate Structure— Contractual Arrangements with Taiying and its Shareholders.”

Contractual arrangements including Exclusive Option Agreement, Shareholders’ Voting Proxy Agreement and Pledge of Equity Interest Agreement. For a description of these agreements, see “Corporate Structure— Contractual Arrangements with Taiying and its Shareholders.”

Operating Companies controlled by WFOE by virtue of (i) as to Taiying, WFOE’s contractual arrangements with Taiying and the Taiying shareholders and (ii) as to the other operating companies, Taiying’s 100% equity ownership of such companies.

Contractual Arrangements with Taiying and its Shareholders

Our relationships with Taiying and each of its shareholders are governed by a series of contractual arrangements. Other than pursuant to the contractual arrangements between WFOE and Taiying, Taiying need not transfer any other funds generated from its operations to WFOE. Effective as of July 23, 2010, WFOE entered into the Control Agreements with Taiying, which agreements provide as follows.

Entrusted Management Agreement. Taiying and WFOE have entered into an Entrusted Management Agreement, which provides that WFOE will be fully and exclusively responsible for the management of Taiying. As consideration for such services, Taiying has agreed to pay the entrusted management fee during the term of this agreement. The entrusted management fee will be equal to Taiying’s estimated earnings. Also, WFOE will assume all operation risks related to the entrusted management of Taiying and bear all losses of Taiying. The term of this agreement will be from the effective date thereof to the earliest of the following: (1) the winding up of Taiying; (2) the termination date of the Entrusted Management Agreement, as agreed by the parties thereto; or (3) the date on which WFOE completes the acquisition of Taiying.

Exclusive Option Agreement. Taiying and each of Taiying’s shareholders have entered into an Exclusive Option Agreement with WFOE, which provides that WFOE will be entitled to acquire such shares from the current shareholders upon certain terms and conditions. In addition, WFOE is entitled to an irrevocable exclusive purchase option to purchase all or part of the assets and business of Taiying, if such a purchase is or becomes allowable under PRC laws and regulations and WFOE so elects. The Exclusive Option Agreement also prohibits Taiying and its shareholders from transferring any portion of the equity interests, business or assets of Taiying to anyone other than WFOE. WFOE has not yet taken any corporate action to exercise this right of purchase, and there is no guarantee that it will do so or will be permitted to do so by applicable law at such times as it may wish to do so.

Shareholders Voting Proxy Agreement. All the shareholders of Taiying have executed a Shareholders’ Voting Proxy Agreement to irrevocably appoint the persons designated by WFOE with the exclusive right to exercise, on their behalf, all of their voting rights in accordance with applicable law and Taiying’s Articles of Association, including but not limited to the rights to sell or transfer all or any of their equity interests in Taiying and to appoint and elect the directors and Chairman as the authorized legal representative of Taiying. This agreement will be only terminated prior to the completion of acquisition of all of the equity interests in, or all assets or business of Taiying.

Pledge of Equity Interest Agreement. WFOE and the shareholders of Taiying have entered in Pledge of Equity Agreement, pursuant to which all shareholder pledges all of their shares (100%) of Taiying, as appropriate, to WFOE. If Taiying or any of its respective shareholders breaches its respective contractual obligations in “Entrusted Management Agreement”, “Exclusive Option Agreement” and “Shareholders’ Voting Proxy Agreement”, WFOE as pledgee, will be entitled to certain right to foreclose on the pledged equity interests. Such Taiying shareholders cannot dispose of the pledged equity interests or take any actions that would prejudice WFOE’s interest. This pledge has been recorded with applicable authorities in China to perfect WFOE’s security interest.

Use of Proceeds

After deducting the estimated placement discount and offering expenses payable by us, we expect to receive net proceeds of approximately $8,600,002 from this offering if the minimum offering is sold and $10,440,000 if the maximum offering is sold. The net proceeds from this offering must be remitted to China before we will be able to use the funds to grow our business. The procedure to remit funds may take several months after completion of this offering, and we will be unable to use the funds in China until remittance is completed. See “Risk Factors – We must remit the offering proceeds to China before they may be used to benefit our business in China, and this process may take a number of months.”

We intend to use the net proceeds of this offering as follows after we complete the remittance process, and we have ordered the specific uses of proceeds in order of priority.

Description of Use	Percentage of Net Proceeds	Amount

Establishing new facilities	8%	$835,200
Equipment purchases	12%	$1,252,800
New personnel and related training	47%	$4,906,800
Potential acquisitions	20%	$2,088,000
Working capital	13%	$1,357,200
Total	100%	$10,440,000

In the event that the offering does not generate the maximum offering proceeds, we anticipate that we would give relative priority to establishing new facilities and purchasing new equipment. In addition, The precise amounts and percentage of proceeds we would devote to particular categories of activity will depend not only on the total amount of proceeds we generate in the offering, but also on prevailing market and business conditions as well as on the nature of particular opportunities that may arise from time to time. Similarly, the priority of our prospective uses of proceeds will depend on business and market conditions are they develop. Accordingly, we reserve the right to change the use of proceeds that we presently anticipate and describe herein.

Pending use of the net proceeds, we intend to invest our net proceeds in short-term, interest bearing, investment-grade obligations.

Dividend Policy

The holders of shares of our common shares are entitled to dividends out of funds legally available when and as declared by our board of directors. Our board of directors has never declared a dividend and does not anticipate declaring a dividend in the foreseeable future. Should we decide in the future to pay dividends, as a holding company, our ability to do so and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiary and other holdings and investments. In addition, the operating companies may, from time to time, be subject to restrictions on their ability to make distributions to us, including as a result of restrictive covenants in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to receive, ratably, the net assets available to shareholders after payment of all creditors.

Exchange Rate Information

Our business is conducted in China, and the financial records of WFOE and Taiying are maintained in RMB, their functional currency. However, we use the U.S. dollar as our reporting currency; therefore, periodic reports made to shareholders will include current period amounts translated into U.S. dollars using the then-current exchange rates, for the convenience of the readers. Our financial statements have been translated into U.S. dollars in accordance with Accounting Standards Codification (“ASC”) 830-10, “Foreign Currency Matters.” We have translated our asset and liability accounts using the exchange rate in effect at the balance sheet date. We translated our statements of operations using the average exchange rate for the period. We reported the resulting translation adjustments under other comprehensive income. Unless otherwise noted, we have translated balance sheet amounts with the exception of equity at December 31, 2009 at ¥6 to $1.00 as compared to ¥6.842 to $1.00 at December 31, 2008. The average translation rates applied to income statement accounts for the year ended December 31, 2009 and the year ended December 31, 2008 were ¥6.8296 and ¥7.0685, respectively.

We make no representation that any RMB or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or RMB, as the case may be, at any particular rate, or at all. The Chinese government imposes control over its foreign currency reserves in part through direct regulation of the conversion of RMB into foreign exchange and through restrictions on foreign trade. On January 14, 2011, the Forex exchange rate was RMB 6.5895 to $1.00. The Company does not currently engage in currency hedging transactions.

The following table sets forth information concerning exchange rates between the RMB and the U.S. dollar for the periods indicated.

Forex Exchange Rate

	(RMB per U.S. Dollar)
	Period End	Average
2004	¥8.2765	¥8.2767
2005	8.0702	8.1734
2006	7.8041	7.9372
2007	7.2950	7.5510
2008	6.8420	7.0685
2009	6.8172	6.8296
2010
January	6.8268	6.8271
February	6.8260	6.8292
March	6.8259	6.8263
April	6.8252	6.8258
May	6.8279	6.8279
June	6.7811	6.8187
July	6.7750	6.7766
August	6.8074	6.7977
September	6.6912	6.6743
October	6.6708	6.6677
November	6.6670	6.6536
December	6.6023	6.6469
2011
January (through January 14, 2011)	6.5895	6.6469

Capitalization

The following table sets forth our capitalization as of September 30, 2010 on a pro forma as adjusted basis giving effect to the sale of the minimum and maximum offering at an assumed public offering price of $6.00 per share and to reflect the application of the proceeds after deducting a 7% placement fee, a 1% non-accountable expense allowance and an estimated $525,000 in other offering expenses.

You should read this table in conjunction with our financial statements and related notes appearing elsewhere in this prospectus and “Use of Proceeds” and “Description of Capital Stock.”

Maximum Offering (2,000,000 Common Shares)

U.S. Dollars

(unaudited)

September 30, 2010

	As Reported(1)	Pro Forma Adjusted for IPO(2)(3)
Common shares
Shares	4,666,667	6,666,667
Par Value Amount	$4,667	$6,667
Additional Paid-In Capital	$489,937	$11,002,937
Statutory Reserves	$219,632	$219,632
Retained Earnings	$5,857,704	$5,857,704
Accumulated Other Comprehensive Income	$129,677	$129,677
Subscription Receivable	$(77,547)	$(77,547)
Total	$6,624,070	$17,139,070

Minimum Offering (1,666,667 Common Shares)

U.S. Dollars

(unaudited)

September 30, 2010

	As Reported(1)	Pro Forma Adjusted for IPO(2)(3)
Common shares
Shares	4,666,667	6,333,334
Par Value Amount	$4,667	$6,334
Additional Paid-In Capital	$489,937	$9,163,272
Statutory Reserves	$219,632	$219,632
Retained Earnings	$5,857,704	$5,857,704
Accumulated Other Comprehensive Income	$129,677	$129,677
Subscription Receivable	$(77,547)	$(77,547)
Total	$6,624,070	$15,299,072

(1)	This column gives effect to the reorganization of our company that was completed on July 23, 2010, upon WFOE’s incorporation approval by the Chongqing Industry and Commerce Bureau.
(2)

Gives effect to the sale of the minimum offering and the maximum offering, as applicable, at an assumed public offering price of $6.00 per share and to reflect the application of the proceeds after deducting a 7% underwriting discount, 1% non-accountable expense allowance and our estimated offering expenses of $525,000.

(3)

Pro forma adjusted for IPO additional paid in capital reflects the net proceeds we expect to receive, after deducting a 7% underwriting discount, a 1% non-accountable expense allowance and approximately $525,000 in expenses, less the par value of the shares offered. In a minimum offering, we expect to receive net proceeds of $8,675,002 ($10,000,002 offering, less underwriting discount of $700,000, non-accountable expense allowance of $100,000 and offering expenses of $525,000), of which $8,673,335 would be attributable to additional paid in capital after deducting $1,667 in aggregate par value amount. In a maximum offering, we expect to receive net proceeds of $10,515,000 ($12,000,000 offering, less underwriting discount of $840,000, non-accountable expense allowance of $120,000 and offering expenses of $525,000), of which $10,513,000 would be attributable to additional paid in capital after deducting $2,000 in aggregate par value amount.

Dilution

If you invest in our common shares, your interest will be diluted to the extent of the difference between the initial public offering price per common share and the pro forma net tangible book value per common share after the offering. Dilution results from the fact that the per common share offering price is substantially in excess of the book value per common share attributable to the existing shareholders for our presently outstanding common shares. Our net tangible book value attributable to shareholders at June 30, 2010 was $9,559,795 or approximately $2.05 per common share. Net tangible book value per common share as of September 30, 2010 represents the amount of total tangible assets less goodwill, acquired intangible assets and total liabilities, divided by the number of common shares outstanding.

If the minimum offering is sold, we will have 6,333,334 common shares outstanding upon completion of the offering. Our post offering pro forma net tangible book value, which gives effect to receipt of the net proceeds from the offering and issuance of additional shares in the offering, but does not take into consideration any other changes in our net tangible book value after September 30, 2010, will be approximately $18,234,797 or $2.88 per common share. This would result in dilution to investors in this offering of approximately $3.12 per common share or approximately 52% from the assumed offering price of $6.00 per common share. Net tangible book value per common share would increase to the benefit of present stockholders by $0.83 per share attributable to the purchase of the common shares by investors in this offering.

If the maximum offering is sold, we will have 6,666,667 common shares outstanding upon completion of the offering. Our post offering pro forma net tangible book value, which gives effect to receipt of the net proceeds from the offering and issuance of additional shares in the offering, but does not take into consideration any other changes in our net tangible book value after September 30, 2010, will be approximately $20,074,795 or $3.01 per common share. This would result in dilution to investors in this offering of approximately $2.99 per common share or approximately 50% from the assumed offering price of $6.00 per common share. Net tangible book value per common share would increase to the benefit of present shareholders by $0.94 per share attributable to the purchase of the common shares by investors in this offering.

The following table sets forth the estimated net tangible book value per common share after the offering and the dilution to persons purchasing common shares based on the foregoing minimum and maximum offering assumptions.

	Minimum Offering(1)	Maximum Offering(2)

Assumed offering price per common share	$6.00	$6.00
Net tangible book value per common share before the offering	2.05	2.05
Pro forma net tangible book value per common share after the offering	2.88	3.01
Dilution per common share to new investors	3.12	2.99

(1)

Assumes net proceeds of $8,675,002 from an offering of 1,666,667 common shares, calculated as follows: $10,000,002 offering, less underwriting discount of $700,000, non-accountable expense allowance of $100,000 and offering expenses of $525,000.

(2)

Assumes net proceeds of $10,515,000 from the offering of 2,000,000 common shares, calculated as follows: $12,000,000 offering, less underwriting discount of $840,000, non-accountable expense allowance of $120,000 and offering expenses of $525,000.

Post-Offering Ownership

The following chart illustrates our pro forma proportionate ownership, upon completion of the offering under alternative minimum and maximum offering assumptions, by present shareholders and investors in this offering, compared to the relative amounts paid by each. The chart reflects payment by present shareholders as of the date the consideration was received and by investors in this offering at the assumed offering price without deduction of commissions or expenses. The charts further assume no changes in net tangible book value other than those resulting from the offering.

	Shares Purchased		Total Consideration
	Amount	Percent	Amount	Percent	Average Price Per Share
MINIMUM OFFERING
Existing shareholders	4,666,667	73.7%	$5,209,321	34.3%	$1.12
New investors	1,666,667	26.3%	$10,000,002	65.7%	$6.00
Total	6,333,334	100%	$15,209,323	100%	$2.40

	Shares Purchased		Total Consideration
	Amount	Percent	Amount	Percent	Average Price Per Share
MAXIMUM OFFERING
Existing shareholders	4,666,667	70.0%	$5,209,321	30.3%	$1.12
New investors	2,000,000	30.0%	$12,000,000	69.7%	$6.00
Total	6,666,667	100%	$17,209,321	100%	$2.58

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with our audited historical consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

Overview

We are a leading BPO service provider focusing on the complex, voice-based segment of customer care services, including customer relationship management, sales, customer retention, marketing surveys and research for some of China’s major enterprises. We help China companies enhance their strategic capabilities, improve quality and lower costs by designing, implementing and managing their critical back-office processes. Our goal is to create the largest call center service network in China by providing a fully-integrated solution that spans people, process, proprietary technology and infrastructure for governments and private-sector clients in the automotive, financial services, government, logistics, media and entertainment, retail, technology, travel, and telecommunication industries.

Our service is currently delivered from our delivery centers located in Shandong Province, Jiangsu Province, and Chongqing City, with a capacity of 3,300 seats. We expect to continue to expand our recently-opened Jiangsu Province and Chongqing City facilities. Once these facilities are fully operational, our capacity will increase to 6,000 seats.

Currently our largest customers are the major telecommunications carriers in China, China Mobile and China Telecom, and their provincial subsidiaries. In addition to answering inbound calls, we also make outbound cold calls to help China Mobile and China Telecom promote products, such as weather, health, education and farming related WVAS products to targeted China Mobile and China Telecom’s subscribers.

We operate our business through contractual arrangements between WFOE, our wholly-owned subsidiary, and Taiying. By reason of these contractual arrangements, we are able to control the business of Taiying.

Principal Factors Affecting Our Results of Operations

Revenues

We generate revenue from the BPO programs we administer for our clients. Currently, we derive over 99% of our revenues from Taiying’s call center service to China Mobile, China Telecom and their provincial subsidiaries.

We provide our services to clients under contracts that typically consist of a master services agreement containing the general terms and conditions of our client relationship, and a statement of work describing in detail the terms and conditions of each program we administer for a client. We have signed contracts with China Mobile and China Telecom for inbound calling services having contract terms ranging 1 year to 5 years, with most having either two- or five-year terms. Outbound customer care service contracts normally range from nine months to two years, with an automatic renewal provisions allowing for nine months to twelve months renewal unless either party objects in advance. Our client relationships tend to be longer-term given the scale and complexity of the services we provide coupled with the risk and costs to our clients associated with bringing business processes in-house or outsourcing them to another provider.

For inbound customer care service, we charge fees based on either number of calls (charges per interaction) or predetermined seats charges (weekly charges, or monthly charges per seat). We negotiate these terms on a client-by-client basis. In most contracts, our clients pay a pre-determined rate if we meet specified performance criteria. Such criteria are based on objective performance metrics that our client agrees would add quantifiable value to their operations. In addition, most of our contracts include provisions that provide for downward revision of our prices under certain circumstances, such as if the average speed required to answer a call is longer than agreed to with the client. All of our fees and downward revision provisions are negotiated at the time that we sign a statement of work with a client, and our revenue from our contracts is thus fixed and determinable at the end of each month.

For outbound cold calling services, we charge fees based on the success of marketing services upon subscription. The fees we charge vary among all of our services.

We currently derive almost all of our revenue from our telecommunications clients. Four and three customers represented 98% and 97% of our sales for the nine months ended September 30, 2010 and 2009, respectively. During the first nine months of 2010, four of our clients each contributed more than 10% of our revenue.

Taiying also receives a lesser amount of money from government subsidies for operating its call centers. Most of these subsidies are one-time, non-recurring awards.

Factors Affecting Revenues

The following factors affect the revenues we derive from our operations. For other factors affecting our revenues, see “Risk Factors—Risks Related to Our Business.”

Customer demand for outsourced call center customer care services. Customer demand for outsourced call BPO services is closely linked to the performance of the general economy and is sensitive to business and personal discretionary spending levels. Declines in consumer demand due to adverse general economic conditions, lower consumer confidence and changes in consumer preferences for our clients’ products can lower the revenues and profitability of our operations. As a result, changes in consumer demand and general business cycles can subject our revenues to volatility.

Relationships with major customers. Any negative changes in our relationship with China Mobile or China Telecom and negative changes in customer demand and usage preference for our services can bring negative consequence to the revenue and profitability of our business. The loss, cancellation, deferral or renegotiation of any large agreements with China Mobile or China Telecom could have a material adverse effect on our financial condition and results of operations. In addition, if China Mobile or China Telecom decides to increase its percentage of revenue sharing, or does not comply with the terms and conditions of our agreements with it, our revenues and profitability could also be materially adversely affected.

Consumer privacy. The growth of our business may be adversely affected if the public becomes concerned that confidential user information transmitted over the Internet and wireless networks is not adequately protected. A damaging consumer backlash against unsolicited mobile marketing could occur if overzealous marketers fail to respect consumers’ right to privacy and are perceived as inundating them with unwanted and irrelevant mobile marketing calls or messages. Our services may decline and our business may be adversely affected if significant breaches of network security or user privacy occur.

Experienced customer care professionals. We rely on large numbers of customer service associates, and our success depends to a significant extent on our ability to attract, hire, train and retain qualified customer service associates. If we fail to attract and retain enough sufficiently trained customer service associates and other personnel to support our operations and our business, results of operations and financial condition will be seriously harmed.

Competition. Competition in the BPO market is intense and growing. While the call center industry in China features a large number of companies, most of those companies are smaller call center operators with fewer than 100 seats each. We believe that the industry will experience increasing consolidation since consolidated operations result in economies of scale, brand name recognition, more convenient and efficient to service China’s major enterprises. It is also possible that competition, in the form of new competitors or alliances, joint ventures or consolidation among existing competitors, may decrease our market share. Increased competition could result in lower personnel utilization rates, billing rate reductions, fewer customer engagements, reduced gross margins and loss of market share, any one of which could materially and adversely affect our profits and overall financial condition.

Expansion. We believe that Chinese businesses are increasingly looking for vendors that provide call center BPO services from multiple geographic locations. This allows clients to manage fewer vendors while minimizing risk to operations from natural disasters. We believe that we must continue to expand our business to other regions of China to seize additional market share. Since January 2010, Taiying has incorporated three companies throughout China to further expand our business. If we fail to make acquisitions or expand to other geographic regions, our revenue growth could slow.

Costs and Expenses

We primarily incur the following costs and expenses:

Costs of services. Cost of services consists primarily of the salaries, payroll taxes and employee benefit costs of our customer service associates and other operations personnel. Cost of services also includes direct communications costs, rent expense, information technology costs, and facilities support costs related to the operation of our call centers. We expense these costs as they are incurred.

General and administrative expenses. General and administrative expenses consist primarily of compensation expense for our corporate staff and personnel supporting our corporate, communication costs, gasoline, welfare expenses, education expenses, professional fees (including consulting, audit and legal fees), travel and business hospitality expenses.

Depreciation and Amortization. We currently purchase substantially all of our equipment. We record property and equipment at cost and calculate depreciation using the straight-line method over the estimated useful lives of our assets, which generally range from three to five years. We amortize leasehold improvements on a straight-line basis over the shorter of the lease term or the estimated useful life of the asset. If the actual useful life of any asset is less than its estimated depreciable life, we would record additional depreciation expense or a loss on disposal to the extent the net book value of the asset is not recovered upon sale. Our depreciation is primarily driven by large investments in capital equipment required for our continued expansion, including the build-out of seats, which we define as workstations where customer service associates generate revenue. These expenditures include tenant improvements to new facilities, furniture, information technology infrastructure, computers and software licenses and are usually in the range of $2,000 to $8,000 per seat depending on specific client requirements. These costs are generally depreciated over five years.

Factors Affecting Expenses

Prevailing salary levels. Our cost of services is most heavily impacted by prevailing salary levels. Although we have not been subject to significant wage inflation in China, any increase in the market rate for wages could significantly harm our operating results and our operating margin.

Forecasted demand for our services. We often incur more costs in the early stages of implementing our client’s forecasted demand for our services. Similarly, we may also be required to increase recruiting and training costs to prepare our customer service associates for a specific type of service. If we undertake additional recruiting and training programs and our client terminates a program early or does not meet its forecasted demand, our operating margin could decline.

Managing our customer service associates efficiently. Our cost of services is also impacted by our ability to manage and employ our customer service associates efficiently. Our workforce management group monitors staffing requirements in an effort to ensure efficient use of these employees. Although we generally have been able to reallocate our customer service associates as client demand has fluctuated, an unanticipated termination or significant reduction of a program by a major client may cause us to experience a higher-than-expected number of unassigned customer service associates.

Transition to public company. Once we complete this offering, we expect that our administrative costs will increase materially, as we need to comply with detailed reporting requirements. We expect to incur increased expenses for legal fees, insurance premiums, auditing fees, investor relations, stockholder meetings, printing and filing fees, share-based compensation expense, as well as employee-related expenses for regulatory compliance and other costs. We also expect selling and administrative expenses to increase as we add personnel and incur additional fees and costs related to the growth of our business and our operation as a publicly traded company in the United States.

Number of customers. To the extent Taiying increases the number of its clients, we expect to experience a corresponding increase in selling expenses, travel expenses, etc. At present, Taiying is able to service substantially all of its customers within its Shandong and Chongqing facilities. As we expand our Chongqing and Jiangsu facilities fully operational, we expect Taiying add more customers and incur more selling expenses.

Number of call centers we operate. Since January 2010, Taiying has incorporated three subsidiary companies throughout China, adding a new call center in Chongqing City and another new call center in Jiangsu Province. As Taiying operates more call centers, our administrative expenses tend to increase in dollars but decrease as a percentage of revenues.

Manage and utilize our seats efficiently. The effect of our depreciation and amortization on our operating margin is impacted by our ability to manage and utilize our seats efficiently. We seek to expand our seat capacity only after receiving contractual commitments from our clients. However, we have in the past increased our seat capacity based on forecasted demand projections from our clients, which are not contractual commitments. This has resulted in a surplus of seats, which has increased our depreciation and, to a limited extent, reduced our operating margin. As a general matter, the efficiency of our use of seats has had less of an impact on our operating margin than the efficiency of our deployment of our customer service associates.

Depreciation and Amortization. Our depreciation is primarily driven by large investments in capital equipment required for our continued expansion, including the build-out of seats, which we define as workstations where customer service associates generate revenue. These expenditures include tenant improvements to new facilities, furniture, information technology infrastructure, computers and software licenses and are usually in the range of $2,000 to $8,000 per seat depending on specific client requirements. These costs are generally depreciated over five years and are substantially the same in the United States and in China.

Nine Months Ended September 30, 2010 Compared to Nine Months Ended September 30, 2009

Results of Operations

	For the Nine Months Ended September 30, 2010		For the Nine Months Ended September 30, 2009
	$	%	$	%
Service revenue	$10,867,432	—	$3,859,351	—
Cost of service revenue	5,975,113	55%	1,677,605	43%
Gross profit	4,892,319	45%	2,181,746	57%
Selling, general and administrative expenses	1,062,550	10%	268,510	7%

Operating income	$3,829,769	35%	$1,913,236	50%

Service revenue. Our service revenue increased by approximately 182% from the nine months ended September 30, 2009 to the nine months ended September 30, 2010 as a result of growth in our BPO business. Our service revenue growth in the nine months ended September 30, 2010 resulted primarily from increased sales to our existing clients.

Profit Margins. Our gross profit margins decreased from 57% in the nine months ended September 30, 2009 to 45% in the nine months ended September 30, 2010. This decrease primarily resulted from increased payroll and bonus expense and higher utility expenses associated with the hiring of additional personnel.

Cost of service revenue. Cost of service revenue consists primarily of salaries, payroll taxes and employee benefits costs of our customer service associates and other operations personnel. Cost of service revenue also includes rent expense, direct communications costs, information technology costs, facilities support. Cost of service revenue was $5,975,113 and $1,677,605 for the nine months ended September 30, 2010 and 2009, respectively. The absolute dollar increase in cost of service revenue for the nine months ended September 30, 2010 over the same period 2009 directly corresponded to the 182% increase in revenue during the same period. Our cost of services as a percentage of revenue was 55%, and 43% for the nine months ended September 30, 2010 and 2009, respectively. This decrease primarily resulted from increased payroll and bonus expense and higher utility expenses associated with the hiring of additional personnel.

Selling, general and administrative expenses. Selling, general and administrative expenses consist primarily of sales and administrative employee-related expenses, share-based compensation expense, sales commissions, professional fees, travel costs, marketing programs and other corporate expenses. Selling and administrative expenses were $1,062,550 for the nine months ended September 30, 2010 and $268,510 for the same period 2009, an increase of 296%. Our selling and administrative expenses were 10% and 7% of service revenue for the nine months ended September 30, 2010 and 2009, respectively. The increase in selling, general and administrative expenses is a result of higher payroll and bonus expenses paid to the administrative personnel and the management team. We anticipate that our administrative expenses, particularly those related to support personnel costs, professional fees, as well as Sarbanes-Oxley compliance, will continue to increase after we become a publicly traded company in the United States.

Income from operations. Our income from operations was $3,829,769 and $1,913,236 for the nine months ended September 30, 2010 and 2009, respectively. Our operating margin was 35% and 50% for the nine months ended 2010 and 2009, respectively.

Other income. Other income consists primarily of government allowance and interest expense. Government allowance increased from $0 for the nine months ended September 30, 2009 to $157,633 for the same period 2010. This increase represented the receipt of a one-time governmental subsidy of $58,596 from the Taian Information Industry Bureau for establishing a BPO base in Taian City, a one-time governmental subsidy of $29,382 from Taian Department of Finance who supported the Company’s BPO initiatives, a one-time governmental subsidy of $31,145 from Taian Department of Labor for helping the local employment needs, and a one-time governmental subsidy of $38,343 from Taian Department of Finance for responding to China Department of State and MOFCOM’s policy in supporting BPO enterprises. Government subsidies accounted for 4.7% and 0% of our net income for the nine months ended September 30, 2010 and 2009, respectively.

Income Taxes. We paid $462,295 and $262,003 in income taxes in the nine months ended September 30, 2010 and 2009, respectively. This increase resulted from our increased service revenues. As of January 1, 2009, Taiying’s income tax rate was 15%. The standard business income tax rate in the PRC is 25%.

Net Income. Our net income was $3,329,957 and $1,611,023 for the nine months ended September 30, 2010 and 2009, respectively. The increase in net income primarily resulted from the significant increase in our service revenue from our existing clients, which have showed growing demand for our services as we continue to expand our seating capacity.

Liquidity and Capital Resources

Liquidity

Liquidity is the ability of a company to generate funds to support its current and future operations, satisfy its obligations and otherwise operate on an ongoing basis. At September 30, 2010 our working capital was $5,544,975 as compared to $2,152,115 and $571,533 at December 31, 2009 and 2008, respectively.

Our cash and cash equivalents balance at September 30, 2010 totaled $5,827,394, as compared to $2,210,239 and $1,589,925 at December 31, 2009 and 2008, respectively. During the nine months ended September 30, 2010, we received cash from operating activities of $3,214,828, offset by a $579,557 increase in investment activities. During the nine months ended September 30, 2009, we received cash from operating activities of $1,540,412, offset by a $610,618 increase in investment activities.

Net cash provided by operating activities was $3,214,828 and $1,540,412 in the nine months ended September 30, 2010 and 2009, respectively. During the nine months ended September 30, 2010, we financed our operations primarily through cash from operating activities and an increase in loan proceeds of $881,451. During the nine months ended September 30, 2009, we financed our operations primarily through cash from operating activities and an increase in loan proceeds of $585,429.

Other than the continued strength of China’s economy, the needs of telecommunications operators to outsource their call center functions, and the growing demand for Taiying’s call-center service among other industries (all of which we believe may increase our liquidity, if they continue), we are not aware of any trends or any demands, commitments, events or uncertainties that will result in or that are reasonably likely to result in our liquidity increasing or decreasing in any material way.

For 2010, we expect our main growth will be organic, from Taiying’s existing Shandong Province operation, our newly opened Chongqing City and Jiangsu Province operations. The demand for Taiying’s call center services appears to be strengthening, which we expect to generate more positive cash flow.

We expect to spend an additional $960,000 in 2010 for facility improvements and expansion based on our current estimates of our facilities requirements necessary to support the anticipated growth in our business in our Shandong facility. We also expect to spend approximately $5 million on expenses associated with setting up Chongqing City and Jiangsu Province call centers. We believe that we will be able to finance our working capital needs and planned facilities improvements and expansion for at least the next 12 months from cash generated from operations, borrowings under our revolving line of credit and the proceeds from this offering.

To the extent demand for Taiying’s call center BPO services increases, we may need to consider establishing or acquiring additional facilities in different cities to meet such increased demand. While we do not currently have any agreement, understanding or commitment to establish or acquire such facilities other than the targeted Chongqing and Jiangsu Province facilities mentioned above, the average cost for establishing a call center with a 1,000 seat capacity ranges from $2 million to $8 million, depending on specific client requirements. If we were to set up or acquire such a call center prior to the completion of this offering or if our cash flow were insufficient, such setting up or acquisition could place pressure on our liquidity.

Our long-term future capital requirements will depend on many factors, including our level of revenue, the timing and extent of our spending to support the maintenance and growth of our operations, the expansion of our sales and marketing activities and the continued market acceptance of our services. As of September 30, 2010, we had a $1,942,862 short-term bank loan outstanding, compared to a $1,026,815 short-term bank loan outstanding as of December 31, 2009. We also expect to continue to have significant capital requirements associated with the maintenance and growth of our operations, including the lease and build-out of additional facilities primarily to support an increase in the number of our customer service associates and the purchase of computer equipment and software, telecommunications equipment and furniture, fixtures and office equipment to support our operations. We expect to incur additional costs associated with becoming a publicly traded company in the United States, primarily due to increased expenses that we will incur to comply with the requirements of the Sarbanes-Oxley Act of 2002, as well as costs related to accounting and tax services, directors and officers insurance, legal expenses and investor and stockholder-related expenses. These additional long-term expenses may require us to seek other sources of financing, such as additional borrowings or public or private equity or debt capital. The availability of these other sources of financing will depend upon our financial condition and results of operations as well as prevailing market conditions, and may not be available on terms reasonably acceptable to us or at all.

Capital Resources

The following table provides certain selected balance sheets comparisons as of September 30, 2010 and December 31, 2009:

	September 30, 2010	December 31, 2009	Increase/ (Decrease)
Cash and cash equivalents	$5,827,394	$2,210,239	$3,617,155
Accounts receivable	1,914,949	1,399,549	515,400
Loan receivables	124,587	117,350	7,237
Employee advances	68,021	36,891	31,130
Due from shareholders	43,759	—	43,759
Equipment Deposits	144,395	1,452	142,943
Other current assets	161,483	845	160,638
Total current assets	8,284,588	3,766,326	4,518,262
Property, plant and equipment, net	1,275,207	1,192,756	82,451
Total assets	$9,559,795	$4,959,082	$4,600,713

Account payables	$325,211	$360,672	$(35,461)
Short term loan	1,942,862	1,026,815	916,047
Income tax payable	234,652	39,502	195,150
Other tax payable	62,006	64,197	(2,191)
Due to shareholders		29,363	(29,363)
Other current liabilities	174,882	93,662	81,220
Total current liabilities	$2,739,613	$1,614,211	$1,125,402

We and Taiying maintain cash and cash equivalents in China. At September 30, 2010 and December 31, 2009, bank deposits were as follows:

Country	September 30, 2010	December 31, 2009
China	$5,827,394	$2,210,239

All of our cash balances at September 30, 2010 are in the form of RMB held in bank accounts at financial institutions located in the PRC. Cash held in banks in the PRC is not insured. The value of cash on deposit in China of $5,827,394 as of September 30, 2010 has been converted based on the exchange rate as of September 30, 2010. In 1996, the Chinese government introduced regulations, which relaxed restrictions on the conversion of the RMB; however restrictions still remain, including but not limited to restrictions on foreign invested entities. Foreign invested entities may only buy, sell or remit foreign currencies after providing valid commercial documents at only those banks authorized to conduct foreign exchanges. Furthermore, the conversion of RMB for capital account items, including direct investments and loans, is subject to PRC government approval. Chinese entities are required to establish and maintain separate foreign exchange accounts for capital account items. We cannot be certain Chinese regulatory authorities will not impose more stringent restrictions on the convertibility of the RMB, especially with respect to foreign exchange transactions. Accordingly, cash on deposit in banks in the PRC is not readily deployable by us for purposes outside of China.

Cash and cash equivalents

As of September 30, 2010, cash and cash equivalents were $5,827,394 as compared to $2,210,239 as of December 31, 2009. The components of this increase of $3,617,155 are reflected below.

	Nine Months Ended September 30,
	2010	2009
Net cash provided by operating activities	$3,214,828	$1,540,412
Net cash used in investing activities	(579,557)	(610,618)
Net cash provided by financing activities	852,088	592,015
Exchange rate effect on cash	129,796	73,108

Net cash inflow	$3,617,155	$1,594,917

Accounts receivable

Account receivables as of September 30, 2010 were $1,914,949, an increase of $515,400 compared to December 31, 2009. This increase resulted primarily from increases in the volume of services we provide.

Loan receivables

Loan receivables as of September 30, 2010 were $124,587, an increase of $7,237 compared to December 31, 2009. This increase is due to the impact of changes in foreign exchange rates as well as accrued interest.

Employee advances

Employee advances as of September 30, 2010 were $68,021, an increase of $31,130 compared to December 31, 2009. This increase is due primarily to increased cash advances to employees in sales and marketing for traveling, lodging expense and other market expansion activities.

Due from shareholders

Due from shareholders as of September 30, 2010 was $43,759, an increase of $43,759 compared to December 31, 2009. This increase is due primarily to increased cash advances to employees who are also shareholders of the company for their business expenses incurred in sales, marketing and other market expansion activities.

Equipment Deposits

Equipment deposits as of September 30, 2010 were $144,395, an increase of $160,638 compared to December 31, 2009. This increase is due primarily to increased equipment purchases to meet the Company’s expansion needs.

Current assets

Current assets as of September 30, 2010 totaled $8,284,588, an increase of 120% from our December 31, 2009 balance. This increase is primarily due to an increase of $3,617,155 in cash, an increase in accounts receivable of $515,400, an increase in employee advances of $31,130, an increase in equipment deposits of $160,638, and an increase in other current assets of $142,943.

Short-term loan

As of September 30, 2010, our short-term loans totaled $1,942,862, an increase of $881,451 compared to December 31, 2009. This increase in short-term debt resulted from our decision to borrow additional funds from a local commercial bank to finance expanded call center seating capacity and for working capital to meet the demands of hiring and training of new personnel.

Income tax payable

This increase in income tax payable resulted from our increased service revenues with a partial offset provided by a reduced income tax rate. Starting January 1, 2009, Taiying’s tax rate was 15%. The applicable tax rate in the 2008 Quarter was 25%, which is the standard business income tax rate in the PRC.

Commitments for Capital Expenditures

We’ve made $5 million commitments for capital expenditures in association with establishing a Chongqing City call center (1,000 seats) and a Jiangsu Province call center (300 seats). As of December 31, 2010, the first phases of Chongqing City call center and Jiangsu Province call center were completed and both call centers are in operation. Both call centers were funded with our internally generated cash flow. The proposed second phase will bring total seating capacity to 2,000 each. We plan to use either our cash flow resources or proceeds of this offering to fund the development of the Chongqing City and Jiangsu Province call centers.

Cash Used in Operating Activities

Net cash provided by operating activities in the first nine months of 2010 totaled $3,214,828. The activities were mainly comprised of our net income of $3,329,957, non-cash transactions of $293,767 for depreciation and amortization, an increase in income tax payables in the amount of $195,150, an increase in other current liabilities of $81,220, and an increase in deferred lease obligation of $41,859, offset by an increase in employee advances of $31,130, a decrease in accounts payable and accrued expense of $35,461, a decrease in other tax payable of $2,191, an increase in accounts receivable of $515,400, and an increase in other current assets of $142,943.

For the first nine months of 2009, cash provided by operations totaled $1,540,412. The total mainly reflects our net income of $1,611,023, a decrease in employee advances of $22,054, an increase in accounts payable and accrued expense of $217,031, an increase in other current liabilities of $13,350, an increase in income tax payables of $86,515, and non-cash transactions of $92,102 for depreciation and amortization, offset by an increase in accounts receivable of $365,455, increase in other current assets of $105,857, and a reduction in other taxes payable of $30,351.

The increase in cash flows from our operating activities in the first nine months 2010 compared to the same period 2009 primarily resulted from an increase in net income, depreciation, and income tax payable, offset by an increase in accounts receivable, an increase in employee advances, and an increase in other current assets.

Cash Used in Investing Activities

Net cash used in investing activities for the nine months ended September 30, 2010 totaled $579,557. The activities were primarily comprised of a $367,923 increase in property and equipment purchase, a $7,237 increase in loan receivable, a $43,759 increase in due from shareholders, and $160,638 increase in equipment deposits.

For the nine months ended September 30, 2009, our cash used in investing activities totaled $610,618. The activities were mainly comprised of $622,440 increase in property and equipment purchase, and $11,822 increase in equipment deposits.

The primary use of cash in our investing activities for each year is for our equipment deposit and purchase of property and equipment, including information technology equipment, furniture, fixtures and leasehold improvements for expansion of available seats.

Cash Provided by Financing Activities

For the nine months ended September 30, 2010, net cash provided by financing activities was $852,088. We received these funds in connection with an addition in short term borrowings of $1,909,810, offset by paying off an existing loan of $1,028,359, and a decrease in due to shareholder of $29,363.

For the nine months ended September 30, 2009, cash provided by financing activities was $592,015. The activities were mainly comprised of $146,357 increase in notes payable, $585,429 increase in short-term loan, offset by a decrease in due to shareholder of $139,771.

Year Ended December 31, 2009 Compared to Year Ended December 31, 2008

Capital Resources

The following table provides certain selected balance sheets comparisons between years ended December 31, 2009 and 2008:

	December 31,		Increase/
	2009	2008	(Decrease)
Cash	$2,210,239	$1,560,322	$649,917
Accounts receivable	1,399,549	212,867	1,186,682
Employee advances	37,736	26,275	11,461
Loan receivable	117,350		117,350
Equipment deposit	1,452	367,848	(366,396)
Total current assets	3,766,326	2,167,312	1,599,014
Property, plant and equipment, net	1,192,756	311,914	880,842

Total assets	4,959,082	2,479,226	2,479,856

Account payables	$360,672	$81,650	$279,022
Notes payable		876,937	(876,937)
Short term loan	1,026,815	438,468	588,347
Income tax payable	103,699	48,170	55,529
Due to shareholders	29,363	139,579	(110,216)
Other payable	93,662	10,975	82,687

Total current liabilities	$1,614,211	$1,595,779	$18,432

We and Taiying maintain cash and cash equivalents in China. At December 31, 2009 and 2008, bank deposits were as follows:

	December 31,
Country	2009	2008
China	$2,210,239	$1,560,332

All of our cash balances at December 31, 2009 are in the form of RMB held in bank accounts at financial institutions located in the PRC. Cash held in banks in the PRC is not insured. The value of cash on deposit in China of approximately $2,210,239 at December 31, 2009 has been converted based on the exchange rate as of December 31, 2009. In 1996, the Chinese government introduced regulations, which relaxed restrictions on the conversion of the RMB; however, restrictions still remain, including but not limited to restrictions on foreign invested entities. Foreign invested entities may only buy, sell or remit foreign currencies after providing valid commercial documents at only those banks authorized to conduct foreign exchanges. Furthermore, the conversion of RMB for capital account items, including direct investments and loans, is subject to PRC government approval. Chinese entities are required to establish and maintain separate foreign exchange accounts for capital account items. We cannot be certain Chinese regulatory authorities will not impose more stringent restrictions on the convertibility of the RMB, especially with respect to foreign exchange transactions. Accordingly, cash on deposit in banks in the PRC is not readily deployable by us for purposes outside of China.

Cash

The increase of cash resulted from the expansion of our BPO business in 2009. In 2009, we expanded business with existing clients and our revenues increased by $5,350,519 over 2008. With efficient cost and expense controls, our net income increased $1,787,012 or 320% from 2008.

Accounts Receivable

Account receivables as of December 31, 2009 were $1,399,549, an increase of $1,186,682 compared to December 31, 2008. This increase correlates to the general expansion of our call center services. As we increased our business with our existing clients in 2009, the accounts receivable associated with such services increased accordingly.

Loan receivables

Loan receivables as of December 31, 2009 were $117,350, an increase of $117,350 compared to December 31, 2008. This increase resulted from a loan we made to a third party that will mature on December 15, 2010. This individual has done some construction work for the company in the past. To meet his growing need for working capital, this individual asked for a small loan from the company. We deemed the request to be reasonable and offered a one year term loan at 5.31% interest rate, maturing in December 2010. We fully expect to receive the full loan amount with interest back by the due date. We do not have any other relationship with this individual, but do expect to work with him again in the future as we continue to grow and expand.

Equipment deposit

Our equipment deposit as of December 31, 2009 was $1,452, a decrease of $366,396 compared to December 31, 2008. This decrease correlates with the completion of our purchase of call center equipment in 2009.

Current assets

Current assets as of December 31, 2009 totaled $3,766,326, an increase of 74% from our December 31, 2008 balance. This increase primarily resulted from a $649,917 increase in cash, a $1,186,682 increase in accounts receivable, a $117,350 increase in other receivables and an offset of $366,396 in equipment deposits. The increases in cash and accounts receivable resulted primarily from increased revenue for the period ended December 31, 2009 compared to December 31, 2008.

Property, plant and equipment

Property, plant and equipment as of December 31, 2009 were $1,192,756, an increase of $880,842 compared to December 31, 2008. This increase is the result of our purchase of computer equipment and software, telecommunications equipment, fixtures, office equipment and furniture to support the growth of our operations in 2009.

Accounts payable

Accounts payable as of December 31, 2009 were $360,672, an increase of $279,022 compared to December 31, 2008. This increase directly results from the significant increase in service revenue we experienced during the same period.

Notes payable

Notes payable as of December 31, 2009 were $0, compared to $876,937 as of December 31, 2008. This reduction resulted from our repayment of short-term debt we incurred in 2008.

Short term loan

Our short-term loans as of December 31, 2009 were $1,026,815, an increase of $588,347 compared to December 31, 2008. This increase results from the addition of a short-term loan from a local commercial bank during 2009.

Amounts due to shareholders

Amounts due to shareholders as of December 31, 2009 was $29,363, a decrease of $110.216 compared to December 31, 2008. Such amount represents funds paid by back to our officers and shareholders for funds they advanced to the Company for business expansion activities.

Commitments for Capital Expenditures

At December 31, 2009, we had no commitments for capital expenditures. While we expect to spend approximately $960,000 for anticipated growth in our Shandong facility, $1.4 million on expenses associated with establishing our proposed Chongqing and Jiangsu Province call centers and $5.64 million for working capital requirements of our proposed Chongqing and Jiangsu Province call centers, we have no commitment to do so at this time. We expect the Chongqing and Jiangsu Province call centers to be operational in late 2010. The proposed first phase of the Chongqing and Jiangsu call centers would start with 300 seats each, with a total investment for both subsidiaries of $1.4 million. The proposed second phase will bring total seating capacity to 2,000 each. We plan to use either our cash flow resources or proceeds of this offering to fund the development of the Chongqing and Jiangsu Province call centers.

Results of Operations

	For the year ended December 31, 2009		For the year ended December 31, 2008
	$	%	$	%
Service revenue	$6,685,100	—	$1,334,581	—
Cost of service revenue	3,496,047	52%	671,906	50%
Gross profit	3,189,053	48%	662,675	50%
Selling, general and administrative expenses	630,432	9%	100,516	8%

Operating income	$2,558,621	38%	$562,159	42%

Service Revenue. We derive substantially all of our service revenue from the BPO programs we administer for our clients. Substantially all of our service revenue is denominated in Chinese RMB. Service revenue was $6,685,100 and $1,334,581 in the 2009 Year and the 2008 Year, respectively, an increase of 400%. This increase resulted from our efforts to expand our service programs with existing clients. The increase in service revenue is from the following 3 areas:

•

We saw an increase in the volume of service. For example, when we began service for China Mobile Beijing, we started with 60 seats, and by December 2009, we increased to 150 seats. The additional 90 seats brought more service revenue to the company.

•	We added new customers. In 2009, the company added China Mobile Tianjin and 7 other small customers, which further increased service revenue.

•

We expanded into city level customers from our existing customers. For example, we not only grow business from China Mobile Shandong, but also added 9 city level customers from China Mobile within Shandong province.

Profit margins. Our gross profit margins remained consistent from the 2008 Year (50%) to the 2009 Year (48%). Despite the fact that our service revenue increased dramatically, we increased our hiring, training and fixed asset purchases during 2009 in an effort to continue our company’s growth. As such, our gross profit margins remained fairly level. As we continue to grow, we expect that our profit margins to fluctuate. To the extent our service revenues grow rapidly, we expect that we will not likely experience consistent profit margins over time. Once our service revenue stabilizes, we expect our profit margin to follow.

Cost of service revenue. Cost of service revenue consists primarily of salaries, payroll taxes and employee benefits costs of our customer service associates and other operations personnel. Cost of service revenue also includes direct communications costs, rent expense, information technology costs, facilities support. Cost of service revenue was $3,496,047 and $671,906 in 2009 and 2008, respectively. Our cost of services as a percentage of revenue was 52%, and 50% during 2009 and 2008, respectively. The absolute dollar increase in cost of services in 2009 over 2008 was primarily to support the 400% increase in revenue in 2009 over 2008. As our business matures, we expect to experience economies of scale that would reduce our cost of services as a percentage of revenue.

Selling, general and administrative expenses. Selling, general and administrative expenses consist primarily of sales and administrative employee-related expenses, share-based compensation expense, sales commissions, professional fees, travel costs, marketing programs and other corporate expenses. Selling, general and administrative expenses were $630,432 in the 2009 Year and $100,516 in the 2008 Year, an increase of 527%. Our selling, general and administrative expenses were 9% and 8% of revenue in the 2009 Year and the 2008 Year, respectively. The increase of $529,916, or 527%, in selling, general and administrative expenses in the 2009 Year over the 2008 Year resulted from our decision to hire additional employees to support our growth and higher costs associated with our continued expansion of our sales personnel and client management efforts. Despite the significant absolute dollar increase in selling, general and administrative expenses in the 2009 Year over the 2008 Year, our selling and administrative expenses as a percentage of revenue declined over the same period primarily due to our growth in service revenue outpacing the increase in our selling, general and administrative expenses. We anticipate that our administrative and other support personnel costs, professional fees, as well as Sarbanes-Oxley compliance related fees, will continue to increase after we become a publicly traded company in the United States.

Income from operations. Our income from operations was $2,558,621 and $562,159 for the 2009 Year and the 2008 Year, respectively. Our operating margin was 38% and 42% for the 2009 Year and the 2008 Year, respectively. The increase in our income from operations resulted from the expansion and growth of our business for new and existing customers.

Other Income. Other income decreased from $141,473 in the 2008 Year to $0 in the 2009 Year. This decrease resulted from the fact that we did not receive any governmental subsidy income in the 2009 Year. We have received grants from various government agencies after meeting certain conditions, such as locating contact centers in their jurisdictions or obtaining certain technological certification. Taiying has benefitted from such grants and subsidies. In particular, Taiying received:

•	a one-time subsidy of $28,295 in the 2008 Year from the government of Taian City for being a energy efficient operating company;

•	a one-time subsidy of $42,442 in the 2008 Year from the Department of Finance of Shandong Province for engaging in the call center business; and

•	a one-time subsidy of $70,763 in the 2008 Year from the Finance Bureau of Taian City for establishing a call center in Taian City.

Government subsidies accounted for 0% and 25% of our net income in the 2009 Year and the 2008 Year, respectively.

Income Taxes. We incurred $366,425 in income taxes in the 2009 Year and $144,475 in the 2008 Year. This increase resulted from our increased service revenues with a partial offset provided by a reduced income tax rate. As of January 1, 2009, Taiying’s income tax rate was 15%. The applicable income tax rate in the 2008 Year was 25%, which is the standard business income tax rate in the PRC.

Net Income. Our net income for 2009 Year and the 2008 Year were $2,192,196 and $559,157, respectively. The increase in net income is primarily a result of increased service revenues being enhanced by efficient control and management of wages and salaries, administrative expenses and selling and marketing expenses. We realized growth in our business due to (i) our continued investment in call centers which increased our capacity and reputation among the Chinese telecommunications industry, and (ii) our efforts to offer our clients larger product offerings.

Consolidated Statement of Cash Flows

In the 2009 Year, our net increase in cash and cash equivalents totaled $649,917 and was comprised of $1,731,539 provided by operating activities, $795,411 used in investing activities, $284,097 used in financing activities, and a reduction of $2,114 for the positive effect of prevailing exchange rates reduced on our cash position.

In the 2008 Year, our net increase in cash from operations totaled $1,259,996 and consisted of $488,667 provided by operating activities, $697,349 used in investing activities, $1,408,360 provided by financing activities, and the positive effect of prevailing exchange rates on our cash position of $60,318.

Cash Used in Operating Activities

Net cash provided by operating activities in the 2009 Year totaled $1,731,539. The activities were mainly comprised of our net income of $2,192,196, an increase in accounts payable and accrued expenses of $278,219, an increase in other payables of $82,498, an increase in income tax payable $55,253, and non-cash transactions of $164,499 for depreciation and amortization, offset by an increase in accounts receivable of $1,183,755, and an increase in advances to employees of $11,344.

In the 2008 Year, cash provided by operations totaled $488,667. The activities mainly consisted of our net income of $559,157, an increase in accounts payable and accrued expenses of $76,487, an increase in income tax payable of $46,627, and non-cash transactions of $29,374 for depreciation and amortization, offset by an increase in accounts receivable of $206,046, and an increase in advances to employees of $25,433.

The increase in cash flows from our operating activities in the 2009 Year compared to the 2008 Year was primarily a result of an increase in net income and depreciation, offset by an increase in accounts receivable. The increase in accounts receivable in 2009 were partially offset by increases in accounts payable and other payables.

Cash Used in Investing Activities

Net cash used in investing activities for the 2009 Year totaled $795,411. The activities were primarily comprised of $367,067 in refunds from equipment purchase deposits, $50,246 in refunds from deposits for capital expenditures in construction in progress, offset by a $117,137 increase in other receivables, and $1,095,587 used for property and equipment purchases.

In the 2008 Year, our cash used in investing activities totaled $697,349. The activities were mainly comprised of $356,061 in equipment deposits, $50,246 in capital expenditures in construction in progress, and $291,042 used for property and equipment purchases.

The primary use of cash in our investing activities for each year is for our purchase of property and equipment, including information technology equipment, furniture, fixtures and leasehold improvements for expansion of available seats.

Cash Provided by Financing Activities

For the 2009 Year, net cash used in financing activities was $284,097. The activities were mainly comprised of a decrease in amounts due to shareholders of $110,523, an increase in capital contribution of $119,800, a repayment of a six month note of $880,126, and an increase in loan proceeds of $586,752.

For the 2008 Year, cash provided by financing activities was $1,408,360. The activities were mainly comprised of an increase in amounts due to shareholders of $135,106, an addition of a six month note of $848,836, and an addition of a short term bank loan of $424,418 from a local commercial bank.

Off Balance Sheet Items

Under SEC regulations, we are required to disclose off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, such as changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors. An off-balance sheet arrangement means a transaction, agreement or contractual arrangement to which any entity that is not consolidated with us is a party, under which we have:

•	any obligation under certain guarantee contracts,

•	any retained or contingent interest in assets transferred to an unconsolidated entity or similar arrangement that serves as credit, liquidity or market risk support to that entity for such assets,

•

any obligation under a contract that would be accounted for as a derivative instrument, except that it is both indexed to our stock and classified in shareholder equity in our statement of financial position, and

•

any obligation arising out of a material variable interest held by us in an unconsolidated entity that provides financing, liquidity, market risk or credit risk support to us, or engages in leasing, hedging or research and development services with us.

We do not have any off-balance sheet arrangements that we are required to disclose pursuant to these regulations. In the ordinary course of business, we enter into operating lease commitments, purchase commitments and other contractual obligations. These transactions are recognized in our financial statements in accordance with generally accepted accounting principles in the United States.

Expected Trends Affecting Results of Operations

Based on our experience and observations of the business in which we operate, we believe the following trends are likely to affect our industry and, as a result, our company, if they continue in the future.

•

China’s major enterprises have begun to focus on BPO providers who can offer fully integrated revenue generation solutions to target new markets and improve revenue and profitability. Companies in various industries, including credit card, insurance and logistics enterprises, have been increasingly contacting BPO service providers to consider their services as a means to increase sales and profitability. In the past, companies of these types typically performed call center services internally. Yet, Tai Shan believes such companies increasingly are outsourcing these functions.

•

Having experienced success with outsourcing a portion of their business processes to capable third-party providers, Chinese companies are increasingly inclined to outsource a larger percentage of this work. We have observed this trend among our major customers, China Mobile and China Telecom, who have increased outsourcing as a means of meeting internal goals of limiting growth in their own employment/ For example, one telecom operating started outsourcing 200 call center seats with Tai Shan, and recently agreed to release another 1,000 seats to it. We believe companies will continue to consolidate their business processes with third-party providers, such as Taiying, who are financially stable and able to invest in their business while also demonstrating an ability to cost-effectively scale to meet their evolving needs.

•

There is increasing adoption of outsourcing across broader groups of industries. Early adopters of the BPO trend, such as the media and communications industries, are being joined by companies in other industries, including government, automobile, retail, logistics, media, financial services, IT and e-commerce. These companies are beginning to adopt outsourcing to improve their business processes and competitiveness. For example, we see increasing interest in our services from companies in the automobile and financial services industries. We believe the increasing adoption of outsourcing across broader groups of industries and the number of other industries that will adopt or increase their level of outsourcing will continue to grow, further enabling us to increase and diversify our revenue and client base.

•

As companies broaden their product offerings and seek to enter new geographic locations, they are looking for outsourcing providers that can provide speed-to-market while reducing their capital and operating risk. To achieve these benefits, companies are seeking BPO providers with an extensive operating history, an established geographic footprint, the financial strength to invest in innovation to deliver more strategic capabilities and the ability to scale and meet customer demands quickly. We believe we can quickly implement large, complex business processes around China in a short period of time while assuring a high-quality experience for their customers.

•

Our existing clients are large companies with diverse BPO needs, and we plan to continue our strategy of expanding the scale and scope of the services we provide for these large clients. As a full-service provider of voice services such as care, sales, other back-office functions, we can provide numerous capabilities to our existing client base. In 2009, we experienced continued growth from our existing clients. We have since seen the trend continue, with more services being demanded by our existing clients. As a result, we have specific account plans for all existing clients to expand the capabilities in the existing lines of business we serve and penetrate new lines of business. We believe our organic growth from Taiying’s sales of service to existing clients is likely to continue for the near term.

•

While we have our Shandong contact center to cover the services demand from the northern part of China and the Bohai Bay Economic Rim, we believe that the opening of our Chongqing and Jiangsu Province contact centers in late 2010 will allow us to expand our geographic reach to other parts of China, particularly the southwest region and the Yangtze River Delta, to cover a total of 17 provinces, 1 autonomous region, and four directly-administered municipalities (Beijing, Shanghai, Tianjin, and Chongqing) in China, which have a total population of 1.09 billion. Given our strategic locations and our significant investment in standardized technology and processes, we believe that we can meet companies’ speed-to-market demand of launching new products or entering geographic locations.

•

While we continue to target the significant market opportunity still available in the telecommunications industry, we are focusing on further penetrating new clients in the financial service and governmental bodies industry, which represent about 25% of the overall outsourced market. We have been actively marketing our services to a wider range of industries, including financial, government, consumer products and logistics entities. Based on our discussions with prospective customers, we believe we are likely to secure a few high-quality clients in these industries in the next 12 to 18 months.

•

We believe that competition in the customer care call center BPO market is going to become more intense, and consolidation is going to prevail in the near future. It is possible that competition in the form of new competitors or alliances, joint ventures or consolidation among existing competitors may decrease our market share.

Critical Accounting Policies

The discussion and analysis of our financial condition and results of operations are based upon our audited consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these audited consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. We evaluate our estimates on an ongoing basis, including those related to revenue recognition, income taxes, goodwill, other intangibles and share-based compensation. We base our estimates on our historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making the judgments we make about the carrying values of our assets and liabilities that are not readily apparent from other sources. Because these estimates can vary depending on the situation, actual results may differ from the estimates.

The critical accounting policies summarized in this section are discussed in further detail in the notes to the audited consolidated financial statements appearing elsewhere in this prospectus. Management believes that the application of these policies on a consistent basis enables us to provide useful and reliable financial information about our operating results and financial condition.

Revenue Recognition

We recognize revenue when it is probable that the economic benefits associated with the transactions will flow to us and the amount of revenue can be measured reliably. This is normally demonstrated when we have: (i) persuasive evidence of an arrangement; (ii) the fee is fixed or determinable; (iii) performance of the service has been delivered; and (iv) collection is reasonably assured. Substantially all of our revenue is billed and collected in Chinese Renminbi and all of our clients are based China.

Revenue is recognized upon issuing invoices to customers as services are performed on a per subscriber, per event, per call, per minute, per participant or flat monthly fee basis using rates that are detailed in the client contract. Supplemental revenue can sometimes be earned depending on service levels or achievement of certain performance measurement targets. We recognize this supplemental revenue only after we have achieved the required measurement targets and, therefore, the amount is known and not subject to adjustment.

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results when ultimately realized could differ from those estimates. Significant estimates in the 2009 Year and the 2008 Year include the allowance for doubtful accounts of accounts receivable, the useful life of plant and equipment, intangible assets, and biological assets.

Fair Value of Financial Instruments

We follow ASC 820, “Fair Value Measurements and Disclosures,” (SFAS 157), as amended by Financial Accounting Standards Board (“FASB”) Financial Staff Position (FSP) No. 157-2, on the effective date of FASB Statement No. 157. Those provisions relate to our financial assets and liabilities carried at fair value and our fair value disclosures related to financial assets and liabilities. ASC 820 (SFAS 157) defines fair value, expands related disclosure requirements and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. There are three levels of inputs to fair value measurements—Level 1, meaning the use of quoted prices for identical instruments in active markets; Level 2, meaning the use of quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active or are directly or indirectly observable; and Level 3, meaning the use of unobservable inputs. Observable market data should be used when available. We did not have financial instruments during the 2009 Year or the 2008 Year.

Comprehensive Income

We follow ASC 205, “Presentation of Financial Statements,” and ASC 220 (SFAS 130), “Reporting Comprehensive Income,” to recognize the elements of comprehensive income. Comprehensive income is comprised of net income and all changes to the statements of shareholders’ equity, except those due to investments by stockholders, changes in paid-in capital and distributions to stockholders. Comprehensive income for the 2009 Year and the 2008 Year included net income and foreign currency translation adjustments.

Recent Accounting Pronouncements

In February 2007, the FASB issued SFAS 159 ‘The Fair Value Option for Financial Assets and Financial Liabilities’ – Including an Amendment of FABS Statement No. 115. This statement permits entities to choose to measure many financial instruments and certain other items at fair value. This statement is expected to expand the use of fair value measurement, which is consistent with the FASB’s long-term measurement objectives for accounting for financial instruments. This statement is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, SFAS No 159 was superseded by the Financial Instruments Topic of FASB Accounting Standards Codification (“ASC 825”).

On May 8, 2008, the FASB issued Statement of Financial Accounting Standards (SFAS) No. 162, The Hierarchy of Generally Accepted Accounting Principles, which will provide framework for selecting accounting principles to be used in preparing financial statements that are presented in conformity with U.S. generally accepted accounting principles (GAAP) for nongovernmental entities. With the issuance of SFAS No. 162, the GAAP hierarchy for nongovernmental entities will move from auditing literature to accounting literature. SFAS No 162 was superseded by the General Accounting Principle Topic of FASB Accounting Standards Codification (“ASC 105”).

Effective July 1, 2009, the Company adopted FASB Accounting Standards Codification (“ASC”) 105-10, Generally Accepted Accounting Principles – Overall (“ASC 105-10”). ASC 105-10 establishes the FASB Accounting Standards Codification (the “Codification”) as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with U.S. GAAP. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative U.S. GAAP for SEC registrants. All guidance contained in the Codification carries an equal level of authority. The Codification superseded all existing non-SEC accounting and reporting standards. All other non-grandfathered, non-SEC accounting literature not included in the Codification is non-authoritative. The FASB will not issue new standards in the form of Statements, FASB Staff Positions or Emerging Issues Task Force Abstracts. Instead, it will issue Accounting Standards Updates (“ASUs”). The FASB will not consider ASUs as authoritative in their own right. ASUs will serve only to update the Codification, provide background information about the guidance and provide the bases for conclusions on the change(s) in the Codification. References made to FASB guidance throughout this document have been updated for the Codification.

In June 2009, the FASB issued ASC 855 (previously SFAS No. 165, Subsequent Events), which establishes general standards of accounting for and disclosures of events that occur after the balance sheet date but before the financial statements are issued or available to be issued. It is effective for interim and annual periods ending after June 15, 2009. There was no material impact upon the adoption of this standard on the Company’s consolidated financial statements.

In August 2009, the FASB issued Accounting Standards Update (“ASU”) 2009-05, which amends ASC Topic 820, Measuring Liabilities at Fair Value, which provides additional guidance on the measurement of liabilities at fair value. These amended standards clarify that in circumstances in which a quoted price in an active market for the identical liability is not available, we are required to use the quoted price of the identical liability when traded as an asset, quoted prices for similar liabilities, or quoted prices for similar liabilities when traded as assets. If these quoted prices are not available, we are required to use another valuation technique, such as an income approach or a market approach. These amended standards are effective for us beginning in the fourth quarter of fiscal year 2009. There was no material impact upon the adoption of this standard on the Company’s consolidated financial statements.

In January 2010, the FASB issued Accounting Standards Update No. 2010-06 (ASU 2010-06), Fair Value Measurements and Disclosures which amends ASC Topic 820, adding new requirements for disclosures for Levels1 and 2, separate disclosures of purchases, sales, issuances, and settlements relating to Level 3 measurements and clarification of existing fair value disclosures. ASU 2010-06 is effective for interim and annual periods beginning after December 15, 2009, except for the requirement to provide Level 3 activity of purchases, sales, issuances, and settlements on a gross basis, which will be effective for fiscal years beginning after December 15, 2010 (the Company’s fiscal year 2012); early adoption is permitted.

Our Business

Overview

We are a leading BPO service provider focusing on the complex, voice-based segment of customer care services, including customer relationship management, sales, customer retention, marketing surveys and research for certain major enterprises in the PRC. Our call center BPO services enable our clients to increase revenue, reduce operating costs, improve customer satisfaction, and enhance overall brand value and customer loyalty. Our largest customers are the major telecommunications carriers in the PRC and their provincial subsidiaries, such as China Mobile Communications Corporation, or China Mobile, and China Telecommunications Corporation, or China Telecom. We operate our business through contractual arrangements between our wholly-owned subsidiary, WFOE and our variable interest entity, Taiying.

Taiying was founded in 2007 by a group of call center industry veterans who in the past had run the largest paging service call center network in northern China. Our service programs are delivered through a set of standardized best practices and sophisticated technologies by our highly trained call center professionals.

We seek to establish long-term, strategic relationships with our clients by delivering quantifiable value solutions that help improve our clients’ revenue generation, reduce operating costs, and improve customer satisfaction. To achieve these objectives, we work closely with our clients to understand what drives their economic value, and then we demonstrate how our performance on their program will align with that value. After we initiate the client program, we measure our performance each quarter on key metrics that we have agreed upon with the client, such as first-time call resolution, the rate at which we are successful in completing a sale on behalf of our client and customer satisfaction, and then convert our performance into quantifiable value. We then share this information with our clients to enable them to compare the quantifiable value we have delivered to the value they have received from other BPO providers or their in-house operations. By entering into contracts containing pricing terms that our clients agree are based on the value we create per dollar spent by the client, rather than a pricing model focused solely on being able to deliver the least expensive service offering, or a cost-based commodity pricing model which we believe is most often emphasized in our industry, we can increase our ability to withstand competitive pricing pressure and to win and retain clients.

We believe our investments in the quality of our people and processes can lead to quantifiably superior results for our clients. We have high standards for our employees and we make significant investments in all areas of our human capital, including training, quality assurance, coaching and our performance management system. We employ a scorecard system that uses objective metrics to review an employee’s performance to provide clarity of purpose and to ensure accountability for individual results. This scorecard system is linked to a compensation structure for our employees that is heavily based on individual performance. As a result of our reliance on objective metrics in our performance management system, we have what we refer to as a metric-driven performance culture among our employees. We believe that our focus on investing in human capital and use of a metric-driven, performance based business model positions us to provide value-added solutions to our clients, which we believe leads to strong relationships with our clients and recognition in our industry.

As we grow, we continue to expand our national presence and service offerings to increase revenue, improve operational efficiencies and drive brand loyalty for our clients. Our service is currently delivered from our call centers located in Shandong Province, Jiangsu Province and Chongqing City, which have a total capacity of 3,300 seats. Our plans call for the expansion of the new call center: in Jiangsu Province in 2011. When the new call centers are at full capacity, our total capacity will increase to 6,000 seats. In addition to answering and responding to inbound calls, we also make outbound cold calls to assist China Mobile and China Telecom in promoting their own wireless value-added service (WVAS) products, such as weather, health, education and farming related WVAS to targeted China Mobile and China Telecom subscribers. Our largest clients in terms of revenue for the year ended December 31, 2009 were China Mobile Beijing, China Mobile Tianjin, China Mobile Shandong Province and China Telecom Shandong Province.

In addition, we have been privileged to receive several industry awards and asked to participate in several important industry activities. Notable awards and activities include:

•	“China’s Best Inbound Outsourcing Contract Center of the Year Award, 2009”, awarded by MIIT based on the number of call center seats, number of employees, quality of customers, and quality of service;

•	“100 Strongest Outsourcing Company for 2009,” recognition granted by MOFCOM based on the number of call center seats, number of employees, quality of customer and quality of service;

•	we were named as one of only four team members of MIIT’s China Call Center BPO Industry Guideline Drafting Team;

•	we were named the Leading Call Center BPO Enterprise by the government of Shandong Province (we believe we are only one of no more than three companies to have been so named to date); and

•	we were chosen as the College Graduates Employment Training Base by the Communist Youth League of Shandong Province.

In addition, our CEO, Gary Wang, was one of only fifteen people recognized to receive the 2009 China Sourcing Person of the Year within the China Software and Information Industry Category, an award given by MIIT. All of these awards and appointments were made by independent entities in open competitions with others in the industry. We believe they reflect widespread recognition of our stature and success in our industry as well as the quality of our service.

Industry and Market Background

China’s Call Center BPO Market

According to International Data Corp. (“IDC”), China’s contact center outsourcing (CCO) services market enjoyed a 15.1% year-over-year growth, from US$605.2 million in 2008 to US$696.4 million in 2009, despite the effect of global economic downtown. Looking forward, IDC forecasts that China’s CCO services market will increase, with a 2009-2014 compound annual growth rate (CAGR) of 21.3%. Also, intensifying competition will push vendors to pay more attention to business development and profits, according to IDC. This could in turn facilitate the rapid increase in demand for CCO services’ sales and marketing offerings.

CTI Forum, a China call center industry monitoring firm, reported that in 2006, there were over 2.9 million call center seats in the U.S., and such call centers employed approximately 7.5 million people, or about 3% of the U.S. population. CTI Forum also reported that as of December 31, 2008, there were only approximately 396,000 call center seats in China.

According to a 2009 CTI Forum report:

•	In 1988, the global call center market size was $23 billion, of which $17 billion, or 74%, was outsourced to third parties.

•	In 2003, the global call center market size increased to $58.6 billion, of which $42 billion, or 72%, was outsourced to third parties.

•	As of December 31, 2008, China’s outsourced call center market size was $1.02 billion, which represented 18.13% of China’s total call center market size.

•	As of December 31, 2008, 40,000 call center seats were outsourced to third parties in China, which represented 10.10% of total call center seats in China.

•	By 2011, the outsourced China call center market is expected reach $1.75 billion, a compound annual growth rate of 20% over the last four years.

•	By 2011, the number of outsourced call center seats in China will increase to 56,000, a compound annual growth rate of 12% over the last four years.

China’s economic growth has resulted in a growing consumer population, and we believe that Chinese consumers will continue to develop needs that can be more efficiently serviced and supported through BPO services. The call center BPO services of the Operating Businesses are non-core outsourcing processes, or BPO services that Taiying’s customers may not view as critical to their operations and are outsourced to us. By providing these services for our customers, we aid them in streamlining their business operations. The Operating Businesses’ customers transfer the complete responsibility of their BPO functions to the Operating Businesses, and the Operating Businesses are responsible for maintaining service quality standards.

Telecommunications Market

        China possesses the world’s largest mobile phone population. According to MIIT, in 2009 the number of China’s mobile phone subscribers increased by 17% to 747 million while the number of China’s fixed-line phone subscribers decreased by 8% to 314 million. Additionally, in 2009, the number of broadband access subscribers in China increased by 24% to 103 million. According to the China Internet Network Information Center (“CINIC”), the number of Internet users in China increased 29% to 384 million in 2009.

Growth in China’s telecommunications sector continues to be influenced by the country’s overall economy. China’s gross domestic product (“GDP”) reached RMB 33.5 trillion in 2009, according to the National Statistical Bureau of China. The following table sets forth certain information relating to China’s economic growth and the telecommunications industry in China as of the dates indicated:

Growth of China’s GDP

	As of December 31,				Compound Annual Growth Rate (2006-2009)
	2006	2007	2008	2009
China’s GDP (RMB trillion)	21.1	25.7	30.1	33.5	8.7%

Growth of China’s Telecommunications Industry
	As of December 31,				Compound Annual Growth Rate (2006-2009)
	2006	2007	2008	2009
Fixed Line Telephone
Subscribers (in millions)	368	365	341	314	-5%
Penetration rate	28%	28%	26%	24%	-5%

Mobile Telephone
Subscribers (in millions)	461	547	641	747	17%
Penetration rate	35%	42%	49%	56%	17%

Internet
Users (in millions)	137	210	298	384	41%
Penetration rate	10%	16%	23%	29%	43%
Broadband
Users (in millions)	51	66	83	103	23%

Source: National Statistical Bureau of China, MIIT, CINIC

According to a 2009 CTI Forum call center industry report, the Chinese telecommunications industry possesses the largest number of call center seats in China, accounting for a 23.5% share. Other Chinese industries utilizing a significant percentage of seats in Chinese call centers include:

•	financial services: 13.4%;

•	government bodies: 11.8%,

•	IT and e-commerce: 11.4%;

•	outsourced third parties: 10.10%;

•	retail and logistics: 5.8%; and

•	manufacturing: 5.3%.

Our Operating Companies’ largest customers are two of the three major telecommunications operators in China, namely China Mobile and China Telecom, and their provincial subsidiaries. The recent restructuring of China’s telecommunications industry opened the fixed-line, mobile and broadband segments to all existing telecommunications operators in China, and the ensuing competition in these segments prompted each telecommunications operator to focus more on operating efficiency and its measure metrics, namely, average revenue per employee. We believe that increasing competition among the three operators will drive demand for outsourcing their call center functions to third party service providers.

Our Competitive Strengths

        Leading call center BPO services provider. We believe that we are one of China’s leading call center BPO service providers based on number of seats. We are one of the first companies to provide inbound calling BPO services to China Mobile, a relationship which was established in 2008. We provide a variety of outsourced customer care call center services which enable our clients to increase revenue, reduce operating costs, improve customer satisfaction, and enhance overall brand value and customer loyalty. We believe our metric-driven performance based model, which allows us to quantify the value of the services we provide to our customers, differentiates us from our competitors and allows us to win and retain new clients and drive increased profits.

Strategic national presence. Since January 2010, we have incorporated 3 subsidiary companies in the PRC China, with the intention to service 17 provinces, 1 autonomous region, and 4 directly-administered municipalities (Beijing, Shanghai, Tianjin, and Chongqing) which collectively represent a total population of 1.09 billion. We believe that our customers value this strong national presence and our ability to do business in multiple geographic regions in the PRC depending on factors such as the life cycle of their products, the complexity of the work being performed, the cultural and local language requirements, and the economics of the total service solution. Our resulting ability to customize a multi-geographic strategy enhances our ability to win new clients or expand our market share with existing clients.

High quality, loyal client base in attractive sectors. We maintain broad and long-standing relationships with the leading telecommunications companies in the PRC: China Mobile and China Telecom. We believe that we have sustainable and long-term relationships with our clients that make us an integral component of their planning, strategy, and cost model. We believe our clients seek our services due to our ability to provide scalable and timely solutions that leverage our proven processes and technology investments. We believe that our approach to client service and our relationships will allow us to maintain our existing base of business and grow new business as our clients launch new products and enter new geographic regions in the PRC. The institutional nature of our largest clients and our strong connection with them enable us to establish recurring and predictable revenue.

Strong industry growth opportunities. We have traditionally focused on the telecommunications segments within the BPO market because of its growth potential and attractive operating margins. CTI Forum anticipates the market for outsourcing services from Chinese will grow from $1.02 billion in 2008 to $1.75 billion in 2011, a 20% compound annual growth rate. In addition, we seek to capitalize on the national trend toward outsourcing BPO services. We also believe that the current economic slowdown has increased demand for outsourcing not only because it can reduce customer service costs, but also because it offers an incremental channel to increase sales. At the same time, we expect to benefit from growth in other industries such as financial services, government bodies, IT and e-commerce. Together with telecommunications industry, these industries accounted for 60% of China’s outsourced call center BPO market.

Strong executive leadership. Led by industry veteran, founder, chairman and chief executive officer, Gary Wang, our management team is comprised of an experienced group of executives, many of whom have approximately 15 or more years of operating experience in call center BPO industry.

Our Strategies

We provide integrated BPO services to help our clients to create maximum value for their customers over the long-term. Our goal is to become the largest call center BPO service provider in China. We intend to achieve this goal by implementing the following strategies:

We intend to win new client relationships. We intend to capitalize on growth opportunities driven by a trend towards use of third party BPO service providers in China’s telecommunications market. The 3,300 seat capacity of our existing facilities in Shandong, Jiangsu Province and Chongqing City represents what we believe to be 2% of China’s BPO telecommunications market, which leaves potential within the telecommunications market for us to gain market share.

We intend to strengthen relationships with key customers. Our existing clients are large companies with diverse BPO needs and we plan to continue our strategy of expanding the scale and scope of the services we provide for these large clients. We have specific account plans for all existing clients to expand the capabilities in the existing lines of business we serve and to penetrate new lines of business. We intend to further strengthen our relationships with key clients by not only offering an efficient and flexible cost model which can reduce costs to the client, but also by expanding our current service offerings within our existing client base to generate additional revenues for our clients.

We intend to pursue strategic acquisitions and alliances that fit within our core competencies and growth strategy. We plan to grow our revenues and market share both organically and through targeted acquisitions. Our plans to expand our service offerings into new segments, such as data management, or into new industries, such as financial services and government bodies, may be accomplished most efficiently and cost effectively through the acquisition of companies or assets, or through joint venture arrangements with third parties. We view acquisitions as a key component of our growth strategy and expect to seek acquisitions in the future which will expand our existing competencies or add to our portfolio of BPO capabilities.

We intend to increase our revenue and market share by expanding our service networks to other provinces. We started with our call center in Shandong Province, which covers the north region of China. In the second half of 2010, we established a new call center in Chongqing City, which covered the southwest region of China, and a new call center in Jiangsu Province, which positioned us to target potential clients in the Yangtze River Delta.

We intend to diversify our client base and provide services to other industries, such as financial services, government bodies, IT and e-commerce. We currently have a single industry focus, with most of our revenues coming from telecommunications industry. While we continue to target the significant market opportunity still available in the telecommunications industry, diversification of our client base to include customers in the financial services, government, IT and e-commerce industries will position us to maximize our return on the core competencies of our operation. We recently entered into new agreements with two significant insurance companies in China. We believe that the financial services, government services, IT and e-commerce industries, combined with the telecommunications industry, represent over 60% of the overall outsourced market.

We intend to identify and create new networks and advertising channels that target specific consumer demographics and expand network capacity. China Mobile and China Telecom currently serve more than 700 million mobile phone users in China. Our data mining capabilities, which include business efficiency and database marketing and analysis services, coupled with telecommunications operators’ proprietary database which contains detailed biographical, demographic, historical purchases, and other indicative data on over 700 million customers, enables us to deliver specific mobile content service tailored to the subscribers’ consumption preferences. Through market segmentation, customer trend and churn analysis, we can further increase our revenue and profitability by making targeted outbound cold callings of potential subscribers for any number of services offered by our customers.

We intend to continue to enhance our brand and augment our service offerings to attract a wider client base and increase revenues. We expect to continue to promote our brand name, increase our revenue through a combination of securing business from new clients and increasing our service offerings and market share for existing clients. We expect that our track record, reputation, referrals and historical working relationship with two of the largest telecommunications operators in China, will allow us to win new clients in the future as more companies outsource for their BPO function. We also expect to generate new business by working with our clients to outsource non-core programs that are currently managed internally.

We intend to continue to attract and retain quality employees. We plan to continue our focus on, and investment in, human capital. Building on our already strong base of recruiting, training and performance management systems, we plan to expand our efforts in all of these areas to increase our recruiting capacity and maintain our ability to deliver high-quality services.

Our Lines of Service

We believe BPO is a key enabler of improved business performance as measured by a company’s ability to consistently outperform peers through both business and economic cycles. We believe the benefits of BPO include renewed focus on core capabilities, faster time to market, enhanced revenue generation opportunities, streamlined processes, reduced capital and operating risk, movement from a fixed to variable cost structure, access to borderless sourcing capabilities, and creation of proprietary best operating practices and technology, all of which contribute to increased customer satisfaction, profits and shareholder returns for our clients.

Industry studies indicate that companies with high customer satisfaction levels enjoy premium pricing in their industry, which we believe results in increased profitability and greater shareholder returns. Given the strong correlation between customer satisfaction and improved profitability, we believe that more companies are increasingly focused on selecting outsourcing partners, such as Taiying, that can deliver strategic revenue generation and front- to-back-office capabilities to improve the customer experience.

Our service offerings enable our clients to increase revenue, reduce operating costs, improve customer satisfaction, and enhance overall brand value and customer loyalty:

Inbound Customer Care Service. Our inbound customer support service offers answering service hotlines in China, 24 hours a day, 7 days a week. Contacts are initiated primarily by inbound calls from customers on a wide range of topics dealing with customer enquiries regarding services and billings, directory assistance, account and service changes, password reset/appeals, product and service inquiries, hotel reservations, airline ticket purchases, customer retention and customer complaints. Customer retention programs are programs where the customer is calling to cancel service. In the latter case, our customer service associates are trained to attempt to resolve the customer’s issue and convince the customer to keep their service with the particular provider. In addition, we initiate sales calls, primarily to existing customers of our clients, for retention and loyalty programs, and in some cases unsolicited calling for customer acquisition. Taiying operates under exclusive licensing and revenue sharing agreements with China Mobile and China Telecom for its inbound calling service.

Outbound Customer Care Service. We also provide outbound cold calling services such as selling China Mobile’s color ring back tones (CRBT), wireless news service, daily weather service and other wireless value added service (WVAS) to targeted wireless subscribers. Our data mining capabilities, which include business efficiency and database marketing and analysis services, coupled with telecommunications operators’ proprietary database which contains detailed biographical, demographic, historical purchases, and other indicative data on over 700 million customers, enabled us to deliver specific mobile content service tailored to the subscribers’ consumption preferences. Through market segmentation, customer trends and analysis of customer attrition rates, we generate revenue by making targeted outbound cold callings of potential subscribers. Unlike other WVAS providers who use China Mobile or China Telecom networks simply as a distribution channel, we create and manage a vast range of WVAS products for China Mobile or China Telecom, as the case may be, and market them to wireless users through the Company’s call centers under the China Mobile or China Telecom brand, as the case may be. We are compensated by China Mobile or China Telecom for selling their products and increasing their revenues by splitting the subscription fee from China Mobile or China Telecom according to a pre-determined formula for successfully enrolling each subscriber. This arrangement, emphasizing the sale of the products of the telecommunications operator rather than our own distinguishes us from our competitors, and further strengthens our relationship with China Mobile and China Telecom.

For inbound customer care service, fees are charged based on either number of calls (a fixed charge per interaction) or predetermined seats charges (weekly charges, or monthly charges per seat). For outbound cold calling services, fees are charged based on the success of marketing the product and service upon subscription. Telecommunications operators such as China Mobile and China Telecom typically charge a subscription fee to the subscriber’s monthly bill, keeps predetermined percentage of this fee for itself and remits the remainder to us. For advanced services, revenue sharing varies among products.

We currently derive substantially all of our revenue from telecommunications clients. We receive all of our revenue from a small number of clients; we derived almost 100% of our revenues in 2008 and 2009 from our five largest clients.

We primarily utilize our cash flow from operations and short-term loans to fund working capital, and other strategic and general operating purposes. As of September 30, 2010 and December 31, 2009, we had $1,942,862 and $1,026,815 in short term loans, respectively. The amount of capital required over the next 12 months will also depend on our levels of investment in infrastructure necessary to meet the growth demand of our business. We have budgeted 13% of our net proceeds for working capital purposes. Our working capital and capital expenditure requirements could increase materially in the event of acquisitions or joint ventures, among other factors. These factors could require that we raise additional capital through future debt or equity financing. There can be no assurance that additional financing will be available, at all, or on terms favorable to us.

Customers

Substantially all of our current customers are Chinese telecommunications service providers and their provincial subsidiaries, including China Mobile and China Telecom and their regional affiliated entities. For the year ended December 31, 2009, revenue from China Mobile and its provincial subsidiaries accounted for $7.4 million, revenues from China Telecom and its provincial subsidiaries were $3.3 million, or approximately 68% and 31% of our total revenues, respectively.

We have four and three customers in each of the nine months ended September 30, 2010 and the year ended December 31, 2009, respectively, that contributed at least 10% of total revenue. Each operates in the telecommunications industry and collectively represents 98% and 97% of the total sales for the nine months ended September 30, 2010 and the year ended December 31, 2009, respectfully.

Telecommunications Customers

China Mobile. China Mobile was established in July 1999 to operate mobile telecommunications networks nationwide that had previously been operated by China Telecom. China Mobile is the largest telephone service provider in China, with over 522 million wireless voice service subscribers as of December 31, 2009. Provincial subsidiaries of China Mobile are responsible for local networks throughout China. China Mobile’s Global System for Mobile (“GSM”) communications network covers all of China’s cities and most of its rural areas.

China Telecom. China Telecom is China’s largest wire line telecommunications and broadband service provider, providing telecommunications and information services covering voice, data, image and multimedia. In September 2008, China Telecom bought China Unicom’s Code-Division Multiple Access (“CDMA”) business and became a full-service telecommunications provider. As of December 31, 2009, China Telecom had 56 million CDMA subscribers, 189 million local access subscribers and 53 million broadband subscribers.

Contractual Arrangements

We have signed contracts with China Mobile and China Telecom for inbound calling services having contract terms ranging 1 year to 5 years, with most having either two- or five-year terms. Outbound customer care service contracts normally range from six months to two years, with an automatic renewal provisions allowing for six months to twelve months renewal unless either party objects in advance.

Four of the agreements currently in place collectively accounted for about 98% percent of our revenue in the first nine months of 2010. The customers (in order of their contribution to our revenues during that period) are as follows: China Mobile Beijing, China Telecom Shandong Province, China Mobile Shandong, and China Mobile Tianjin. At this time, we are dependent on all of these customer relationships. Any loss of these contracts or deterioration of our relationship with those customers could significantly impact our revenue and profits.

Sales and Marketing

        Our sales and marketing strategy has focused primarily on the telecommunications sector and substantially all of our historical revenues have been derived from telecommunications customers. In addition to continuing to grow our presence in the telecom sector, we have focused on the financial services sector and government bodies for further expansion. We rely on our own sales force to market and sell our services in China. Our sales team is responsible for obtaining new clients and growing existing clients by identifying additional sales opportunities. Our sales team is supported by our sales support team, which responds to requests for proposals and requests for information, including preparing written responses to such requests. Our sales support team is also specifically responsible for managing and coordinating visits by clients to our call centers. We view these site visits as one of the most important parts of our sales cycle, and we design site visits to allow prospective clients to experience the elements of our business model at work.

The focus of our sales and marketing efforts is to educate prospective clients on what we believe differentiates us as an outsourced provider in the BPO market. Specifically, our sales effort focuses on our approach of investing in our human capital to outperform expectations and in delivering greater value per dollar spent. We provide a sales proposition to a prospective client based on quantifiable value per dollar spent by the client on our services. This gives the client a means of comparing our value created per dollar spent as compared to the same metrics for their internal centers or other outsourcers. We believe that this approach has been crucial to winning and retaining clients and increasing our ability to withstand competitive pricing pressure.

Our sales organizations are structured into three strategic customer accounts: China Mobile, China Telecom and major enterprises. These accounts sell our solutions and services to the respective customers and manage our long-term relationships with them. As of December 31, 2010, we had twelve sales, marketing and sales support professionals.

Competition

We operate in a highly competitive environment. We estimate that there are hundreds of companies providing call center BPO service in China. We also compete with the in-house business process functions of our current and potential clients. We believe our key advantage over in-house business process functions is that we give companies the opportunity to focus on their core services while we focus on the specialized function of managing their customer relationships. We also compete with certain companies that provide BPO services including: CM-Tong, Meiyin, 95Teleweb, and Poicom.

We compete primarily on the basis of our experience, reputation, our quality and scope of services, our speed and flexibility of implementation, our technological expertise, total value delivered, and our quantifiable value per dollar spent by the client on our services.

The business process outsourcing industry is extremely competitive, and outsourcers have historically competed based on pricing terms. Accordingly, we could be subject to pricing pressure and may experience a decline in our average selling prices for our services. We attempt to mitigate this pricing pressure by differentiating ourselves from our competition based on the value we bring to our clients through the quality of our services and our ability to provide quantifiable results that our clients can measure against our competitors. We seek to compete by emphasizing to our clients the value they receive per dollar spent for our services. We do not generally compete in the segment of the customer care BPO market that focuses solely on price. We normally provide a sales proposition to a client based on quantifiable value per dollar spent by the client on our services. We believe that our ability to quantify value has allowed us to negotiate primarily fixed pricing with our clients that reflects the greater value created per dollar spent, rather than the cost-based commodity pricing model most often emphasized in our industry.

We believe that we have competitive advantages in the markets we serve due to our metric-driven BPO solutions, comprehensive and scalable product and service offerings, customer-centric and cost effective project management capability, and established customer relationships.

The principal competitive factors in our markets include:

•	ability to provide services that are innovative and attractive to customers and their end-users;

•	service functionality, quality and performance;

•	customer service and support;

•	pricing;

•	establishment of a significant customer base; and

•	ability to introduce new services to the market in a timely manner.

Research and Development

We are committed to researching, designing and developing call center information technology solutions and software products that will meet the future needs of our customers. We continuously upgrade our existing software products to enhance scalability and performance and to provide added features and functions. We have developed research and development cooperative relationships with universities and research institutes, including with Shandong University and Shandong Teachers University. As of December 31, 2009, our research and development team consisted of nine experienced researchers, engineers, developers and programmers. In addition, certain support employees regularly participate in our research and development programs.

In the fiscal years 2008 and 2009, we spent $86,330 and $323,378, respectively, on research and development activities.

Employees

As of December 31, 2010, we had approximately 3,300 employees. Our senior management and many of our employees have had prior experience in the call center industry. All of our employees are full-time employees.

We devote significant resources to recruiting and training our call center associates. We target and select high-caliber employees through a rigorous screening and testing process. After we hire an employee, we make significant investments in foundation training, client-specific training and ongoing instruction and coaching. We emphasize small teams, which facilitates significant time for evaluation and coaching of our customer service associates by our team leaders and quality personnel.

Our culture is metric-driven and performance-based. We employ a scorecard system for substantially all of our employees that defines specific goals to provide clarity of purpose and to enable objective weekly, monthly and quarterly performance evaluations. We believe that this system, which is linked with a compensation structure that is heavily weighted with performance-based incentives, helps our managers identify and coach low performers, reward high performers and ultimately achieve high levels of quality for our clients.

Most of our senior management and technical employees are well educated Chinese professionals with substantial experience in call center management and call center system integration and application software development. We believe that attracting and retaining highly experienced call center associates and sales and marketing personnel is a key to our success. In addition, we believe that we maintain a good working relationship with our employees and we have not experienced any significant labor disputes or any difficulty in recruiting staff for our operations. Our employees are not represented through any collective bargaining agreements or by labor unions.

Intellectual Property Rights

The PRC has domestic laws for the protection of rights in copyrights, patents, trademarks and trade secrets. The PRC is also a signatory to all of the world’s major intellectual property conventions, including the:

•	Convention establishing the World Intellectual Property Organization (WIPO Convention) (June 4, 1980);

•	Paris Convention for the Protection of Industrial Property (March 19, 1985);

•	Patent Cooperation Treaty (January 1, 1994); and

•	Agreement on Trade-Related Aspects of Intellectual Property Rights (TRIPs) (November 11, 2001).

The PRC Trademark Law, adopted in 1982 and revised in 2001, with its implementation rules adopted in 2002, protects registered trademarks. The Trademark Office of the State Administration of Industry and Commerce (“SAIC”), handles trademark registrations and grants trademark registrations for a term of ten years.

Our intellectual property rights are important to our business. We rely on a combination of trade secrets, confidentiality procedures and contractual provisions to protect our intellectual property. We do not presently hold any patents or registered trademarks.

We have been granted registered computer software ownership rights to nine pieces of intellectual property rights by the China State Copyright Bureau. We enter into confidentiality agreements with most of our employees and consultants, and control access to and distribution of our documentation and other licensed information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use our technology without authorization, or to develop similar technology independently. Since the Chinese legal system in general, and the intellectual property regime in particular, is relatively weak, it is often difficult to enforce intellectual property rights in China. Policing unauthorized use of our technology is difficult and the steps we take may not prevent misappropriation or infringement of our proprietary technology. In addition, litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others, which could result in substantial costs and diversion of our resources and could have a material adverse effect on our business, results of operations and financial condition.

We require our employees to enter into non-disclosure agreements to limit access to and distribution of our proprietary and confidential information. These agreements generally provide that any confidential or proprietary information developed by us or on our behalf must be kept confidential. These agreements also provide that any confidential or proprietary information disclosed to third parties in the course of our business must be kept confidential by such third parties.

As of December 31, 2010, we have obtained nine registered computer software ownership rights from the China State Patent Bureau. We do not presently hold any patents or registered trademarks.

In the event of trademark infringement, the SAIC has the authority to fine the infringer and to confiscate or destroy the infringing products. In addition to actions taken by SAIC, Taiying would be entitled to sue an infringer for compensation.

Properties

Our headquarters is located at 1366 Zhongtianmen Dajie, Xinghuo Science and Technology Park, High-tech Zone, Taian City, Shandong Province, People’s Republic of China. We have incorporated three subsidiary companies strategically-located throughout China, affording our customers local expertise and management. Our facilities are used for sales and marketing, research and development and administrative functions. All of the facilities are leased. We believe our facilities are adequate for our current needs. A summary description of our principal executive office follows:

Office	Address	Rental Term	Space
Principal Executive Office	1366 Zhongtianmen Dajie Xinghuo Science and Technology Park High-tech Zone, Taian City, Shandong Province People’s Republic of China 271000	December 2007- December 2019	139,750 sq. ft.

Regulation

Regulation of the Telecommunications Industry

The telecommunications industry is highly regulated in China. PRC laws and regulations restrict foreign investment in China’s telecommunications service industry. The contractual arrangements between our wholly-owned subsidiary, WFOE, and Taiying, allow us to exercise significant rights over the business operations of Taiying and to realize the economic benefits of the business. We believe that our operations are in compliance in all material aspects with current, applicable PRC regulations. However, many PRC laws and regulations are subject to extensive interpretive power of governmental agencies and commissions, and there is substantial uncertainty regarding the future interpretation and application of these laws or regulations.

The Chinese telecommunications industry, in which our largest customers operate, is subject to extensive government regulation and control. Currently, all the major telecommunications and Internet service providers in China are primarily state owned or state controlled and their business decisions and strategies are affected by the government’s budgeting and spending plans. In addition, they are required to comply with regulations and rules promulgated from time to time by the MIIT and other ministries and government departments.

In September, 2000, China published the Regulations of the People’s Republic of China on Telecommunications, or the “Telecommunications Regulations.” The Telecommunications Regulations were the first comprehensive set of regulations governing the conduct of telecommunications businesses in China. In particular, the Telecommunications Regulations set out in clear terms the framework for operational licensing, network interconnection, the setting of telecommunications charges and standards of telecommunications services in China. In the same month, China’s State Council approved the Administrative Measures on Internet Information Services, which provide for control and censoring of information on the Internet.

In December, 2001, the Ministry of Information Industry (“MII”), which was reorganized as the MIIT in June, 2008, promulgated the Administrative Measures for Telecommunications Business Operating Licenses, as amended (the “2001 Regulations”). The 2001 Regulations provide for two types of telecommunications operating licenses for carriers in the PRC, namely licenses for basic services and licenses for value-added services. In February, 2003, the MII issued a classification of basic and value-added telecommunications services (the “2003 Classification”). The 2003 Classification maintains the general distinction between basic telecommunications services, or BTS, and value-added telecommunications services, or VATS, and attempts to define the scope of each service. In particular, the 2003 Classification delineated the differences between “Type 1” and “Type 2” value-added services. Type 1 includes online data and transaction processing, domestic multi-party communications services, domestic Internet VPN services and Internet data center services. Type 2 covers storage and retransmission (email, voice mail, facsimile), call centers, Internet access and information services.

Under a separate set of regulations introduced in December, 2001, qualified foreign investors are permitted to invest in certain sectors of China’s telecommunications industry through Sino-foreign joint ventures, including Type 2 VATS providers, although there have been few reported investments of this nature to date. These regulations, known as the Provisions on the Administration of Foreign-Invested Telecommunications Enterprises, or the 2001 Provisions, were the result of China’s accession to the World Trade Organization. Under these provisions, certain qualifying foreign investors are permitted to own up to 49% of basic telecommunications businesses in China, and up to 50% of value-added telecommunications services businesses (which include Internet service providers and Internet content providers) and wireless paging businesses.

Despite the introduction of the 2001 Provisions, PRC regulations still restrict most direct foreign ownership of VATS businesses in the PRC. We and our PRC operating subsidiaries are considered foreign persons or foreign-invested enterprises under PRC laws, and are therefore subject to foreign ownership restrictions in connection with our limited VATS Type 2 business activities. In order to comply with these restrictions, WFOE, our wholly-owned subsidiary, has entered into a series of contractual arrangements with Taiying and its respective shareholders, which allow us to exercise significant rights over the business operations of Taiying and to realize the economic benefits of the business. We do not have any equity interest in Taiying, but instead have the right to enjoy economic benefits similar to equity ownership through our contractual arrangements with Taiying and its respective shareholders. For more information on the regulatory and other risks associated with our contractual arrangements related to Taiying, please see the discussion in “Risk Factors.” We believe that our operations are in compliance in all material aspects with current, applicable PRC regulations. However, many PRC laws and regulations are subject to extensive interpretive power of governmental agencies and commissions, and there is substantial uncertainty regarding the future interpretation and application of these laws or regulations.

Regulation of Foreign Currency Exchange and Dividend Distribution

Foreign Currency Exchange. The principal regulations governing foreign currency exchange in China are the Foreign Exchange Administration Regulations (1996), as amended, and the Administration Rules of the Settlement, Sale and Payment of Foreign Exchange (1996). Under these regulations, Renminbi are freely convertible for current account items, including the distribution of dividends, interest payments, trade and service-related foreign exchange transactions, but not for most capital account items, such as direct investment, loan, repatriation of investment and investment in securities outside China, unless the prior approval of SAFE or its local counterparts is obtained. In addition, any loans to an operating subsidiary in China that is a foreign invested enterprise, cannot, in the aggregate, exceed the difference between its respective approved total investment amount and its respective approved registered capital amount. Furthermore, any foreign loan must be registered with SAFE or its local counterparts for the loan to be effective. Any increase in the amount of the total investment and registered capital must be approved by the PRC Ministry of Commerce or its local counterpart. We may not be able to obtain these government approvals or registrations on a timely basis, if at all, which could result in a delay in the process of making these loans.

The dividends paid by the subsidiary to its shareholder are deemed shareholder income and are taxable in China. Pursuant to the Administration Rules of the Settlement, Sale and Payment of Foreign Exchange (1996), foreign-invested enterprises in China may purchase or remit foreign exchange, subject to a cap approved by SAFE, for settlement of current account transactions without the approval of SAFE. Foreign exchange transactions under the capital account are still subject to limitations and require approvals from, or registration with, SAFE and other relevant PRC governmental authorities.

Dividend Distribution. The principal regulations governing the distribution of dividends by foreign holding companies include the Foreign Investment Enterprise Law (1986), as amended, and the Administrative Rules under the Foreign Investment Enterprise Law (2001).

Under these regulations, foreign investment enterprises in China may pay dividends only out of their retained profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, foreign investment enterprises in China are required to allocate at least 10% of their respective retained profits each year, if any, to fund certain reserve funds unless these reserves have reached 50% of the registered capital of the enterprises. These reserves are not distributable as cash dividends.

Notice 75. On October 21, 2005, SAFE issued Notice 75, which became effective as of November 1, 2005. According to Notice 75, prior registration with the local SAFE branch is required for PRC residents to establish or to control an offshore company for the purposes of financing that offshore company with assets or equity interests in an onshore enterprise located in the PRC. An amendment to registration or filing with the local SAFE branch by such PRC resident is also required for the injection of equity interests or assets of an onshore enterprise in the offshore company or overseas funds raised by such offshore company, or any other material change involving a change in the capital of the offshore company.

Moreover, Notice 75 applies retroactively. As a result, PRC residents who have established or acquired control of offshore companies that have made onshore investments in the PRC in the past are required to complete the relevant registration procedures with the local SAFE branch. Under the relevant rules, failure to comply with the registration procedures set forth in Notice 75 may result in restrictions being imposed on the foreign exchange activities of the relevant onshore company, including the increase of its registered capital, the payment of dividends and other distributions to its offshore parent or affiliate and capital inflow from the offshore entity, and may also subject relevant PRC residents to penalties under PRC foreign exchange administration regulations.

PRC residents who control our company are required to register with SAFE in connection with their investments in us. If we use our equity interest to purchase the assets or equity interest of a PRC company owned by PRC residents in the future, such PRC residents will be subject to the registration procedures described in Notice 75.

New M&A Regulations and Overseas Listings

On August 8, 2006, six PRC regulatory agencies, including the Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, CSRC and SAFE, jointly issued the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the New M&A Rule, which became effective on September 8, 2006. This New M&A Rule, among other things, includes provisions that purport to require that an offshore special purpose vehicle formed for purposes of overseas listing of equity interests in PRC companies and controlled directly or indirectly by PRC companies or individuals obtain the approval of CSRC prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange.

On September 21, 2006, CSRC published on its official website procedures regarding its approval of overseas listings by special purpose vehicles. The CSRC approval procedures require the filing of a number of documents with the CSRC and it would take several months to complete the approval process. The application of this new PRC regulation remains unclear with no consensus currently existing among leading PRC law firms regarding the scope of the applicability of the CSRC approval requirement.

Our PRC counsel, Kai Tong Law Firm, has advised us that, based on their understanding of the current PRC laws and regulations:

•

we currently control the operating companies by virtue of WFOE’s VIE agreements with Tai Shan but not through equity interest acquisition nor asset acquisition which are stipulated in the New M&A Rule; and

•	in spite of the above, CSRC currently has not issued any definitive rule or interpretation concerning whether offerings like ours under this prospectus are subject to this new procedure.

Regulations on Offshore Parent Holding Companies’ Direct Investment in and Loans to Their PRC Subsidiaries

An offshore company may invest equity in a PRC company, which will become the PRC subsidiary of the offshore holding company after investment. Such equity investment is subject to a series of laws and regulations generally applicable to any foreign-invested enterprise in China, which include the Wholly Foreign Owned Enterprise Law, the Sino-foreign Equity Joint Venture Enterprise Law, the Sino-foreign Contractual Joint Venture Enterprise Law, all as amended from time to time, and their respective implementing rules; the Tentative Provisions on the Foreign Exchange Registration Administration of Foreign-Invested Enterprise; and the Notice on Certain Matters Relating to the Change of Registered Capital of Foreign-Invested Enterprises.

Under the aforesaid laws and regulations, the increase of the registered capital of a foreign-invested enterprise is subject to the prior approval by the original approval authority of its establishment. In addition, the increase of registered capital and total investment amount shall both be registered with SAIC and SAFE.

Shareholder loans made by offshore parent holding companies to their PRC subsidiaries are regarded as foreign debts in China for regulatory purpose, which is subject to a number of PRC laws and regulations, including the PRC Foreign Exchange Administration Regulations, the Interim Measures on Administration on Foreign Debts, the Tentative Provisions on the Statistics Monitoring of Foreign Debts and its implementation rules, and the Administration Rules on the Settlement, Sale and Payment of Foreign Exchange.

Under these regulations, the shareholder loans made by offshore parent holding companies to their PRC subsidiaries shall be registered with SAFE. Furthermore, the total amount of foreign debts that can be borrowed by such PRC subsidiaries, including any shareholder loans, shall not exceed the difference between the total investment amount and the registered capital amount of the PRC subsidiaries, both of which are subject to the governmental approval.

Management

The following table sets forth our executive officers and directors, their ages and the positions held by them:

Name	Age	Position	Appointed
Gary Wang(1) (2)	42	Chief Executive Officer, Chairman of the Board and Director	2010
David Wang(1) (2)	38	Executive Vice President, Director	2010
Limin Gao(1)	54	Chief Operating Officer	2010
Youhang Peng(1)	48	Chief Financial Officer	2010
Weixin Wang(1) (2) (5) (6) (7)	40	Director	2010
Jie Xu(1) (4) (5) (6) (7)	37	Director	2010
Xiaobin Yan(1) (3) (5) (6) (7)	34	Director	2010

(1)	The individual’s business address is c/o Taiying, 1366 Zhongtianmen Dajie, Xinghuo Science and Technology Park, High-tech Zone, Taian City, Shandong Province, People’s Republic of China 271000.
(2)	Class III directors whose term expires in 2013.
(3)	Class II director whose term expires in 2012.
(4)	Class I director whose term expires in 2011.
(5)	Member of audit committee.
(6)	Member of compensation committee.
(7)	Member of nominating committee.

Gary Wang. Mr. Wang has served as the Chief Executive Officer and Chairman of Tai Shan since July 2010. Mr. Wang co-founded Taiying in 2007 and has served as Taiying’s Chief Executive Officer since December 2007. From 2004 through 2007, Mr. Wang was the Chief Executive Officer of Shandong Luk Information Technology Co. Limited, a call center company based in Shandong Province. In 2009, Mr. Wang received the “2009 China Sourcing Person of the Year of the China Software and Information Industry” award given by MIIT. This award was given to Mr. Wang for his accomplishments in building Taiying. The award is granted based on a variety of business criteria, such as number of call center seats, number of employees and number and quality of customers. Mr. Wang received his MBA from the Hong Kong Polytechnic University, and a bachelor’s degree in finance from Shandong University of Finance. Mr. Wang’s qualifications to be nominated as a director include his 12 years of experience serving in executive positions at companies exclusively operating in the call center industry and his extensive knowledge, experience and relationships in China’s BPO industry.

David Wang. Mr. Wang has served as Executive Vice President and Vice Chairman of Tai Shan since July 2010. Mr. Wang co-founded Taiying in 2007 and has served as Taiying’s Executive Vice President since April 2008. From January 2006 through March 2008, Mr. Wang served as Executive Vice President of Fountain Investments Limited, an investment advisory firm based in Shandong Province. From 2003 through 2005, Mr. Wang was Vice President of Tianqin Securities Limited, a full-service investment banking and brokerage firm based in Shandong Province. Mr. Wang holds a bachelor’s degree in computer science from Shandong University. Mr. Wang was nominated as a director because of his operating and financial experience.

Limin Gao. Mr. Gao has served as Chief Operating Officer of Tai Shan since July 2010. From Taiying’s incorporation in 2007, Mr. Gao has served as Taiying’s Chief Operating Officer. From 2005 through 2007, Mr. Gao served as the General Manager of Yantai division of Luk Information Technology Company, a call center company based in Shandong province. Mr. Gao holds an associate bachelor’s degree in industrial management from the Institute of Shandong Construction Materials.

Youhang Peng. Mr. Peng has served as Chief Financial Officer of Tai Shan since July 2010. From 2004 through 2010, Mr. Peng was the Senior Managing Director of Caybridge International, Inc., an investment advisory firm based in Dallas, Texas. Mr. Peng has more than 18 years of experience in and extensive knowledge of financial markets, having worked as a Quantitative Analyst and Derivatives Trader with Bankers Trust New York, Sakura Global Capital and HypoVereinsbank in the 1990s. Mr. Peng also worked as a treasury manager with Nokia. Mr. Peng holds a bachelor degree in electronics from Tsinghua University and a master degree in electrical engineering from University of California at Davis.

Weixin Wang. Mr. Wang has served as an independent director of Tai Shan since July 2010. Since 2006, Mr. Wang was the director of Software and Integrated Circuit Promotion Center within the Strategy Consulting

Department of Ministry and Information Technology (MIIT). Between 2004 and 2006, Mr. Wang was associate researcher of China Institute of Science. Mr. Wang holds a Ph.D. degree in engineering from China Academy of Agricultural Mechanization Sciences (CAAMS). Mr. Wang was nominated as a director because of his research and development experience in information and technology.

Jie Xu. Mr. Xu has served as an independent director of Tai Shan since July 2010. Since 2008, Mr. Xu has been CEO of Qilu Securities (Beijing) Asset Management Company, a division of the full-service brokerage and investment banking firm Qilu Securities Co., Ltd. Between 2006 and 2007, Mr. Xu was an investment relation manager for Shandong Tianye Hengji Stock Company Limited. Between 2002 and 2006, Mr. Xu was assistant vice president of the securities investment department of General Investment Management co., Ltd. Mr. Xu holds a bachelor degree in finance from Shandong Economic University. Mr. Xu was nominated as a director because of his experience in capital markets and finance.

Xiaobin Yan. Mr. Yan has served as an independent director of Tai Shan since July 2010. Since 2007, Mr. Yan has been the chairman of China Call Center and BPO Industry Alliance (CNCBA). Between 2006 and 2007, Mr. Yan served as executive director of Sykes Greater China, which provides outsourced customer contact management soloutions and services in the BPO field. Between 2004 and 2006, Mr. Yan was marketing manager of the greater China region of PCCW, the holding company of Hong Kong Telecom. Mr. Yan currently also serves as chief advisor to 51Callcenter, a call center information hub company, and is a director to CCtaoren, a call center headhunter firm. Mr. Yan holds a bachelor degree in dyeing and finishing from Donghua University. Mr. Yan was nominated as a director because of his experience and reputation in the call center BPO industry.

There are no family relations among any of our officers or directors.

Executive Compensation

Summary Compensation Table

The following table shows the annual compensation paid by us for the years ended December 31, 2008 and 2009 to Gary Wang, our principal executive officer. His current employment agreement commenced on January 2010 and is scheduled to run through December 31, 2012. No officer had a salary during either of the previous two years of more than $100,000.

Name and principal position	Year	Salary	Bonus	All Other Compensation	Total Paid

Gary Wang Chief Executive Officer	2009	$0	$14,642	$0	$14,642
	2008	$0	$7,074	$0	$7,074

Employment Agreements

Under Chinese law, we may only terminate employment agreements without cause and without penalty by providing notice of non-renewal one month prior to the date on which the employment agreement is scheduled to expire. If we fail to provide this notice or if we wish to terminate an employment agreement in the absence of cause, then we are obligated to pay the employee one month’s salary for each year we have employed the employee. We are, however, permitted to terminate an employee for cause without penalty to our company, where the employee has committed a crime or the employee’s actions or inactions have resulted in a material adverse effect to us.

Our employment agreements with our executive officers generally provide for a term of three (3) years and a salary to be paid monthly. The agreements also provide that the executive officers are to work an average of forty (40) hours per week and are entitled to all legal holidays as well as other paid leave in accordance with PRC laws and regulations and our internal work policies. Under such agreements, our executive officers can be terminated for cause without further compensation. The employment agreements also provide that we will pay for all mandatory social security programs for our executive officers in accordance with PRC regulations. During the agreement and for one (1) year afterward, our executive officers are required to keep trade secrets confidential.

The contracts that we have entered into with executive officers include the following:

•	an agreement with Gary Wang, effective January 1, 2010 and expiring on December 31, 2012, retaining Mr. Wang as Chief Executive Officer in exchange for a salary, payable monthly.

•

an agreement with Youhang Peng, effective July 15, 2010 and expiring July 31, 2013, retaining Mr. Peng as Chief Financial Officer in exchange for a salary, payable monthly. Mr. Peng’s contract provides that he would be awarded 210,000 stock options the day before this offering at the offering price. The options would be exerciseable at the offering price and will vest over time with one-third vesting upon issuance, one-third on July 15, 2012, and one-third on July 15, 2013.

•	an agreement with David Wang, effective January 1, 2010 and expiring on December 31, 2012, retaining Mr. Wang to serve as Executive Vice President in exchange for a salary, payable monthly.

•	an agreement with Limin Gao, effective January 1, 2010 and expiring December 31, 2012 and retaining Mr. Gao as the Chief Operating Officer and providing for payment of a salary, payable monthly.

Compensation will be determined by the board of directors upon recommendations of its Compensation Committee.

Share Option Pool

We intend to establish a pool for share options for our employees following the completion of this offering. This pool will contain options to purchase our common shares equal to ten percent (10%) of the number of common shares outstanding at the conclusions of this offering. This pool will contain options to purchase up to 666,667 of our common shares subject to outstanding share options or reserved for issuance under our share incentive plan, assuming a maximum offering. The options will vest at a rate of 20% per year for five years and have a per share exercise price equal to the fair market value of one of our common shares on the date of grant. Other than those granted under this pool, we will not grant any shares or options to our employees prior to the second anniversary of the closing of this offering. We expect to grant options under this pool to certain employees as of the closing of this offering. Any options granted as of the closing of this offering will have an exercise price per common share equal to the offering price. We have not yet determined the recipients of any such grants.

Board of Directors and Board Committees

Composition of Board

Our board of directors currently consists of five directors. We expect that all current directors will continue to serve after this offering. There are no family relationships between any of our executive officers and directors.

The directors will be divided into three classes, as nearly equal in number as the then total number of directors permits. Class I directors shall face re-election at our annual general meeting of shareholders in 2011 and every three years thereafter. Class II directors shall face re-election at our annual general meeting of shareholders in 2012 and every three years thereafter. Class III directors shall face re-election at our annual general meeting of shareholders in 2013 and every three years thereafter.

If the number of directors changes, any increase or decrease will be apportioned among the classes so as to maintain the number of directors in each class as nearly as possible. Any additional directors of a class elected to fill a vacancy resulting from an increase in such class will hold office for a term that coincides with the remaining term of that class. Decreases in the number of directors will not shorten the term of any incumbent director. These board provisions could make it more difficult for third parties to gain control of our company by making it difficult to replace members of the Board of Directors.

A director may vote in respect of any contract or transaction in which he is interested, provided, however that the nature of the interest of any director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote on that matter. A general notice or disclosure to the directors or otherwise contained in the minutes of a meeting or a written resolution of the directors or any committee thereof of the nature of a director’s interest shall be sufficient disclosure and after such general notice it shall not be necessary to give special notice relating to any particular transaction. A director may be counted for a quorum upon a motion in respect of any contract or arrangement which he shall make with our company, or in which he is so interested and may vote on such motion.

There are no membership qualifications for directors. Further, there are no share ownership qualifications for directors unless so fixed by us in a general meeting.

The Board of Directors maintains a majority of independent directors who are deemed to be independent under the definition of independence provided by NASDAQ Stock Market Rule 4200(a)(15). Messrs. Weixin Wang, Jie Xu and Xiaobin Yan are our independent directors.

There are no other arrangements or understandings pursuant to which our directors are selected or nominated.

Our Board of Directors plays a significant role in our risk oversight. The Board of Directors makes all relevant company decisions. As such, it is important for us to have both our Chief Executive Officer and Chief Financial Officer serve on the Board as they play key roles in the risk oversight or the Company. As a smaller reporting company with a small board of directors, we believe it is appropriate to have the involvement and input of all of our directors in risk oversight matters.

Board Committees

Currently, three committees have been established under the board: the audit committee, the compensation committee and the nominating committee. The audit committee is responsible for overseeing the accounting and financial reporting processes of our company and audits of the financial statements of our company, including the appointment, compensation and oversight of the work of our independent auditors. The compensation committee of the board of directors reviews and makes recommendations to the board regarding our compensation policies for our officers and all forms of compensation, and also administers our incentive compensation plans and equity-based plans (but our board retains the authority to interpret those plans). The nominating committee of the board of directors is responsible for the assessment of the performance of the board, considering and making recommendations to the board with respect to the nominations or elections of directors and other governance issues. The nominating committee considers diversity of opinion and experience when nominating directors.

Weixin Wang, Jie Xu and Xiaobin Yan serve on all three committees. At this time, Mr. Wang chairs the nominating committee; Jie Xu chairs the audit committee; and Xiaobin Yan chairs the compensation committee.

Board Observers

In connection with this offering, we have agreed to allow our placement agent to designate two non-voting observers to our Board of Directors until the earlier of the date that:

•	the investors that purchase common shares in this offering beneficially own less than ten percent (10%) of our outstanding common shares; or

•	the average closing price per common share equals or exceeds three (3) times the offering price for a period of 15 consecutive trading days.

Although our placement agent’s observers will not be able to vote, they may nevertheless significantly influence the outcome of matters submitted to the Board of Directors for approval. We have agreed to reimburse the observers for their expenses for attending our Board meetings, subject to a maximum reimbursement of $6,000 per meeting and $12,000 annually, which amount is not more than the reimbursement payable to our directors. The observers will be required to certify that such travel expenses are not reimbursed by any other party. We will also pay observers the same amount as our independent directors receive. As of the date of this prospectus, Mr. L. McCarthy Downs III and Mr. Hayden Zou are serving as our placement agent’s observers to our Board of Directors. Mr. Downs is associated with the Placement Agent. Mr. Zou and the company of which he is principal, Fulcan Investments, LLC, were retained by Tai Shan to provide management and consulting services to it in connection with the reorganization of Taiying and this offering.

Duties of Directors

Under British Virgin Islands law, our directors have a duty to act honestly, in good faith and with a view to our best interests. Our directors also have a duty to exercise the care, diligence and skills that a reasonably prudent person would exercise in comparable circumstances. See “Description of Share Capital—Differences in Corporate Law” for additional information on our directors’ fiduciary duties under British Virgin Islands law. In fulfilling their duty of care to us, our directors must ensure compliance with our third amended and restated memorandum and articles of association. We have the right to seek damages if a duty owed by our directors is breached.

The functions and powers of our board of directors include, among others:

•	appointing officers and determining the term of office of the officers;

•	authorizing the payment of donations to religious, charitable, public or other bodies, clubs, funds or associations as deemed advisable;

•	exercising the borrowing powers of the company and mortgaging the property of the company;

•	executing checks, promissory notes and other negotiable instruments on behalf of the company; and

•	maintaining or registering a register of mortgages, charges or other encumbrances of the company.

Interested Transactions

A director may vote, attend a board meeting or sign a document on our behalf with respect to any contract or transaction in which he or she is interested. A director must promptly disclose the interest to all other directors after becoming aware of the fact that he or she is interested in a transaction we have entered into or are to enter into. A general notice or disclosure to the board or otherwise contained in the minutes of a meeting or a written resolution of the board or any committee of the board that a director is a shareholder, director, officer or trustee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company will be sufficient disclosure, and, after such general notice, it will not be necessary to give special notice relating to any particular transaction.

Remuneration and Borrowing

The directors may receive such remuneration as our board of directors may determine from time to time. Each director is entitled to be repaid or prepaid all traveling, hotel and incidental expenses reasonably incurred or expected to be incurred in attending meetings of our board of directors or committees of our board of directors or shareholder meetings or otherwise in connection with the discharge of his or her duties as a director. The compensation committee will assist the directors in reviewing and approving the compensation structure for the directors.

Our board of directors may exercise all the powers of the company to borrow money and to mortgage or charge our undertakings and property or any part thereof, to issue debentures, debenture stock and other securities whenever money is borrowed or as security for any debt, liability or obligation of the company or of any third party.

Qualification

A director is not required to hold shares as a qualification to office.

Limitation on Liability and Other Indemnification Matters

British Virgin Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the British Virgin Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

Under our third amended and restated memorandum and articles of association, we may indemnify our directors, officers and liquidators against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with civil, criminal, administrative or investigative proceedings to which they are party or are threatened to be made a party by reason of their acting as our director, officer or liquidator. To be entitled to indemnification, these persons must have acted honestly and in good faith with a view to the best interest of the company and, in the case of criminal proceedings, they must have had no reasonable cause to believe their conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors or officers under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable as a matter of United States law.

Director Compensation

All directors hold office until the next annual meeting of shareholders at which their respective class of directors is re-elected and until their successors have been duly elected and qualified. There are no family relationships among our directors or executive officers. Officers are elected by and serve at the discretion of the Board of Directors. Employee directors do not receive any compensation for their services. Non-employee directors are entitled to receive $10,000 per year for serving as directors and may receive option grants from our company. In addition, non-employee directors are entitled to receive compensation for their actual travel expenses for each Board of Directors meeting attended, up to a maximum of $6,000 per meeting and $12,000 per year.

Summary Director Compensation Table FY 2009

Name	Director fees earned or paid in cash	Other Compensation	Total
Gary Wang(1) (2)	$0	$0	$0
David Wang(1) (2)	0	0	0
Weixin Wang(3)	0	0	0
Jie Xu(3)	0	0	0
Xiaobin Yan(3)	0	0	0

(1)	None of the directors received any common share awards, option awards, nonqualified deferred compensation earnings or non-equity incentive plan compensation in fiscal year 2009.
(2)	Gary Wang and David Wang received payment in their capacity as officers of our company and/or subsidiaries/affiliates but did not receive compensation for serving as directors of our company.
(3)	Messrs. Weixin Wang, Jie Xu and Xiaobin Yan did not become directors until July 2010 and received no payment in 2009.

Limitation of Director and Officer Liability

Under British Virgin Islands law, each of our directors and officers, in performing his or her functions, is required to act honestly and in good faith with a view to our best interests and exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. Our memorandum and articles of association provide that, to the fullest extent permitted by British Virgin Islands law or any other applicable laws, our directors will not be personally liable to us or our shareholders for any acts or omissions in the performance of their duties. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission. These provisions will not limit the liability of directors under United States federal securities laws.

We may indemnify any of our directors or anyone serving at our request as a director of another entity against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings. We may only indemnify a director if he or she acted honestly and in good faith with the view to our best interests and, in the case of criminal proceedings, the director had no reasonable cause to believe that his or her conduct was unlawful. The decision of our board of directors as to whether the director acted honestly and in good faith with a view to our best interests and as to whether the director had no reasonable cause to believe that his or her conduct was unlawful, is in the absence of fraud sufficient for the purposes of indemnification, unless a question of law is involved. The termination of any proceedings by any judgment, order, settlement, conviction or the entry of no plea does not, by itself, create a presumption that a director did not act honestly and in good faith and with a view to our best interests or that the director had reasonable cause to believe that his or her conduct was unlawful. If a director to be indemnified has been successful in defense of any proceedings referred to above, the director is entitled to be indemnified against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred by the director or officer in connection with the proceedings.

We may purchase and maintain insurance in relation to any of our directors or officers against any liability asserted against the directors or officers and incurred by the directors or officers in that capacity, whether or not we have or would have had the power to indemnify the directors or officers against the liability as provided in our memorandum and articles of association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors or officers under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable as a matter of United States law.

Related Party Transactions

Payables to Related Parties

As of September 30, 2010 and December 31, 2009 and 2008, Taiying had aggregate payables to related parties of approximately $0, $29,363 and $139,579 respectively. Such amounts represented advances for business expansion paid on our behalf by certain of our executive officers, including Gary Wang, our Chief Executive Officer, and David Wang, our Executive Vice President. As of September 30, 2010 and December 31, 2009 and 2008, Taiying also had aggregate receivables due from related parties of approximately $43,759, $0 and $0, respectively. These amounts are funds advanced to our founders and officers of Taiying for normal business expenses related to customer acquisitions and market expansion initiatives.

These amounts chiefly reflect receivables relating to advances made to company founders and officers to cover expenses they incur in company-related travel, meetings and the like. Tai Shan follows a practice, common in China, of paying executives fixed amounts in advance of such activities, which payments are subject to reimbursement by the executives to the extent their actual expenses fall short of the fixed payments. Amounts not yet reimbursed are treated as receivables.

Contractual Arrangements with Domestic Companies and their Shareholders

We operate our business in China through a series of contractual arrangements with Taiying and its shareholders, who are related parties. For a description of these contractual arrangements, see “Our Corporate Structure – Contractual Arrangements with Domestic Companies and their Shareholders.”

Transactions with Related Persons

There has been no transaction since the beginning of the our last fiscal year, and there is no currently proposed transaction, in which we were or would be a participant and the amount involved exceeds $120,000, and in which any related person had or will have a direct or indirect material interest.

Principal Shareholders

The following table sets forth information regarding beneficial ownership of our common stock as of September 30, 2010 by (i) any person or group with 5 percent or more of any class of voting securities, (ii) each director, (iii) our chief executive officer and each other executive officer whose cash compensation for the most recent fiscal year exceeded $100,000 and (iv) all such executive officers and directors as a group. Unless otherwise specified, the address of each of the persons set forth below is in care of our company at 1366 Zhongtianmen Dajie, Xinghuo Science and Technology Park, High-tech Zone, Taian City, Shandong Province, People’s Republic of China 271000. Except as indicated in the footnotes to this table and subject to applicable community property laws, the persons named in the table to our knowledge have sole voting and investment power with respect to all shares of securities shown as beneficially owned by them. The information in this table is as of July 31, 2010 based upon (i) 4,666,667 shares of common stock outstanding.

Named Executive Officers and Directors	Amount of Beneficial Ownership (1)	Percentage Ownership
Gary Wang, Principal Executive Officer and Director	1,210,000	25.9%
David Wang, Director	200,000	4.3%
Limin Gao, Chief Operating Officer	20,000	0.004	%*
Weixin Wang, Director	0	0.0	%*
Jie Xu, Director	0	0.0	%*
Xiaobin Yan, Director	0	0.0	%*
All Directors and Executive Officers as a Group	1,410,000	30.2%

*	Less than 1%.
(1)	Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the common shares.

Description of Share Capital

We were incorporated as an international business company under the International Business Companies Act, 1984, in the British Virgin Islands on April 27, 2010 under the name “Tai Shan Communications, Inc.” As of the date of this prospectus, we have authorized 50,000,000 common shares, of $0.001 par value.

The following are summaries of the material provisions of our amended and restated memorandum and articles of association that will be in force at the time of the closing of this offering and the BVI Act, insofar as they relate to the material terms of our common shares. The forms of our amended and restated memorandum and articles of association are filed as exhibits to the registration statement of which this prospectus is a part.

Common Shares

General

All of our issued common shares are fully paid and non-assessable. Certificates representing the common shares are issued in registered form. Our shareholders who are non-residents of the British Virgin Islands may freely hold and vote their common shares.

Distributions

The holders of our common shares are entitled to such dividends as may be declared by our board of directors subject to the BVI Act.

Voting rights

Any action required or permitted to be taken by the shareholders must be effected at a duly called annual or special meeting of the shareholders entitled to vote on such action and may not be effected by a resolution in writing. At each general meeting, each shareholder who is present in person or by proxy (or, in the case of a shareholder being a corporation, by its duly authorized representative) will have one vote for each common share which such shareholder holds.

Election of directors

Delaware law permits cumulative voting for the election of directors only if expressly authorized in the certificate of incorporation. The laws of the British Virgin Islands, however, do not specifically prohibit or restrict the creation of cumulative voting rights for the election of our directors. Cumulative voting is not a concept that is accepted as a common practice in the British Virgin Islands, and we have made no provisions in our memorandum and articles of association to allow cumulative voting for elections of directors.

Meetings

We must provide written notice of all meetings of shareholders, stating the time, place and, in the case of a special meeting of shareholders, the purpose or purposes thereof, at least 10 days before the date of the proposed meeting to those persons whose names appear as shareholders in the register of members on the date of the notice and are entitled to vote at the meeting. Our board of directors shall call a special meeting upon the written request of shareholders holding at least 30% of our outstanding voting shares. In addition, our board of directors may call a special meeting of shareholders on its own motion. A meeting of shareholders may be called on short notice: (a) if it is so agreed by shareholders holding not less than 90% of the common shares entitled to vote on the matters to be considered at the meeting, or 90% of the common shares of each class or series entitled to vote together as a class or series, together with not less than 90% of the remaining votes; or (b) if all shareholders holding common shares entitled to vote on the matters to be considered at the meeting have waived notice of the meeting, and presence at the meeting shall be deemed to constitute waiver for this purpose.

At any meeting of shareholders, a quorum will be present if there are shareholders present in person or by proxy representing not less than 50% of the issued common shares entitled to vote on the resolutions to be considered at the meeting. Such quorum may be represented by only a single shareholder or proxy. If no quorum is present within two hours of the start time of the meeting, the meeting shall be dissolved if it was requested by shareholders. In any other case, the meeting shall be adjourned to the next business day, and if shareholders representing not less than one-third of the votes of the common shares or each class of shares entitled to vote on the matters to be considered at the meeting are present within one hour of the start time of the adjourned meeting, a quorum will be present. If not, the meeting will be dissolved. No business may be transacted at any general meeting unless a quorum is present at the commencement of business. If present, the chair of our board of directors shall be the chair presiding at any meeting of the shareholders.

A corporation that is a shareholder shall be deemed for the purpose of our memorandum and articles of association to be present in person if represented by its duly authorized representative. This duly authorized representative shall be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were our individual shareholder.

Protection of minority shareholders

We would normally expect British Virgin Islands courts to follow English case law precedents, which permit a minority shareholder to commence a representative action, or derivative actions in our name, to challenge (1) an act which is ultra vires or illegal, (2) an act which constitutes a fraud against the minority by parties in control of us, (3) the act complained of constitutes an infringement of individual rights of shareholders, such as the right to vote and pre-emptive rights and (4) an irregularity in the passing of a resolution which requires a special or extraordinary majority of the shareholders.

Pre-emptive rights

There are no pre-emptive rights applicable to the issue by us of new common shares under either British Virgin Islands law or our memorandum and articles of association.

Transfer of common shares

Subject to the restrictions in our memorandum and articles of association, the lock-up agreements with our placement agent described in “Shares Eligible for Future Sale— Lock-Up Agreements” and applicable securities laws, any of our shareholders may transfer all or any of his or her common shares by written instrument of transfer signed by the transferor and containing the name and address of the transferee. Our board of directors may resolve by resolution to refuse or delay the registration of the transfer of any common share. If our board of directors resolves to refuse or delay any transfer, it shall specify the reasons for such refusal in the resolution. Our directors may not resolve or refuse or delay the transfer of a common share unless: (a) the person transferring the shares has failed to pay any amount due in respect of any of those shares; or (b) such refusal or delay is deemed necessary or advisable in our view or that of our legal counsel in order to avoid violation of, or in order to ensure compliance with, any applicable, corporate, securities and other laws and regulations.

Liquidation

If we are wound up and the assets available for distribution among our shareholders are more than sufficient to repay all amounts paid to us on account of the issue of shares immediately prior to the winding up, the excess shall be distributable pari passu among those shareholders in proportion to the amount paid up immediately prior to the winding up on the shares held by them, respectively. If we are wound up and the assets available for distribution among the shareholders as such are insufficient to repay the whole of the amounts paid to us on account of the issue of shares, those assets shall be distributed so that, to the greatest extent possible, the losses shall be borne by the shareholders in proportion to the amounts paid up immediately prior to the winding up on the shares held by them, respectively. If we are wound up, the liquidator appointed by us may, in accordance with the BVI Act, divide among our shareholders in specie or kind the whole or any part of our assets (whether they shall consist of property of the same kind or not) and may, for such purpose, set such value as the liquidator deems fair upon any property to be divided and may determine how such division shall be carried out as between the shareholders or different classes of shareholders.

Calls on common shares and forfeiture of common shares

Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their common shares in a notice served to such shareholders at least 14 days prior to the specified time of payment. The common shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption of common shares

Subject to the provisions of the BVI Act, we may issue shares on terms that are subject to redemption, at our option or at the option of the holders, on such terms and in such manner as may be determined by our memorandum and articles of association and subject to any applicable requirements imposed from time to time by, the BVI Act, the SEC, the NASDAQ Capital Market, or by any recognized stock exchange on which our securities are listed.

Modifications of rights

All or any of the special rights attached to any class of shares may, subject to the provisions of the BVI Act, be amended only pursuant to a resolution passed at a meeting by a majority of the votes cast by those entitled to vote at a meeting of the holders of the shares of that class.

Changes in the number of shares we are authorized to issue and those in issue

We may from time to time by resolution of our board of directors:

•	amend our memorandum of association to increase or decrease the maximum number of shares we are authorized to issue;

•	subject to our memorandum, divide our authorized and issued shares into a larger number of shares; and

•	subject to our memorandum, combine our authorized and issued shares into a smaller number of shares.

Untraceable shareholders

We are entitled to sell any shares of a shareholder who is untraceable, provided that:

•

all checks or warrants in respect of dividends of these shares, not being less than three in number, for any sums payable in cash to the holder of such shares have remained uncashed for a period of twelve years prior to the publication of the notice and during the three months referred to in the third bullet point below;

•	we have not during that time received any indication of the whereabouts or existence of the shareholder or person entitled to these shares by death, bankruptcy or operation of law; and

•

we have caused a notice to be published in newspapers in the manner stipulated by our memorandum and articles of association, giving notice of our intention to sell these shares, and a period of three months has elapsed since such notice.

The net proceeds of any such sale shall belong to us, and when we receive these net proceeds we shall become indebted to the former shareholder for an amount equal to the net proceeds.

Inspection of books and records

Under British Virgin Islands Law, holders of our common shares are entitled, upon giving written notice to us, to inspect (i) our memorandum and articles of association, (ii) the register of members, (iii) the register of directors and (iv) minutes of meetings and resolutions of members, and to make copies and take extracts from the documents and records. However, our directors can refuse access if they are satisfied that to allow such access would be contrary to our interests. See “Where You Can Find Additional Information.”

Rights of non-resident or foreign shareholders

There are no limitations imposed by our memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

Issuance of additional common shares

Our memorandum and articles of association authorizes our board of directors to issue additional common shares from authorized but unissued shares, to the extent available, from time to time as our board of directors shall determine.

Differences in Corporate Law

The BVI Act and the laws of the British Virgin Islands affecting British Virgin Islands companies like us and our shareholders differ from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the laws of the British Virgin Islands applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and similar arrangements

Under the laws of the British Virgin Islands, two or more companies may merge or consolidate in accordance with Section 170 of the BVI Act. A merger means the merging of two or more constituent companies into one of the constituent companies and a consolidation means the uniting of two or more constituent companies into a new company. In order to merge or consolidate, the directors of each constituent company must approve a written plan of merger or consolidation, which must be authorized by a resolution of shareholders.

While a director may vote on the plan of merger or consolidation even if he has a financial interest in the plan, the interested director must disclose the interest to all other directors of the company promptly upon becoming aware of the fact that he is interested in a transaction entered into or to be entered into by the company.

A transaction entered into by our company in respect of which a director is interested (including a merger or consolidation) is voidable by us unless the director’s interest was (a) disclosed to the board prior to the transaction or (b) the transaction is (i) between the director and the company and (ii) the transaction is in the ordinary course of the company’s business and on usual terms and conditions.

Notwithstanding the above, a transaction entered into by the company is not voidable if the material facts of the interest are known to the shareholders and they approve or ratify it or the company received fair value for the transaction.

Shareholders not otherwise entitled to vote on the merger or consolidation may still acquire the right to vote if the plan of merger or consolidation contains any provision which, if proposed as an amendment to the memorandum or articles of association, would entitle them to vote as a class or series on the proposed amendment. In any event, all shareholders must be given a copy of the plan of merger or consolidation irrespective of whether they are entitled to vote at the meeting to approve the plan of merger or consolidation.

The shareholders of the constituent companies are not required to receive shares of the surviving or consolidated company but may receive debt obligations or other securities of the surviving or consolidated company, other assets, or a combination thereof. Further, some or all of the shares of a class or series may be converted into a kind of asset while the other shares of the same class or series may receive a different kind of asset. As such, not all the shares of a class or series must receive the same kind of consideration.

After the plan of merger or consolidation has been approved by the directors and authorized by a resolution of the shareholders, articles of merger or consolidation are executed by each company and filed with the Registrar of Corporate Affairs in the British Virgin Islands.

A shareholder may dissent from a mandatory redemption of his shares, an arrangement (if permitted by the court), a merger (unless the shareholder was a shareholder of the surviving company prior to the merger and continues to hold the same or similar shares after the merger) or a consolidation. A shareholder properly exercising his dissent rights is entitled to a cash payment equal to the fair value of his shares.

A shareholder dissenting from a merger or consolidation must object in writing to the merger or consolidation before the vote by the shareholders on the merger or consolidation, unless notice of the meeting was not given to the shareholder. If the merger or consolidation is approved by the shareholders, the company must give notice of this fact to each shareholder within 20 days who gave written objection. These shareholders then have 20 days to give to the company their written election in the form specified by the BVI Act to dissent from the merger or consolidation, provided that in the case of a merger, the 20 days starts when the plan of merger is delivered to the shareholder.

Upon giving notice of his election to dissent, a shareholder ceases to have any shareholder rights except the right to be paid the fair value of his shares. As such, the merger or consolidation may proceed in the ordinary course notwithstanding his dissent.

Within seven days of the later of the delivery of the notice of election to dissent and the effective date of the merger or consolidation, the company must make a written offer to each dissenting shareholder to purchase his shares at a specified price per share that the company determines to be the fair value of the shares. The company and the shareholder then have 30 days to agree upon the price. If the company and a shareholder fail to agree on the price within the 30 days, then the company and the shareholder shall, within 20 days immediately following the expiration of the 30-day period, each designate an appraiser and these two appraisers shall designate a third appraiser. These three appraisers shall fix the fair value of the shares as of the close of business on the day prior to the shareholders’ approval of the transaction without taking into account any change in value as a result of the transaction.

Shareholders’ suits

There are both statutory and common law remedies available to our shareholders as a matter of British Virgin Islands law. These are summarized below:

Prejudiced members

A shareholder who considers that the affairs of the company have been, are being, or are likely to be, conducted in a manner that is, or any act or acts of the company have been, or are, likely to be oppressive, unfairly discriminatory or unfairly prejudicial to him in that capacity, can apply to the court under Section 184I of the BVI Act, inter alia, for an order that his shares be acquired, that he be provided compensation, that the Court regulate the future conduct of the company, or that any decision of the company which contravenes the BVI Act or our memorandum and articles of association be set aside.

Derivative actions

Section 184C of the BVI Act provides that a shareholder of a company may, with the leave of the Court, bring an action in the name of the company to redress any wrong done to it.

Just and equitable winding up

In addition to the statutory remedies outlined above, shareholders can also petition for the winding up of a company on the grounds that it is just and equitable for the court to so order. Save in exceptional circumstances, this remedy is only available where the company has been operated as a quasi partnership and trust and confidence between the partners has broken down.

Indemnification of directors and executive officers and limitation of liability

British Virgin Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any provision providing indemnification may be held by the British Virgin Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

Under our memorandum and articles of association, we indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings for any person who:

•

is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was our director; or

•	is or was, at our request, serving as a director or officer of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise.

These indemnities only apply if the person acted honestly and in good faith with a view to our best interests and, in the case of criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful.

This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Anti-takeover provisions in our memorandum and articles of association

Some provisions of our memorandum and articles of association may discourage, delay or prevent a change in control of our company or management that shareholders may consider favorable, including provisions that provide for a staggered board of directors and prevent shareholders from taking an action by written consent in lieu of a meeting. However, under British Virgin Islands law, our directors may only exercise the rights and powers granted to them under our memorandum and articles of association, as amended and restated from time to time, as they believe in good faith to be in the best interests of our company.

Directors’ fiduciary duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction and that the transaction was of fair value to the corporation.

Under British Virgin Islands law, our directors owe the company certain statutory and fiduciary duties including, among others, a duty to act honestly, in good faith, for a proper purpose and with a view to what the directors believe to be in the best interests of the company. Our directors are also required, when exercising powers or performing duties as a director, to exercise the care, diligence and skill that a reasonable director would exercise in comparable circumstances, taking into account without limitation, the nature of the company, the nature of the decision and the position of the director and the nature of the responsibilities undertaken. In the exercise of their powers, our directors must ensure neither they nor the company acts in a manner which contravenes the BVI Act or our memorandum and articles of association, as amended and re-stated from time to time. A shareholder has the right to seek damages for breaches of duties owed to us by our directors.

Shareholder action by written consent

Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. British Virgin Islands law provides that shareholders may approve corporate matters by way of a written resolution without a meeting signed by or on behalf of shareholders sufficient to constitute the requisite majority of shareholders who would have been entitled to vote on such matter at a general meeting; provided that if the consent is less than unanimous, notice must be given to all non-consenting shareholders. However, our memorandum and articles of association do not permit shareholders to act by written consent.

Shareholder proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings. British Virgin Islands law and our memorandum and articles of association allow our shareholders holding not less than 30% of the votes of the outstanding voting shares to requisition a shareholders’ meeting. We are not obliged by law to call shareholders’ annual general meetings, but our memorandum and articles of association do permit the directors to call such a meeting. The location of any shareholders’ meeting can be determined by the board of directors and can be held anywhere in the world.

Cumulative voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. As permitted under British Virgin Islands law, our memorandum and articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our memorandum and articles of association, directors can be removed from office, with cause, by a resolution of shareholders or by a resolution of directors passed at a meeting of directors called for the purpose of removing the director or for purposes including the removal of the director.

Transactions with interested shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or group who or which owns or owned 15% or more of the target’s outstanding voting shares within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware public corporation to negotiate the terms of any acquisition transaction with the target’s board of directors. British Virgin Islands law has no comparable statute. However, our memorandum and articles of association expressly provide for the same protection afforded by the Delaware business combination statute.

Dissolution; Winding Up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board. Under the BVI Act and our memorandum and articles of association, we may appoint a voluntary liquidator by a resolution of the shareholders or by resolution of directors.

Variation of rights of shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under our memorandum and articles of association, if at any time our shares are divided into different classes of shares, the rights attached to any class may only be varied, whether or not our company is in liquidation, by a resolution passed at a meeting by a majority of the votes cast by those entitled to vote at a meeting of the holders of the issued shares in that class.

Amendment of governing documents

Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. As permitted by British Virgin Islands law, our memorandum and articles of association may be amended by a resolution of shareholders and, subject to certain exceptions, by a resolution of directors. Any amendment is effective from the date it is registered at the Registry of Corporate Affairs in the British Virgin Islands.

Shares Eligible for Future Sale

Prior to this offering, there has been no market for our common shares, and a liquid trading market for our common shares may not develop or be sustained after this offering. Future sales of substantial amounts of common shares, including common shares issued upon exercise of outstanding options in the public market after this offering or the anticipation of those sales could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through sales of our equity securities.

Upon the completion of the offering, we will have outstanding 6,666,667 common shares, assuming no exercise of outstanding options, the closing of the maximum offering. Of these common shares, the 2,000,000 common shares sold in this offering will be freely tradable without restriction under the Securities Act, except that any shares purchased by our “affiliates,” as that term is defined in Rule 144 of the Securities Act, may generally only be sold in compliance with the limitations of Rule 144 described below. The remaining approximately 4,666,667 common shares outstanding will be restricted shares held by existing shareholders that could be sold pursuant to Rule 144. We have not agreed to register these restricted shares. We have not issued any warrants to purchase our common shares or other securities convertible into our common shares.

Rule 144

In general, under Rule 144 as currently in effect, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, a person (or persons whose shares are aggregated) who is deemed to be an affiliate of our company at the time of sale, or at any time during the preceding three months, and who has beneficially owned restricted shares for at least six months, would be entitled to sell within any three-month period a number of our common shares that does not exceed the greater of 1% of the then outstanding common shares or the average weekly trading volume of common shares during the four calendar weeks preceding such sale. Sales under Rule 144 are subject to certain manner of sale provisions, notice requirements and the availability of current public information about our company. In addition, sales by our affiliates may be subject to the terms of lock-up agreements and Make-Good Escrow agreements. See “Shares Eligible for Future Sale – Lock-Up Agreements.”

A person who has not been our affiliate at any time during the three months preceding a sale, and who has beneficially owned his or her common shares for at least six months, would be entitled under Rule 144 to sell such shares without regard to any manner of sale, notice provisions or volume limitations described above. Any such sales must comply with the public information provision of Rule 144 until our common shares have been held for one year.

Rule 701

Securities issued in reliance on Rule 701 are also restricted and may be sold by shareholders other than affiliates of our company subject only to manner of sale provisions of Rule 144 and by affiliates under Rule 144 without compliance with its six-month holding period requirement.

Registration on Form S-8

We intend to file a registration statement on Form S-8 under the Securities Act as soon as practicable after the closing of this offering to register up to 666,667 of our common shares subject to outstanding stock options or reserved for issuance under our stock incentive plan, such amount being equal to ten percent (10%) of the number of common shares issued and outstanding after the closing of the offering, assuming a maximum offering. This registration will permit the resale of these common shares by nonaffiliates in the public market without restriction under the Securities Act, upon the completion of the lock-up period described below. Common shares registered pursuant to the Form S-8 held by affiliates will be subject to Rule 144 volume limitations. As of the date of this Prospectus, we have not issued any options to purchase our common shares.

Lock-Up Agreements

Each of our executive officers, directors and individuals who on the effective date of the registration statement of which this prospectus is a part are the beneficial owners of more than 3.9% of our common shares, has agreed not to register, offer, sell, contract to sell or grant any of our common shares or any securities convertible into or exercisable or exchangeable for our common shares or any warrants to purchase our common shares (including, without limitation, securities of our company which may be deemed to be beneficially owned by such individuals in accordance with the rules and regulations of the Securities and Exchange Commission and securities which may be issued upon the exercise of a stock option or warrant) for a period of (a) as to one-half ( 1/2) of the common shares now or in the future beneficially owned by such individual, ninety (90) days after the date of effectiveness or commencement of sales of this public offering and (b) as to the other one-half of such common shares now or in the future beneficially owned by such individual, one hundred ninety (190) days after the date of effectiveness or commencement of sales of this public offering. Upon the expiration of these lock-up agreements, additional common shares will be available for sale in the public market.

Summary of Shares Available for Future Sale

The following table summarizes the total shares potentially available for future sale. To the extent we sell a number of common shares between the minimum and maximum offering, the below tables will be adjusted proportionately as to numbers of shares available for sale (as to option pool and placement agent shares) and dates on which such shares may be sold (as to currently outstanding shares).

Minimum Offering

Shares	Date Available for Sale
Currently Outstanding Common Shares: 4,666,667

3,095,000	After 90 days from the date of effectiveness or commencement of sales of the public offering

1,571,667	After 190 days from the date of effectiveness or commencement of sales of the public offering

Common Shares in Option Pool: 633,334	From vesting dates through expiration of grants

Shares Offered in this Offering: 1,666,667	After the date of this prospectus, these shares will be freely tradable.

Maximum Offering

Shares	Date Available for Sale
Currently Outstanding Common Shares: 4,666,667

3,095,000	After 90 days from the date of effectiveness or commencement of sales of the public offering

1,571,667	After 190 days from the date of effectiveness or commencement of sales of the public offering

Common Shares in Option Pool: 666,667	From vesting dates through expiration of grants

Shares Offered in this Offering: 2,000,000	After the date of this prospectus, these shares will be freely tradable.

Tax Matters Applicable to U.S. Holders of Our Common Shares

The following sets forth the material British Virgin Islands, Chinese and U.S. federal income tax matters related to an investment in our common shares. It is directed to U.S. Holders (as defined below) of our common shares and is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This description does not deal with all possible tax consequences relating to an investment in our common shares, such as the tax consequences under state, local and other tax laws.

The following brief description applies only to U.S. Holders (defined below) that hold common shares as capital assets and that have the U.S. dollar as their functional currency. This brief description is based on the tax laws of the United States in effect as of the date of this prospectus and on U.S. Treasury regulations in effect or, in some cases, proposed, as of the date of this prospectus, as well as judicial and administrative interpretations thereof available on or before such date. All of the foregoing authorities are subject to change, which change could apply retroactively and could affect the tax consequences described below.

The brief description below of the U.S. federal income tax consequences to “U.S. Holders” will apply to you if you are a beneficial owner of shares and you are, for U.S. federal income tax purposes,

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons for all substantial decisions or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

WE URGE POTENTIAL PURCHASERS OF OUR SHARES TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF OUR SHARES.

People’s Republic of China Enterprise Taxation

Under the income tax laws of the PRC, before 2008, domestic companies in the PRC were generally subject to an income tax at an effective rate of 33% (30% state income tax plus 3% local income tax) on income reported in the statutory financial statements after appropriate tax adjustments.

Beginning on January 1, 2008, the new Enterprise Income Tax (“EIT”) law replaced the existing laws for domestic enterprises (“DES”) and foreign invested enterprises (“FIEs”). The key changes to the PRC taxation system were:

•	The new standard EIT rate of 25% replaced the 33% rate applicable to both DES and FIEs, except for high-tech companies which have a reduced rate of 15%;

•

Companies established before March 16, 2007 continued to enjoy a tax holiday treatment approved by local governments for a grace period of five years or until the tax holiday term is terminated by the local governments, whichever is sooner.

On April 14, 2008, the Chinese Ministry of Science and Technology, Ministry of Finance and State Administration of Taxation enacted the Administrative Measures for Certifying High and New Technology Enterprises, which retroactively became effective on January 1, 2008. Under the new EIT law, certain qualified high-tech companies may still benefit from a preferential tax rate of 15% if they own their core intellectual properties and are classified into certain industries strongly supported by the Chinese government and set forth by certain departments of the Chinese State Council.

Under applicable PRC rules and policies, an enterprise qualifies as a “high and new technology enterprise” located in the Taian High-tech Zone was entitled to a preferential EIT rate of 15%. Taiying was paying 25% income tax in 2008. In 2009, Taiying became qualified as a “high and new technology enterprise” and because it was located in the Taian High-tech Zone, it was entitled to the preferential tax rate of 15% starting in 2009. There can be no assurance, however, that Taiying and its subsidiaries will continue to meet the qualifications for such a reduced tax rate. In addition, there can be no guaranty that relevant governmental authorities will not revoke Taiying’s “high and new technology enterprise” status in the future. Any increase in the tax rates may have a material adverse effect on our results of operations.

British Virgin Islands Taxation

Under the BVI Act as currently in effect, a holder of common shares who is not a resident of the British Virgin Islands is exempt from British Virgin Islands income tax on dividends paid with respect to the common shares and all holders of common shares are not liable to the British Virgin Islands for income tax on gains realized during that year on sale or disposal of such shares. The British Virgin Islands does not impose a withholding tax on dividends paid by a company incorporated or re-registered under the BVI Act.

There are no capital gains, gift or inheritance taxes levied by the British Virgin Islands on companies incorporated or re-registered under the BVI Act. In addition, shares of companies incorporated or re-registered under the BVI Act are not subject to transfer taxes, stamp duties or similar charges.

There is no income tax treaty or convention currently in effect between the United States and the British Virgin Islands or between China and the British Virgin Islands.

United States Federal Income Taxation

The following does not address the tax consequences to any particular investor or to persons in special tax situations such as:

•	banks;

•	financial institutions;

•	insurance companies;

•	regulated investment companies;

•	real estate investment trusts;

•	broker-dealers;

•	traders that elect to mark-to-market;

•	U.S. expatriates;

•	tax-exempt entities;

•	persons liable for alternative minimum tax;

•	persons holding our common shares as part of a straddle, hedging, conversion or integrated transaction;

•	persons that actually or constructively own 10% or more of our voting shares;

•	persons who acquired our common shares pursuant to the exercise of any employee share option or otherwise as consideration; or

•	persons holding our common shares through partnerships or other pass-through entities.

Prospective purchasers are urged to consult their tax advisors about the application of the U.S. Federal tax rules to their particular circumstances as well as the state, local, foreign and other tax consequences to them of the purchase, ownership and disposition of our common shares.

Taxation of dividends and other distributions on our common shares

Subject to the passive foreign investment company rules discussed below, the gross amount of distributions made by us to you with respect to the common shares (including the amount of any taxes withheld therefrom) will generally be includable in your gross income as dividend income on the date of receipt by you, but only to the extent that the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). The dividends will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other U.S. corporations.

With respect to non-corporate U.S. Holders, including individual U.S. Holders, for taxable years beginning before January 1, 2011, dividends will be taxed at the lower capital gains rate applicable to qualified dividend income, provided that (1) the common shares are readily tradable on an established securities market in the United States, or we are eligible for the benefits of an approved qualifying income tax treaty with the United States that includes an exchange of information program, (2) we are not a passive foreign investment company (as discussed below) for either our taxable year in which the dividend is paid or the preceding taxable year, and (3) certain holding period requirements are met. Under U.S. Internal Revenue Service authority, common shares are considered for purpose of clause (1) above to be readily tradable on an established securities market in the United States if they are listed on the NASDAQ Capital Market. You are urged to consult your tax advisors regarding the availability of the lower rate for dividends paid with respect to our common shares, including the effects of any change in law after the date of this prospectus.

Dividends will constitute foreign source income for foreign tax credit limitation purposes. If the dividends are taxed as qualified dividend income (as discussed above), the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation will be limited to the gross amount of the dividend, multiplied by the reduced rate divided by the highest rate of tax normally applicable to dividends. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by us with respect to our common shares will constitute “passive category income” but could, in the case of certain U.S. Holders, constitute “general category income.”

To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits (as determined under U.S. federal income tax principles), it will be treated first as a tax-free return of your tax basis in your common shares, and to the extent the amount of the distribution exceeds your tax basis, the excess will be taxed as capital gain. We do not intend to calculate our earnings and profits under U.S. federal income tax principles. Therefore, a U.S. Holder should expect that a distribution will be treated as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above.

Taxation of Dispositions of Common Shares

Subject to the passive foreign investment company rules discussed below, you will recognize taxable gain or loss on any sale, exchange or other taxable disposition of a share equal to the difference between the amount realized (in U.S. dollars) for the share and your tax basis (in U.S. dollars) in the common shares. The gain or loss will be capital gain or loss. If you are a non-corporate U.S. Holder, including an individual U.S. Holder, who has held the common shares for more than one year, you will be eligible for reduced tax rates of 0% (for individuals in the 10% or 15% tax brackets) or 15% for all other individuals, assuming the renewal of current capital gains rates prior to their scheduled expiration at the end of 2010. If capital gains preferential rates are not renewed, such gains would be taxable at the personal income rates then in place. The deductibility of capital losses is subject to limitations. Any such gain or loss that you recognize will generally be treated as United States source income or loss for foreign tax credit limitation purposes.

Passive Foreign Investment Company

Based on our current and anticipated operations and the composition of our assets, we do not expect to be a passive foreign investment company, or PFIC, for U.S. federal income tax purposes for the taxable years ending December 31, 2010 and 2011. Our actual PFIC status for the current taxable years ending December 31, 2010 and 2011 will not be determinable until after the close of such taxable years and, accordingly, there is no guarantee that we will not be a PFIC for the current taxable year. Because PFIC status is a factual determination for each taxable year which cannot be made until the close of the taxable year. A non-U.S. corporation is considered a PFIC for any taxable year if either:

•	at least 75% of its gross income is passive income; or

•

at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income (the “asset test”).

We will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, at least 25% (by value) of the stock.

We must make a separate determination each year as to whether we are a PFIC. As a result, our PFIC status may change. In particular, because the value of our assets for purposes of the asset test will generally be determined based on the market price of our common shares, our PFIC status will depend in large part on the market price of our common shares. Accordingly, fluctuations in the market price of the common shares may cause us to become a PFIC. In addition, the application of the PFIC rules is subject to uncertainty in several respects and the composition of our income and assets will be affected by how, and how quickly, we spend the cash we raise in this offering. If we are a PFIC for any year during which you hold common shares, we will continue to be treated as a PFIC for all succeeding years during which you hold common shares. However, if we cease to be a PFIC, you may avoid some of the adverse effects of the PFIC regime by making a “deemed sale” election with respect to the common shares.

If we are a PFIC for any taxable year during which you hold common shares, you will be subject to special tax rules with respect to any “excess distribution” that you receive and any gain you realize from a sale or other disposition (including a pledge) of the common shares, unless you make a “mark-to-market” election as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the common shares will be treated as an excess distribution. Under these special tax rules:

•	the excess distribution or gain will be allocated ratably over your holding period for the common shares;

•	the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in which we were a PFIC, will be treated as ordinary income, and

•

the amount allocated to each other year will be subject to the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to years prior to the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of the common shares cannot be treated as capital, even if you hold the common shares as capital assets.

A U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election for such stock to elect out of the tax treatment discussed above. If you make a mark-to-market election for the common shares, you will include in income each year an amount equal to the excess, if any, of the fair market value of the common shares as of the close of your taxable year over your adjusted basis in such common shares. You are allowed a deduction for the excess, if any, of the adjusted basis of the common shares over their fair market value as of the close of the taxable year. However, deductions are allowable only to the extent of any net mark-to-market gains on the common shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of the common shares, are treated as ordinary income. Ordinary loss treatment also applies to the deductible portion of any mark-to-market loss on the common shares, as well as to any loss realized on the actual sale or disposition of the common shares, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such common shares. Your basis in the common shares will be adjusted to reflect any such income or loss amounts. If you make a valid mark-to-market election, the tax rules that apply to distributions by corporations which are not PFICs would apply to distributions by us, except that the lower applicable capital gains rate for qualified dividend income discussed above under “—Taxation of Dividends and Other Distributions on our Common shares” generally would not apply.

The mark-to-market election is available only for “marketable stock”, which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter (“regularly traded”) on a qualified exchange or other market (as defined in applicable U.S. Treasury regulations), including the NASDAQ Capital Market. If the common shares are regularly traded on the NASDAQ Capital Market and if you are a holder of common shares, the mark-to-market election would be available to you were we to be or become a PFIC.

Alternatively, a U.S. Holder of stock in a PFIC may make a “qualified electing fund” election with respect to such PFIC to elect out of the tax treatment discussed above. A U.S. Holder who makes a valid qualified electing fund election with respect to a PFIC will generally include in gross income for a taxable year such holder’s pro rata share of the corporation’s earnings and profits for the taxable year. However, the qualified electing fund election is available only if such PFIC provides such U.S. Holder with certain information regarding its earnings and profits as required under applicable U.S. Treasury regulations. We do not currently intend to prepare or provide the information that would enable you to make a qualified electing fund election. If you hold common shares in any year in which we are a PFIC, you will be required to file U.S. Internal Revenue Service Form 8621 regarding distributions received on the common shares and any gain realized on the disposition of the common shares.

You are urged to consult your tax advisors regarding the application of the PFIC rules to your investment in our common shares and the elections discussed above.

Information Reporting and Backup Withholding

Dividend payments with respect to our common shares and proceeds from the sale, exchange or redemption of our common shares may be subject to information reporting to the U.S. Internal Revenue Service and possible U.S. backup withholding at a current rate of 28%. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification on U.S. Internal Revenue Service Form W-9 or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide such certification on U.S. Internal Revenue Service Form W-9. U.S. Holders are urged to consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the U.S. Internal Revenue Service and furnishing any required information.

Enforceability of Civil Liabilities

We are incorporated under the laws of the British Virgin Islands with limited liability. We are incorporated in the British Virgin Islands because of certain benefits associated with being a British Virgin Islands corporation, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of exchange control or currency restrictions and the availability of professional and support services. However, the British Virgin Islands has a less developed body of securities laws as compared to the United States and provides protections for investors to a significantly lesser extent. In addition, British Virgin Islands companies may not have standing to sue before the federal courts of the United States.

Substantially all of our assets are located outside the United States. In addition, a majority of our directors and officers are nationals and/or residents of countries other than the United States, and all or a substantial portion of such persons’ assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or such persons or to enforce against them or against us, judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof.

We have appointed CT Corporation System as our agent to receive service of process with respect to any action brought against us in the United States District Court for the Southern District of New York under the federal securities laws of the United States or of any State of the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

Kai Tong Law Firm, our counsel as to Chinese law, has advised us that there is uncertainty as to whether the courts of China would (1) recognize or enforce judgments of United States courts obtained against us or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state thereof, or (2) be competent to hear original actions brought in each respective jurisdiction, against us or such persons predicated upon the securities laws of the United States or any state thereof.

Kai Tong Law Firm has advised us that the recognition and enforcement of foreign judgments are provided for under the Chinese Civil Procedure Law. Chinese courts may recognize and enforce foreign judgments in accordance with the requirements of the Chinese Civil Procedure Law based either on treaties between China and the country where the judgment is made or in reciprocity between jurisdictions. China does not have any treaties or other agreements with the British Virgin Islands or the United States that provide for the reciprocal recognition and enforcement of foreign judgments. As a result, it is uncertain whether a Chinese court would enforce a judgment rendered by a court in either of these two jurisdictions.

We have been advised by Kaufman & Canoles, our counsel as to British Virgin Islands law, that the United States and the British Virgin Islands do not have a treaty providing for reciprocal recognition and enforcement of judgments of courts of the United States in civil and commercial matters and that a final judgment for the payment of money rendered by any general or state court in the United States based on civil liability, whether or not predicated solely upon the U.S. federal securities laws, is unlikely to be enforceable in the British Virgin Islands. We have also been advised by Kaufman & Canoles that a final and conclusive judgment obtained in U.S. federal or state courts under which a sum of money is payable as compensatory damages (i.e., not being a sum claimed by a revenue authority for taxes or other charges of a similar nature by a governmental authority, or in respect of a fine or penalty or multiple or punitive damages) may be the subject of an action on a debt in the court of the British Virgin Islands under the common law doctrine of obligation.

Placement

We have engaged Anderson & Strudwick, Incorporated to conduct this offering on a “best efforts, minimum/maximum” basis. The offering is being made without a firm commitment by the placement agent, which has no obligation or commitment to purchase any of our shares. None of our officers, directors or affiliates may purchase shares in this offering.

Unless sooner withdrawn or canceled by either us or the placement agent, the offering will continue until the earlier of (i) a date mutually acceptable to us and our placement agent after which the minimum offering is sold or (ii) December 301, 2010 (the “Offering Termination Date”). The placement agent has agreed in accordance with the provisions of SEC Rule 15c2-4 to cause all funds received by the placement agent for the sale of the common shares to be promptly deposited in an escrow account maintained by SunTrust Bank, N.A. (the “Escrow Agent”) as escrow agent for the investors in the offering. The Escrow Agent will exercise signature control on the escrow account and will act based on joint instructions from our company and the placement agent. It will be responsible for determining whether the minimum gross proceeds for the offering have been received. On the closing date for the offering, net proceeds in the escrow account maintained by the Escrow Agent will be delivered to our company. We will not be able to use such proceeds in China, however, until we complete certain remittance procedures in China, which may take as long as six months in the ordinary course. If we do not complete this offering before the Offering Termination Date, all amounts will be promptly returned as described below. If we complete this offering, then on the closing date, we will issue shares to investors. In the event of any dispute between our company and the placement, including about whether the minimum offering has been sold and whether and how funds are to be reimbursed, the escrow agent is entitled to petition a court of competent jurisdiction to resolve any such dispute.

Investors must pay in full for all common shares at the time of investment. Payment for the common shares may be made (i) by check, bank draft or money order made payable to “SunTrust Bank” and delivered to the placement agent no less than four business days before the date of closing, or (ii) by authorization of withdrawal from securities accounts maintained with the placement agent. If payment is made by authorization of withdrawal from securities accounts, the funds authorized to be withdrawn from a securities account will continue to accrue interest, if any interest is to accrue on such amounts, at the contractual rates until closing or termination of the offering, but a hold will be placed on such funds, thereby making them unavailable to the purchaser until closing or termination of the offering. If a purchaser authorizes the placement agent to withdraw the amount of the purchase price from a securities account, such placement agent will do so as of the date of closing. The placement agent will inform prospective purchasers of the anticipated date of closing. If payment is made by check, investors should make all checks payable to the Escrow Agent.

Proceeds deposited in escrow with the Escrow Agent may not be withdrawn by investors prior to the earlier of the closing of the offering or the Offering Termination Date. If the offering is withdrawn or canceled or if the 1,666,667 share minimum offering is not reached and proceeds therefrom are not received by us on or prior to the Offering Termination Date, all proceeds will be promptly returned by the Escrow Agent without interest or deduction to the persons from which they are received (within one business day) in accordance with applicable securities laws. All such proceeds will be placed in a non-interest bearing account pending such time.

Pursuant to that certain placement agreement by and between the placement agent and us, the obligations of the placement agent to solicit offers to purchase the shares and of investors solicited by the placement agent to purchase our common shares are subject to approval of certain legal matters by counsel to the placement agent. The placement agent’s ability to complete this “best efforts minimum/maximum” transaction is dependent upon the existence of stable U.S. trading markets. As such, the placement agent’s obligations under the placement agreement are also subject to various conditions which are customary in transactions of this type, including that, as of the closing of the offering, there shall not have occurred (i) a suspension or material limitation in trading in securities generally on the New York Stock Exchange or the publication of quotations on the NASDAQ Stock Market (National Market System or Capital Market); (ii) a general moratorium on commercial banking activities in the State of New York or China; (iii) the engagement by the United States or China in hostilities which have resulted in the declaration of a national emergency or war if any such event would have a material adverse effect, in the placement agent’s reasonable judgment, as to make it impracticable or inadvisable to proceed with the solicitation of offers to consummate the offering with respect to investors solicited by the placement agent on the terms and conditions contemplated herein.

We have agreed to indemnify the placement agent against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the placement agent may be required to make in respect of those liabilities.

The placement agent is offering the common shares, subject to prior sale, when, as and if issued to and accepted by it, subject to conditions contained in the placement agreement, such as the receipt by the placement agent of officers’ certificates and legal opinions. The placement agent reserves the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part in the event (i) our representations or warranties are incorrect or misleading or we fail to fulfill our agreements with the placement agent; (ii) a material adverse change occurs affecting our business, management, property, assets, results of operations, condition or prospects; (iii) trading is suspended on any national securities exchange; (iv) war is declared; (v) a banking moratorium is declared in Virginia, New York or the U.S.; or (vi) any laws, regulations, court or administrative order or other governmental or agency act causes the placement agent to believe that our business or the U.S. securities markets will be materially adversely affected. The placement agent’s discretion in this regard is broad.

The placement agent intends to offer our common shares to its retail customers only in states in which we are permitted to offer our common shares. We have relied on an exemption to the blue sky registration requirements afforded to “covered securities”. Securities listed on the NASDAQ Capital Market are “covered securities.” If we were unable to meet the NASDAQ Capital Market’s listing standards, then we would be unable to rely on the covered securities exemption to blue sky registration requirements and we would need to register the offering in each state in which we planned to sell shares. We would commence the offering after we have received conditional approval from NASDAQ that we qualify for Capital Market listing. However, for the reasons stated above, we will not complete this offering unless we meet the NASDAQ Capital Market’s listing requirements.

In connection with this offering, the placement agent or certain of the securities dealers may distribute prospectuses electronically. No forms of prospectus other than printed prospectuses and electronically distributed prospectuses that are printable in Adobe PDF format will be used in connection with this offering.

Foreign Regulatory Restrictions on Purchase of our Shares

We have not taken any action to permit a public offering of our shares outside the United States or to permit the possession or distribution of this prospectus outside the United States. People outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to this offering of our shares and the distribution of this prospectus outside the United States.

Commissions and Discounts

The placement agent has advised us that it proposes to offer the common shares to the public at the initial public offering price on the cover page of this prospectus. The following table shows the public offering price, placement agent fee to be paid by us to the placement agent and the proceeds, before expenses, to us.

	Per Common Share	Minimum Offering	Maximum Offering
Assumed public offering price	$6.00	$10,000,002	$12,000,000
Placement discount	$0.42	$700,000	$840,000
Proceeds to us, before expenses	$5.58	$9,300,002	$11,160,000

We expect our total cash expenses for this offering to be approximately $525,000, exclusive of the above commissions. In addition, we will pay the placement agent a non-accountable expense allowance of 1% of the amount of the offering, or $120,000 (maximum offering, exclusive of shares registered under Rule 462(b)) or $100,000 (minimum offering). The placement agent must sell the minimum number of securities offered (1,666,667 common shares) if any are sold. The placement agent is required to use only its best efforts to sell the securities offered. The offering will terminate upon the earlier of: (i) a date mutually acceptable to us and our placement agent after which the minimum offering is sold or (ii) March 7, 2011. Until we sell at least 1,666,667 shares, all investor funds will be held in an escrow account at SunTrust Bank, Richmond, Virginia. If we do not sell at least 1,666,667 shares by March 7, 2011, all funds will be promptly returned to investors (within one business day) without interest or deduction. If we complete this offering, then on the closing date, we will issue shares to investors.

Market and Pricing Considerations

There is not an established market for our common shares. We negotiated with our placement agent to determine the offering price of our common shares in this offering using a multiple of approximately seven times our targeted after-tax net income for the fiscal year ending March 7, 2011. Noting past offerings completed by our placement agent, we believe that this multiple approximates the valuation multiples utilized in similar offerings for similarly-sized companies.

In addition to prevailing market conditions, the factors considered in determining the applicable multiples were:

•	The history of, and the prospects for, our company and the industry in which we compete;

•	An assessment of our management, its past and present operation, and the prospects for, and timing of, our future revenues;

•	The present state of our development; and

•	The factors listed above in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

Based on a target 2010 audited net after-tax income of $4,000,000, we have been valued at approximately $28,000,000. Our targeted 2010 net after-tax income is not a projection but instead represents a negotiated target between our company and our placement agent. Because we have 4,666,667 shares outstanding prior to the commencement of this offering, each such share has been valued at $6.00 per share, the assumed offering price in this offering.

The exercise price for the placement agent’s warrants issued to our placement agent in connection with, and conditional on the closing of, this offering has been negotiated between our company and the placement agent. The exercise price (120% of the offering price of common shares in this offering), along with the length of time the placement agent must wait before exercise (at least 180 days after the closing of this offering) are influenced by the valuation attributed by FINRA in its calculation of the acceptability of aggregate placement consideration.

Discretionary Shares

The placement agent will not sell any shares in this offering to accounts over which it exercises discretionary authority, without first receiving written consent from those accounts.

Application for Listing on the NASDAQ Capital Market

We have applied to list our common shares on the NASDAQ Capital Market under the symbol “TAIS.” As this offering is a best-efforts offering, the NASDAQ Capital Market has indicated that it is unable to admit our common shares for listing until the completion of the offering and, consequently, the satisfaction of NASDAQ Capital Market listing standards. If so admitted, we expect our common shares to begin trading on the NASDAQ Capital Market on the day following the closing of this offering. If our common shares are eventually listed on the NASDAQ Capital Market, we will be subject to continued listing requirements and corporate governance standards. We expect these new rules and regulations to increase our legal, accounting and financial compliance costs.

Legal Matters

Certain matters as to Virginia law and U.S. federal law in connection with this offering will be passed upon for us by Kaufman & Canoles, P.C. The validity of the shares and certain legal matters relating to the offering as to British Virgin Islands law will be passed upon for us by Kaufman & Canoles, P.C. Certain legal matters relating to the offering as to Chinese law will be passed upon for us by Kai Tong Law Firm, People’s Republic of China. Kaufman & Canoles, P.C. may rely upon Kai Tong Law Firm with respect to matters governed by PRC law. Anslow & Jaclin LLP has acted as counsel for the Placement Agent with respect to this offering.

Experts

Financial statements as of December 31, 2009 and 2008, and for the years then ended appearing in this prospectus, have been included herein and in the registration statement in reliance upon the report of Acquavella, Chiarelli, Shuster, Berkower & Co. LLP, an independent registered public accounting firm, appearing elsewhere herein, and upon the authority of that firm as experts in accounting and auditing.

Interests of Experts and Counsel

Attorneys with Kaufman and Canoles, P.C., representing our company with respect to this offering beneficially own 70,000 common shares of our company as of the date of this prospectus.

Where You Can Find More Information

We have filed with the SEC under the Securities Act a registration statement on Form S-1 relating to the common shares we are offering by this prospectus. This prospectus, which constitutes part of the registration statement filed with the SEC, does not contain all the information included in the registration statement and the exhibits and schedules thereto. For further information with respect to us and our common shares, you should refer to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract, agreement or other document are not necessarily complete, and, where the contract, agreement or other document is an exhibit to the registration statement, any statement with respect to such contract, agreement or document is qualified by the provisions of such exhibit. You may examine and copy the registration statement, including the exhibits, at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can obtain a copy of all or a portion of the registration statement by mail from the Public Reference Section of the SEC at the same address, upon payment of prescribed fees. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains periodic reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is http://www.sec.gov.

As a result of this offering, we will become subject to the information and periodic reporting requirements of the Exchange Act and, in accordance therewith, will file periodic reports, proxy statements and other information with the SEC.

TAI SHAN COMMUNICATIONS, INC. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

AND

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

September 30, 2010

TAI SHAN COMMUNICATIONS, INC. AND SUBSIDIARIES

TAI SHAN COMMUNICATIONS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

September 30, 2010 and December 31, 2009

	September 30, 2010	December 31, 2009
	Unaudited	Audited
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$5,827,394	$2,210,239
Accounts receivable	1,914,949	1,399,549
Employee advances	68,021	36,891
Loan receivable	124,587	117,350
Due from shareholders	43,759	—
Equipment deposits	144,395	1,452
Other current assets	161,483	845

Total current assets	8,284,588	3,766,326
NON-CURRENT ASSETS
Property, plant and equipment, net	1,275,207	1,192,756

TOTAL ASSETS	$9,559,795	$4,959,082

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Account payables and accrued expenses	325,211	360,672
Short term loans	1,942,862	1,026,815
Income taxes payable	234,652	39,502
Other taxes payable	62,006	64,197
Due to shareholders	—	29,363
Other current liabilities	174,882	93,662

Total current liabilities	2,739,613	1,614,211
NON-CURRENT LIABILITIES
Deferred lease obligation	196,112	154,253

TOTAL LIABILITIES	2,935,725	1,768,464

STOCKHOLDERS’ EQUITY
Common Stock, $0.001 par value, 50,000,000 shares authorized, 4,666,667 shares issued and outstanding for June 30, 2010 and December 31, 2009.	4,667	4,667
Additional paid in capital	489,937	489,937
Retained earnings	5,857,704	2,527,747
Statutory reserve	219,632	219,632
Accumulated other comprehensive income	129,677	26,182

Subtotal	6,701,617	3,268,165
Less: Subscription receivable	(77,547)	(77,547)

Total stockholders’ equity	6,624,070	3,190,618

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$9,559,795	$4,959,082

The accompanying notes are an integral part of these consolidated financial statements.

TAI SHAN COMMUNICATIONS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

Nine Months Ended September 30, 2010 and 2009

	For the Nine Months Ended September 30,
	2010	2009
	Unaudited	Unaudited
Service revenue	$10,867,432	$3,859,351
Cost of Service Revenue	5,975,113	1,677,605

Gross profit	4,892,319	2,181,746
Operating expenses
Selling, general and administrative expenses	1,062,550	268,510

Income from operations	3,829,769	1,913,236
Other income/(expense)
Government allowance	157,633	—
Interest income (expense), net	—	(1)

Income before income tax	3,987,402	1,913,235

Income taxes	657,445	302,212

Net income	$3,329,957	$1,611,023

Net income per common share
Basic	$0.71	$0.35
Diluted	$0.71	$0.35
Weighted average common shares outstanding
Basic	4,666,667	4,666,667
Diluted	4,666,667	4,666,667
Comprehensive income
Net Income	$3,329,957	$1,611,023
Other Comprehensive Income
Foreign currency translation adjustment	103,495	(18,455)

Total comprehensive income	$3,433,452	$1,592,568

The accompanying notes are an integral part of these consolidated financial statements.

TAI SHAN COMMUNICATIONS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

September 30, 2010

	Registered Capital	Additional Paid In Capital	Retained Earnings	Statutory Reserve	Accumulated Other Comprehensive Income/(Loss)	Subscription Receivable	Total
Balance, January 1, 2009	$4,667	$369,653	$498,399	$56,784	$31,491	$(77,547)	$883,447
Capital contribution	—	120,284	—	—	—	—	120,284
Reclass to statutory reserve	—	—	(162,848)	162,848	—	—	—
Net income	—	—	2,192,196	—	—	—	2,192,196
Foreign currency translation	—	—	—	—	(5,309)	—	(5,309)

Balance, December 31, 2009	4,667	489,937	2,527,747	219,632	26,182	(77,547)	3,190,618
Net income	—	—	3,329,957	—	—	—	3,329,957
Foreign currency translation	—	—	—	—	103,495	—	103,495

Balance, September 30, 2010	$4,667	$489,937	$5,857,704	$219,632	$129,677	$(77,547)	$6,624,070

The accompanying notes are an integral part of these consolidated financial statements.

TAI SHAN COMMUNICATIONS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

Nine months ended September 30, 2010 and 2009

	For the Nine Months Ended September 30,
	2010	2009
	(Unaudited)	(Unaudited)
Cash flows from operating activities
Net income	$3,329,957	$1,611,023
Adjustments to reconcile net income to net cash provided by
Operating activities:
Depreciation	293,767	92,102
Changes in assets and liabilities provided/(used)
Accounts receivable	(515,400)	(365,455)
Employee advances	(31,130)	22,054
Other current assets	(142,943)	(105,857)
Accounts payable and accrued expense	(35,461)	217,031
Other current liabilities	81,220	13,350
Income taxes payable	195,150	86,515
Other taxes payable	(2,191)	(30,351)
Deferred lease obligation	41,859	—

Net cash provided by operating activities	3,214,828	1,540,412

Cash flows from investing activities
Purchase of property, plant & equipment	(367,923)	(622,440)
Due from shareholders	(43,759)	—
Equipment deposits	(160,638)	11,822
Loan receivable	(7,237)	—

Net cash used by investing activities	(579,557)	(610,618)

Cash flows from financing activities
Change in notes payable	—	146,357
Repayment of short-term loan	(1,028,359)	—
Increase in short-term loan	1,909,810	585,429
Due to shareholders	(29,363)	(139,771)

Net cash provided by financing activities	852,088	592,015

Effect of exchange rate changes on cash and cash equivalents	129,796	73,108
Net change in cash and cash equivalents	3,617,155	1,594,917
Cash and cash equivalents, beginning of period	2,210,239	1,560,322

Cash and cash equivalents, end of period	$5,827,394	$3,155,239

SUPPLEMENTAL DISCLOSURES:
Income taxes paid	$462,295	$262,003

Interest paid	$85,546	$40,386

The accompanying notes are an integral part of these consolidated financial statements.

TAI SHAN COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – ORGANIZATION

Tai Shan Communications, Inc. (the “Company”), was incorporated on April 27, 2010 under the laws of British Virgin Islands. Telestar Holdings Limited (“Telestar”), the Company’s 100% owned subsidiary, was established in Hong Kong on December 12, 2007 as a limited liability company. Other than the equity interest in Telestar, the Company does not own any assets or conduct any operations. Telestar holds all of the outstanding equity interest in Chongqing Ruixuan Technology Co., a company established on July 22, 2010 in the PRC as a wholly foreign owned enterprise (“WFOE”). Other than the equity interest in WFOE, Telestar does not own any assets or conduct any operations. Shandong Taiying Technology Co., Ltd (“Taiying”) was incorporated on December 18, 2007 as a domestic Chinese corporation. Taiying and its three wholly owned subsidiaries are engaged in a business process outsourcing (“BPO”). They act as a service provider focusing on the complex voice-based segment of customer care services, including customer relationship management, sales, customer retention, marketing surveys and research for China’s major enterprises. Taiying’s call center BPO services enable its clients to increase revenue, reduce operating costs, improve customer satisfaction and enhance overall brand value and customer loyalty.

WFOE conducts its business through Taiying via a series of contractual arrangements. Taiying is historically consolidated based upon these contractual agreements and common control. The Company does not conduct any substantive operations of its own, rather, it conducts its primary business operations through Taiying. The Company holds its interest in Taiying through WFOE.

Effective control over Taiying was transferred to the Company through the series of contractual arrangements without transferring legal ownership in Taiying (“reorganization”). As a result of these contractual arrangements, the Company maintained the ability to approve decisions made by Taiying and was entitled to substantially all of the economic benefits of Taiying. Immediately before and after the reorganization, the shareholders of Taiying controlled Taiying; therefore, the reorganization is accounted for as a transaction between entities under common control. Accordingly, the accompanying consolidated financial statements have been prepared as if the current corporate structure had been in existence throughout the periods presented.

Under the laws and regulations of the PRC, foreign persons and foreign companies are restricted from investing directly in certain businesses within the PRC. Call center businesses are subject to these restrictions on foreign investment. In order to comply with these laws and regulations, on July 23, 2010, Taiying and all of the shareholders of Taiying entered into an entrusted management agreement with WFOE, which provides that WFOE will be entitled to the full guarantee for the performance of such contracts, agreements or transactions entered into by Taiying. WFOE is also entitled to receive the residual return of Taiying. As a result of the agreement, WFOE will absorb 100% of the expected losses and gains of Taiying, which results in WFOE being a primary beneficiary of Taiying.

WFOE also entered into a pledge of equity agreement with the principal shareholders, who pledged all their equity interest in these entities to WFOE. The pledge of equity agreement, which were entered into by each principal shareholder, pledged each of the principal shareholders’ equity interest in WFOE as a guarantee for the entrustment payment under the Entrusted Management Agreement. The provincial Administration for Industry and Commerce approved and registered such pledge of equity by which WFOE owns the right of pledge legally.

In addition, WFOE entered into an option agreement to acquire the principal shareholders’ equity interest in these entities at such times as it may wish to do so.

The followings are brief descriptions of contracts entered between WFOE and Taiying

(1) Entrusted Management Agreement. The domestic companies, Taiying and WFOE, have entered into an Entrusted Management Agreement, which provides that WFOE will be fully and exclusively responsible for the management of Taiying. As consideration for such services, Taiying has agreed to pay WFOE the management fee during the term of this agreement and the management fee shall be equal to Taiying’s estimated earnings before tax. Also, WFOE will assume all operating risks related to this entrusted management service to Taiying and bear all losses of Taiying. The term of this agreement will be from the effective date thereof to the earlier of the following: (1) the winding up of Taiying, or (2) the termination date of this Agreement to be determined by the parties hereto, or (3) the date on which WFOE completes the acquisition of Taiying.

TAI SHAN COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – ORGANIZATION (CONTINUED)

(2) Exclusive Option Agreement. All the shareholders of Taiying as well as Taiying has entered into an Exclusive Option Agreement with WFOE, which provides that WFOE will be entitled to acquire such shares from the current shareholders upon certain terms and conditions, meanwhile WFOE will be entitled an irrevocable exclusive purchase option to purchase all or part of the assets and business of Taiying, if such a purchase is or becomes allowable under PRC laws and regulations. The Exclusive Option Agreement also prohibits the current shareholders of Taiying as well as Taiying from transferring any portion of their equity interests, business or assets to anyone other than WFOE. WFOE has not yet taken any corporate action to exercise this right of purchase, and there is no guarantee that it will do so or will be permitted to do so by applicable law at such times as it may wish to do so.

(3) Shareholders’ Voting Proxy Agreement. All the shareholders of Taiying has executed a Shareholders’ Voting Proxy Agreement to irrevocably appoint the persons designated by WFOE with the exclusive right to exercise, on their behalf, all of their Voting Rights in accordance with the laws and Taiying’s Articles of Association, including but not limited to the rights to sell or transfer all or any of their equity interests of Taiying, and to appoint and elect the directors and Chairman as the authorized legal representative of Taiying. This agreement will be only terminated prior to the completion of acquisition of all of the equity interests in, or all assets or business of Taiying.

(4) Pledge of Equity Agreement. WFOE and the shareholders of Taiying have entered into a Pledge of Equity Agreement, pursuant to which all shareholders pledge all of their shares (100%) of Taiying, as appropriate, to WFOE. If Taiying, or any of its respective shareholders, breaches their respective contractual obligations in the “Entrusted Management Agreement”, “Exclusive Option Agreement” and “Shareholders’ Voting Proxy Agreement”, WFOE as Pledge, will be entitled to certain rights to foreclose on the pledged equity interests. Such Taiying shareholders cannot dispose of the pledged equity interests or take any actions that would prejudice WFOE’s interest

Except for the disclosed above, there are no arrangements that could require the Company to provide financial support to Taiying, including events or circumstances that could expose the Company to a loss. As stated in the disclosure of various agreements between the Company and Taiying, the Company has rights to acquire any portion of the equity interests of Taiying. Also, the Company may allocate its available funds to Taiying for business purposes. There are no fixed terms of such arrangements.

Note 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. The Company’s functional currency is the Chinese Renminbi, however the accompanying financial statements are translated and presented in United States Dollars. These financial statements have been prepared on a historical proforma basis.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company, its subsidiaries and entities controlled through contractual arrangements. All inter-company accounts and transactions have been eliminated in consolidation. The Company has adopted the Consolidation Topic of the FASB Accounting Standards

TAI SHAN COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Codification (“ASC 810”) which requires entities controlled by contractual arrangements to be consolidated by a company. Furthermore, the entities controlled by contractual arrangements are consolidated historically because they are also under common control.

Translation Adjustment

At September 30, 2010, and December 31, 2009, the accounts of the Company were maintained, and its financial statements were expressed, in Chinese Yuan Renminbi (CNY). Such financial statements were translated into U.S. Dollars (USD) in accordance with the Foreign Currency Matters Topic of the FASB Accounting Standards Codification (“ASC 830”) with the CNY as the functional currency. According to the Statement, all assets and liabilities were translated at the current exchange rate, stockholders equity was translated at the historical rates and income statement items are translated at the average exchange rate for the period. The resulting translation adjustments are reported under other comprehensive income in accordance with the Comprehensive Income Topic of the FASB Accounting Standard Codification (“ASC 220”). Transaction gains and losses are reflected in the income statement.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Risks and Uncertainties

The Company is subject to substantial risks from, among other things, intense competition associated with the industry in general, risks associated with financing, liquidity requirements, rapidly changing customer requirements, limited operating history, foreign currency exchange rates and the volatility of public markets.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand and cash in time deposits, certificates of deposit and all highly liquid debt instruments with original maturities of three months or less.

Accounts Receivable

Accounts receivable consists principally of amounts due from trade customers. Credit is extended based on an evaluation of the customer’s financial condition and collateral is not generally required. Certain credit sales are made to industries that are subject to cyclical economic changes.

The Company maintains allowances for doubtful accounts for estimated losses resulting from the inability of its clients to make required payments or to cover potential credit losses. Estimates are based on historical collection experience, current trends, credit policy and relationship between accounts receivable and revenues. In determining these estimates, the Company examines historical write-offs of its receivables and reviews each client’s account to identify any specific customer collection issues. At September 30, 2010 and December 31, 2009, respectively, management has estimated that no allowance for doubtful accounts was required.

TAI SHAN COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Property, Plant & Equipment, Net

Property, plant and equipment are recorded at cost less accumulated depreciation and include expenditures for additions and major improvements. Maintenance and repairs are charged to operations as incurred. Depreciation is computed for financial reporting purposes using the straight-line method over the estimated useful lives of the assets.

Electronic equipment	3 years
Furniture & Fixture	5 years
Motor vehicles	4 years

As of September 30, 2010 and December 31, 2009, Property, Plant & Equipment of consist of the following:

	September 30, 2010	December 31, 2009
Electronic equipment	$1,497,755	$1,172,369
Office furniture and equipments	163,346	159,850
Motor vehicles	93,451	54,410

	1,754,552	1,386,629
Accumulated depreciation	(479,345)	(193,873)

	$1,275,207	$1,192,756

Depreciation expense for the nine months ended September 30, 2010 and 2009 was $285,472 and $51,686, respectively.

Fair Value of Financial Instruments

FASB Accounting Standards Codification Topic on Fair Value Measurements and Disclosures (“ASC 820”) requires that the Company disclose estimated fair values of financial instruments. The carrying amounts reported in the statements of financial position for current assets and current liabilities qualifying as financial instruments are a reasonable estimate of fair value.

Revenue Recognition

Revenues are recognized upon issuing invoice to the customers when services are rendered. The Company provides i) inbound call service, which includes directory assistance, mobile phone service plan, billing questions, hotline consultation, complaints, customer feedbacks, customer relationship management, etc., and ii) outbound call service, which includes phone products selling, marketing surveys, inform new products adverting, plans and overdue bills phone

TAI SHAN COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

reminder, etc. Based on sales agreements with the customers, the sales of the Company are recorded when the actual costs occurred for inbound service and the certain business successful rate was obtained for outbound service. The Company believes that recognizing revenue at time of service is appropriate because the Company’s sales policies meet the four criteria of SEC’s Staff Accounting Bulletin No. 104, which are: (i) persuasive evidence that an arrangement exists, (ii) service has occurred, (iii) the seller’s price to the buyer is fixed and determinable, and (iv) collectability is reasonably assured.

Income Taxes

The Company utilizes FASB Accounting Standards Codification Topic on Income Taxes (“ASC 740”), which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. There were no deferred taxes at September 30, 2010 and December 31, 2009 respectively.

Statement of Cash Flows

In accordance with FASB Accounting Standards Codification Topic on Statement of Cash flows (“ASC 230”), cash flows from the Company’s operations are based upon the local currencies. As a result, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk are cash, accounts receivable and other receivables arising from its normal business activities. The Company places its cash in what it believes to be credit-worthy financial institutions.

Related Parties

Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operational decisions. Parties are also considered to be related if they are subject to common control or common significant influence. Related parties may be individuals or corporate entities.

Recent Accounting Pronouncements

No new accounting pronouncements issued or effective during the fiscal year has had, or is expected to have, a material impact on the consolidated financial statements.

Note 3 – EQUIPMENT DEPOSITS

Equipment deposits represent deposits on computer and telephone equipment as well as design services. As of September 30, 2010 and December 31, 2009, the equipment deposits made were $144,395 and $1,452, respectively.

TAI SHAN COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4 – LOAN RECEIVABLE

On December 16, 2009, the Company loaned $117,350 to an unrelated individual. The loan is due on December 15, 2010 and carries interest at 5.31% annually. The balance at September 30, 2010 and December 31, 2009 include accrued interest.

Note 5 – ADVANCE TO CUSTOMER

During 2010, the Company advanced funds to a major customer in the amount of $325,892. The advance carries no interest and is payable upon demand. The advance is included as a component of other current assets. This amount has been repaid in full during the third quarter 2010.

Note 6 – SHORT-TERM LOANS

The Company has loan agreement with Tai’an Commercial Bank that will be matured within one year.

Tai’an Commercial Bank	September 30, 2010	December 31, 2009
The loan bears interest at 6.37% per annum, with principal due on April 15, 2010	$—	$1,026,815
The loan bears interest at 6.38% per annum, with principal due on May 18, 2010	1,046,156	—
The loan bears interest at 5.31% per annum, with principal due on January 18, 2010	896,706	—

	$1,942,862	$1,026,815

The interest expense for the nine months ended September 30, 2010 and 2009 were $ 86,494 and $19,879, respectively.

Note 7 – EMPLOYEE ADVANCES

Employee advances represents the cash advances for business trips, and utility fees, social insurances, and personal income paid in advances on behalf of employees.

Note 8 – RELATED PARTY TRANSACTIONS

At September 30, 2010 and December 31, 2009, due from shareholders was $43,759 and $0, respectively. These amounts are funds advanced to our founders and officers of Taiying for normal business expenses related to customer acquisitions and market expansion initiatives.

At September 30, 2010 and December 31, 2009, due to a shareholder were $0 and $29,363, respectively. Such amounts represented advances for business expansion paid on our behalf by certain of our executive officers, including Gary Wang, our Chief Executive Officer, and David Wang, our Executive Vice President.

TAI SHAN COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9 – MAJOR CUSTOMERS AND CREDIT RISK

Four and three customers represented 98% and 97% of sales for the nine months ended September 30, 2010 and 2009, respectively. Three customers represented 78% and 86% of the Company’s accounts receivable for the nine months ended September 30, 2010 and the year ended December 2009, respectively. The Company had one and four vendors for the nine months ended September 30, 2010 and 2009 who accounted for 100% and 93% of the total purchases, respectively. One vendor at September 30, 2010 and December 31, 2009 accounted for 100% and 95% of the Company’s accounts payable, respectively.

The loss of one or more of its significant customers could have a material adverse effect on the Company’s business, operating results, or financial condition. The Company does not require collateral from its customers. To limit the Company’s credit risk, management performs periodic credit evaluations of its customers and maintains allowances for uncollectible accounts. Although the Company’s accounts receivable could increase dramatically as the Company grows its sales, management does not believe significant credit risk exists as of September 30, 2010 and December 31, 2009.

Note 10 – OTHER INCOME

The Company receives government allowances as support for the high-technology industry development. As of the nine months ended September 30, 2010 and 2009, the Company received $157,633 and $-0-, respectively, as a partial reimbursement for expenses incurred for energy saving technology improvement, information technology industry development and information technology related equipment building.

Note 11 – INCOME TAXES

Under the applicable PRC rules and policies, in 2009, the Company was qualified as a “high and new technology enterprise” located in the Taian High-tech Zone, and the Company is entitled to a preferential EIT rate of 15%. If the Company were subject to the standard 25% enterprise income tax rate, it would have incurred $996,851 and $478,309 of income tax expense for the nine months ended September 30, 2010 and 2009, respectively. The standard income tax rate would have caused the Company to incur an additional expense of $0.07 and $0.04 per share for the nine months ended September 30, 2010 and 2009, respectively.

ASC 740, Accounting for Income Taxes (“ASC 740”), requires that deferred tax assets be evaluated for future realization and reduced by a valuation allowance to the extent that the Company believes a portion more likely than not will not be realized. The Company considers many factors when assessing the likelihood of future realization of our deferred tax assets, including our recent cumulative earnings experience and expectations of future taxable income by taxing jurisdiction, the carry-forward periods available for tax reporting purposes, and other relevant factors.

The Company through its VIE adopted the provisions of FASB Accounting Standards Codification Topic 740, Accounting for Uncertainty in Income Taxes. ASC 740 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements. The standard prescribes a recognition and measurement method for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The standard also provides guidance on recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The Company considers many factors when evaluating and estimating tax positions and tax benefits, which may require periodic adjustments and which may not accurately forecast actual outcomes.

TAI SHAN COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11 – INCOME TAXES (CONTINUED)

Based on a review of tax positions, the Company was not required to record a liability for unrecognized tax benefits as a result of adopting ASC 740. Further, there has been no change during the nine months ended September 30, 2010 and the year ended December 31, 2009. Accordingly, no interest and penalties was accrued through September 30, 2010 and December 31, 2009.

A reconciliation of income tax expense is as follows:

	September 30, 2010	September 30, 2009
Current	$657,445	$302,212
Deferred	—	—

Total	$657,445	$302,212

A reconciliation of the PRC statutory income tax rate to the effective income tax rate is as follows:

PRC Statutory income tax rate	25%	25%
Preferential allowance as permitted	-10%	-10%
Other adjustments	1%	0%

Total	6%	15%

Note 12 – COMMITMENTS

The Company has entered into two-year employment contracts with its chief executive officer, chief operating officer and executive vice president. These contracts expire December 31, 2012 and carry salaries commensurate with the position and the individual’s experience.

Additionally, the Company entered into an employment contract with its chief financial officer (“CFO”) commencing July 15, 2010 and expiring July 31, 2013.

TAI SHAN COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 12 – COMMITMENTS (CONTINUED)

The Company leases facilities with expirations dates between April 2010 and December 2019. Rental expense for the nine months ended September 30, 2010 and 2009 was approximately $ 107,091 and $ 108,189, respectively. The Company has future minimum lease obligations as of September 30, 2010 as follows:

2011	$144,561
2012	143,635
2013	143,327
2014	143,327
2015	143,327
Thereafter	573,307

Total	$1,291,484

Note 13 – OTHER COMPREHENSIVE INCOME

Balances of related after-tax components comprising accumulated other comprehensive income, included in stockholders’ equity, as of September 30, 2010 and December 31, 2009 are as follows:

	Foreign Currency Translation Adjustment	Accumulated Other Comprehensive Income
Balance, January 1, 2009	$31,491	$31,491
Changes for year ended December 31, 2009	(5,309)	(5,309)

Balance at December 31, 2009	26,182	26,182
Changes for the nine months ended September 30, 2010	103,495	103,495

Balance at September 30, 2010	$129,677	$129,677

Note 14 – SHARE INCENTIVE PLAN

On September 24, 2010, the Company’s Board of Directors approved the 2010 Share Incentive Plan (“the Plan”). Under the Plan, awards of options and restricted stock may be granted. These options may be incentive stock options or non-statutory stock options. Under the Plan, a total of 666,667 unissued shares shall be reserved. The exercise price of an option shall not be less than 100% of the fair market value of such shares on the date of grant. No options have been granted to date.

TAI SHAN COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 15 – SUBSEQUENT EVENTS

In accordance with ASC 855, “Subsequent Events”, the Company evaluated subsequent events after the balance sheet date of September 30, 2010 to the date the financial statements were issued.

TAI SHAN COMMUNICATIONS, INC. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2009 AND 2008

ACSB Acquavella, Chiarelli, Shuster, Berkower & Co., LLP

517 Route One	1 Penn Plaza
Iselin, New Jersey 08830	36th Floor
732. 855.9600	New York, NY 10119
Fax:732.855.9559	212.786.7510
www.acsbco.com

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of

Tai Shan Communications, Inc. and subsidiaries

We have audited the accompanying consolidated balance sheets of Tai Shan Communications, Inc., and subsidiaries as of December 31, 2009 and December 31, 2008, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flow for the years ended December 31, 2009 and December 31, 2008. Tai Shan Communications, Inc.’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that out audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Tai Shan Communications, Inc. and subsidiaries as of December 31, 2009 and December 31, 2008, and the consolidated results of their operations and their cash flows for the years ended December 31, 2009 and 2008 in conformity with accounting principles generally accepted in the United States of America.

/s/ Acquavella, Chiarelli, Shuster, Berkower & Co., LLP

Certified Public Accountant

New York, N.Y.

July 28, 2010

Except for Notes 13 and 14, as to which the date is October 12, 2010, and Notes 1 and 2, to which the date is January 7, 2011

TAI SHAN COMMUNICATIONS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
	2009	2008
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$2,210,239	$1,560,322
Accounts receivable	1,399,549	212,867
Employee advances	37,736	26,275
Other receivable	117,350	—
Equipment deposit	1,452	367,848

Total current assets	3,766,326	2,167,312
NON-CURRENT ASSETS
Property, plant and equipment, net	1,192,756	311,914

TOTAL ASSETS	$4,959,082	$2,479,226

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Account payables and accrued expenses	$360,672	$81,650
Notes payable	—	876,937
Short term loan	1,026,815	438,468
Income tax payable	103,699	48,170
Due to shareholders	29,363	139,579
Other payable	93,662	10,975

Total current liabilities	1,614,211	1,595,779

NON-CURRENT LIABILITIES
Deferred lease obligations	154,253	—

TOTAL LIABILITIES	1,768,464	1,595,779

STOCKHOLDERS’ EQUITY
Common Stock, $0.001 par value, 50,000,000 shares authorized, 4,666,667 shares issued and outstanding at December 31, 2009 and December 31, 2008.	4,667	4,667
Additional paid in capital	489,937	369,653
Retained earnings	2,527,747	498,399
Statutory reserve	219,632	56,784
Accumulated other comprehensive income	26,182	31,491

Subtotal	3,268,165	960,994

Less: Subscription receivable	(77,547)	(77,547)

Total stockholders’ equity	3,190,618	883,447

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$4,959,082	$2,479,226

The accompanying notes are an integral part of these financial statements.

TAI SHAN COMMUNICATIONS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	For the Years Ended December 31,
	2009	2008
Service revenue	$6,685,100	$1,334,581
Cost of Service	3,496,047	671,906

Gross profit	3,189,053	662,675
Operating expenses:
Selling, general and administrative expenses	630,432	100,516

Income from Operations	2,558,621	562,159
Other income/(expenses)
Government allowance	—	141,473

Income before income tax expense	2,558,621	703,632
Income taxes expense	366,425	144,475

Net income	$2,192,196	$559,157

Net income per common share
Basic	0.47	0.12
Diluted	0.47	0.12
Weighted average common shares outstanding
Basic	4,666,667	4,666,667
Diluted	4,666,667	4,666,667
Comprehensive income
Net Income	$2,192,196	$559,157
Other Comprehensive Income
Foreign currency translation adjustment	(5,309)	28,476

Total comprehensive income	$2,186,887	$587,633

The accompanying notes are an integral part of these financial statements.

TAI SHAN COMMUNICATIONS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

	Capital Stock	Additional Paid In Capital	Retained Earnings/(Deficit)	Statutory Reserve	Accumulated Other Comprehensive Income/(Loss)	Subscription Receivable	Total
Balance, January 1, 2008	$4,667	$369,653	$(3,974)	$—	$3,015	$(77,547)	$295,814
Net income/(loss)			559,157				559,157
Reclass to statutory reserve			(56,784)	56,784			—
Foreign currency translation					28,476	—	28,476

Balance, December 31, 2008	$4,667	369,653	$498,399	$56,784	$31,491	$(77,547)	$883,447

Capital contribution		120,284					120,284
Reclass to statutory reserve			(162,848)	162,848			—
Net income/(loss)			2,192,196				2,192,196
Foreign currency translation					(5,309)	—	(5,309)

Balance, December 31, 2009	$4,667	489,937	$2,547,747	$219,632	$26,182	$(77,547)	$3,190,618

The accompanying notes are an integral part of these financial statements.

TAI SHAN COMMUNICATIONS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income/(loss)	$2,192,196	$559,157
Adjustments to reconcile net income to net cash provided by Operating activities:
Depreciation	164,499	29,374
Changes in assets and liabilities provided/(used) cash :
Accounts receivable	(1,183,755)	(206,046)
Employee advances	(11,344)	(25,433)
Accounts payable and accrued expense	278,219	76,487
Other payable	82,498	8,501
Income tax payable	55,253	46,627
Deferred lease obligations	153,973	—

Net cash provided by operating activities	1,731,539	488,667

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property & equipment	(1,095,587)	(291,042)
Construction in progress	50,246	(50,246)
Other receivable	(117,137)	—
Equipment deposits	367,067	(356,061)

Net cash used in investing activities	(795,411)	(697,349)

CASH FLOWS FROM FINANCING ACTIVITIES:
Due to shareholders	(110,523)	135,106
Contributed paid-in capital	119,800	—
addition (repayment) of note payable	(880,126)	848,836
Change in short-term loan	586,752	424,418

Net cash used in financing activities	(284,097)	1,408,360

Effect of exchange rate changes on cash and cash equivalents	(2,114)	60,318
Net change in cash and cash equivalents	649,917	1,259,996
beginning of period	1,560,322	300,326

end of period	$2,210,239	$1,560,322

SUPPLEMENTAL DISCLOSURES:
Income taxes paid	$310,819	$96,305

Interest paid	$53,835	$4,401

The accompanying footnotes are an integral part of these financial statements

TAI SHAN COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2009 AND 2008

Note 1 – ORGANIZATION

Tai Shan Communications, Inc. (the “Company”), was incorporated on April 27, 2010 under the laws of British Virgin Islands. Telestar Holdings Limited (“Telestar”), the Company’s 100% owned subsidiary, was established in Hong Kong on December 12, 2007 as a limited liability company. Other than the equity interest in Telestar, the Company does not own any assets or conduct any operations. Telestar holds all of the outstanding equity interest in Chongqing Ruixuan Technology Co., a company established on July 22, 2010 in the PRC as a wholly foreign owned enterprise (“WFOE”). Other than the equity interest in WFOE, Telestar does not own any assets or conduct any operations. Shandong Taiying Technology Co., Ltd (“Taiying”) was incorporated on December 18, 2007 as a domestic Chinese corporation. Taiying and its three wholly owned subsidiaries are engaged in a business process outsourcing (“BPO”). They act as a service provider focusing on the complex voice-based segment of customer care services, including customer relationship management, sales, customer retention, marketing surveys and research for China’s major enterprises. Taiying’s call center BPO services enable its clients to increase revenue, reduce operating costs, improve customer satisfaction and enhance overall brand value and customer loyalty.

WFOE conducts its business through Taiying via a series of contractual arrangements. Taiying is historically consolidated based upon these contractual agreements and common control. The Company does not conduct any substantive operations of its own, rather, it conducts its primary business operations through Taiying. The Company holds its interest in Taiying through WFOE.

Effective control over Taiying was transferred to the Company through the series of contractual arrangements without transferring legal ownership in Taiying (“reorganization”). As a result of these contractual arrangements, the Company maintained the ability to approve decisions made by Taiying and was entitled to substantially all of the economic benefits of Taiying. Immediately before and after the reorganization, the shareholders of Taiying controlled Taiying; therefore, the reorganization is accounted for as a transaction between entities under common control. Accordingly, the accompanying consolidated financial statements have been prepared as if the current corporate structure had been in existence throughout the periods presented.

Under the laws and regulations of the PRC, foreign persons and foreign companies are restricted from investing directly in certain businesses within the PRC. Call center businesses are subject to these restrictions on foreign investment. In order to comply with these laws and regulations, on July 23, 2010, Taiying and all of the shareholders of Taiying entered into an entrusted management agreement with WFOE, which provides that WFOE will be entitled to the full guarantee for the performance of such contracts, agreements or transactions entered into by Taiying. WFOE is also entitled to receive the residual return of Taiying. As a result of the agreement, WFOE will absorb 100% of the expected losses and gains of Taiying, which results in WFOE being a primary beneficiary of Taiying.

WFOE also entered into a pledge of equity agreement with the principal shareholders, who pledged all their equity interest in these entities to WFOE. The pledge of equity agreement, which were entered into by each principal shareholder, pledged each of the principal shareholders’ equity interest in WFOE as a guarantee for the entrustment payment under the Entrusted Management Agreement. The provincial Administration for Industry and Commerce approved and registered such pledge of equity by which WFOE owns the right of pledge legally.

In addition, WFOE entered into an option agreement to acquire the principal shareholders’ equity interest in these entities at such times as it may wish to do so.

The followings are brief descriptions of contracts entered between WFOE and Taiying

(1) Entrusted Management Agreement. The domestic companies, Taiying and WFOE, have entered into an Entrusted Management Agreement, which provides that WFOE will be fully and exclusively responsible for the management of Taiying. As consideration for such services, Taiying has agreed to pay WFOE the management fee during the term of this agreement and the management fee shall be equal to Taiying’s estimated earnings before tax. Also, WFOE will assume all operating risks related to this entrusted management service to Taiying and bear all losses of Taiying. The term of this agreement will be from the effective date thereof to the earlier of the following: (1) the winding up of Taiying, or (2) the termination date of this Agreement to be determined by the parties hereto, or (3) the date on which WFOE completes the acquisition of Taiying.

TAI SHAN COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2009 AND 2008

Note 1 – ORGANIZATION (CONTINUED)

(2) Exclusive Option Agreement. All the shareholders of Taiying as well as Taiying has entered into an Exclusive Option Agreement with WFOE, which provides that WFOE will be entitled to acquire such shares from the current shareholders upon certain terms and conditions, meanwhile WFOE will be entitled an irrevocable exclusive purchase option to purchase all or part of the assets and business of Taiying, if such a purchase is or becomes allowable under PRC laws and regulations. The Exclusive Option Agreement also prohibits the current shareholders of Taiying as well as Taiying from transferring any portion of their equity interests, business or assets to anyone other than WFOE. WFOE has not yet taken any corporate action to exercise this right of purchase, and there is no guarantee that it will do so or will be permitted to do so by applicable law at such times as it may wish to do so.

(3) Shareholders’ Voting Proxy Agreement. All the shareholders of Taiying has executed a Shareholders’ Voting Proxy Agreement to irrevocably appoint the persons designated by WFOE with the exclusive right to exercise, on their behalf, all of their Voting Rights in accordance with the laws and Taiying’s Articles of Association, including but not limited to the rights to sell or transfer all or any of their equity interests of Taiying, and to appoint and elect the directors and Chairman as the authorized legal representative of Taiying. This agreement will be only terminated prior to the completion of acquisition of all of the equity interests in, or all assets or business of Taiying.

(4) Pledge of Equity Agreement. WFOE and the shareholders of Taiying have entered into a Pledge of Equity Agreement, pursuant to which all shareholders pledge all of their shares (100%) of Taiying, as appropriate, to WFOE. If Taiying, or any of its respective shareholders, breaches their respective contractual obligations in the “Entrusted Management Agreement”, “Exclusive Option Agreement” and “Shareholders’ Voting Proxy Agreement”, WFOE as Pledge, will be entitled to certain rights to foreclose on the pledged equity interests. Such Taiying shareholders cannot dispose of the pledged equity interests or take any actions that would prejudice WFOE’s interest

Except for the disclosed above, there are no arrangements that could require the Company to provide financial support to Taiying, including events or circumstances that could expose the Company to a loss. As stated in the disclosure of various agreements between the Company and Taiying, the Company has rights to acquire any portion of the equity interests of Taiying. Also, the Company may allocate its available funds to Taiying for business purposes. There are no fixed terms of such arrangements.

TAI SHAN COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2009 AND 2008

Note 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying audited financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. The Company’s functional currency is the Chinese Renminbi, however the accompanying audited financial statements are translated and presented in United States Dollars. These financial statements have been prepared on a historical proforma basis.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company, its subsidiaries and entities controlled by contractual arrangements. All inter-company accounts and transactions have been eliminated in consolidation. The Company has adopted the Consolidation Topic of the FASB Accounting Standards Codification (“ASC 810”) which requires entities controlled by contractual arrangements to be consolidated by a company. Furthermore, the entities controlled by contractual arrangements are consolidated historically because they also are under common control.

Translation Adjustment

As of December 31, 2009, and 2008, the accounts of the Company, Ltd. were maintained, and its financial statements were expressed, in Chinese Yuan Renminbi (CNY). Such financial statements were translated into U.S. Dollars (USD) in accordance with the Foreign Currency Matters Topic of the FASB Accounting Standards Codification (“ASC 830”) with the CNY as the functional currency. According to the Statement, all assets and liabilities were translated at the current exchange rate, stockholders equity was translated at the historical rates and income statement items are translated at the average exchange rate for the period. The resulting translation adjustments are reported under other comprehensive income in accordance with the Comprehensive Income Topic of the FASB Accounting Standard Codification (“ASC 220”). Transaction gains and losses are reflected in the income statement.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Risks and Uncertainties

The Company is subject to substantial risks from, among other things, intense competition associated with the industry in general, other risks associated with financing, liquidity requirements, rapidly changing customer requirements, limited operating history, foreign currency exchange rates and the volatility of public markets.

Contingencies

Certain conditions may exist as of the date the financial statements are issued. These conditions may result in a future loss to the Company but which will only be resolved when one or more future events occur or fail to occur.

TAI SHAN COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2009 AND 2008

Note 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

The Company’s management and legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company’s legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates that a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material would be disclosed. Loss contingencies considered to be remote by management are generally not disclosed unless they involve guarantees, in which case the guarantee would be disclosed.

There was no contingent liability requiring a provision for losses at December 31, 2009.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand and cash in time deposits, certificates of deposit and all highly liquid debt instruments with original maturities of three months or less.

Accounts Receivable

Accounts receivable consists principally of amounts due from trade customers. Credit is extended based on an evaluation of the customer’s financial condition and collateral is not generally required. Certain credit sales are made to industries that are subject to cyclical economic changes.

The Company maintains allowances for doubtful accounts for estimated losses resulting from the inability of its clients to make required payments or to cover potential credit losses. Estimates are based on historical collection experience, current trends, credit policy and relationship between accounts receivable and revenues. In determining these estimates, the Company examines historical write-offs of its receivables and reviews each client’s account to identify any specific customer collection issues. At December 31, 2009 and 2008 respectively, management has estimated that no allowance for doubtful accounts was required.

TAI SHAN COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2009 AND 2008

Note 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Property, Plant & Equipment, Net

Property, plant and equipment are recorded at cost less accumulated depreciation and include expenditures for additions and major improvements. Maintenance and repairs are charged to operations as incurred. Depreciation is computed for financial reporting purposes using the straight-line method over the estimated useful lives of the assets.

Electronic equipment	3 years
Furniture & Fixture	5 years
Motor vehicles	4 years

As of December 31, 2009 and 2008, Property, Plant & Equipment of consist of the following:

	December 31, 2009	December 31, 2008
Electronic equipment	$1,172,369	$266,870
Office Furniture & Equipments	159,850	13,231
Motor vehicles	54,410	10,941
Construction in progress	—	50,246

	1,386,629	341,288
Accumulated depreciation	(193,873)	(29,374)

	$1,192,756	$311,914

Depreciation expense for the years ended December 31, 2009 and 2008 was $164,499 and $29,374, respectively.

Fair Value of Financial Instruments

FASB Accounting Standards Codification Topic on Fair Value Measurements and Disclosures (“ASC 820”) requires that the Company disclose estimated fair values of financial instruments. The carrying amounts reported in the statements of financial position for current assets and current liabilities qualifying as financial instruments are a reasonable estimate of fair value.

Revenue Recognition

Revenues are recognized upon issuing invoice to the customers when services are rendered. The Company provides i) inbound call service, which includes directory assistance, mobile phone service plan, billing questions, hotline consultation, complaints, customer feedbacks, customer relationship management, etc., and ii) outbound call service, which includes phone products selling, marketing surveys, inform new products adverting, plans and overdue bills phone reminder, etc. Based on sales agreements with the customers, the sales of the Company are recorded when the actual costs occurred for inbound service and the certain business successful rate was obtained for outbound service. The Company believes that recognizing revenue at time of service is appropriate because the

TAI SHAN COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2009 AND 2008

Note 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Company’s sales policies meet the four criteria of SEC’s Staff Accounting Bulletin No. 104, which are: (i) persuasive evidence that an arrangement exists, (ii) service has occurred, (iii) the seller’s price to the buyer is fixed and determinable, and (iv) collectability is reasonably assured. The Company utilizes FASB Accounting Standards Codification Topic on Income Taxes (“ASC 740”), which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. There were no deferred taxes at December 31, 2009 and December 31, 2008.

Statement of Cash Flows

In accordance with FASB Accounting Standards Codification Topic on Statement of Cash flows (“ASC 230”), cash flows from the Company’s operations are based upon the local currencies. As a result, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk are cash, accounts receivable and other receivables arising from its normal business activities. The Company places its cash in what it believes to be credit-worthy financial institutions.

One customer accounts for 99% of the Company’s accounts receivable balance. The Company routinely assesses the financial strength of the customer and, based upon factors surrounding the credit risk, establishes an allowance, if required, for uncollectible accounts and, as a consequence, believes that its accounts receivable credit risk exposure beyond such allowance is limited.

Related parties

Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operational decisions. Parties are also considered to be related if they are subject to common control or common significant influence. Related parties may be individuals or corporate entities.

TAI SHAN COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2009 AND 2008

Note 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recent Accounting Pronouncements

On or before November 15, 2007, SFAS No 159 was superseded by the Financial Instruments Topic of FASB Accounting Standards Codification (“ASC 825”). On May 8, 2008, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 162, The Hierarchy of Generally Accepted Accounting Principles, which will provide framework for selecting accounting principles to be used in preparing financial statements that are presented inconformity with U.S. generally accepted accounting principles (GAAP) for nongovernmental entities. With the issuance of SFAS No. 162, the GAAP hierarchy for nongovernmental entities will move from auditing literature to accounting literature. SFAS No 162 was superseded by the General Accounting Principle Topic of FASB Accounting Standards Codification (“ASC 105”). Effective July 1, 2009, the Company adopted the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 105-10, Generally Accepted Accounting Principles – Overall (“ASC 105-10”). ASC 105-10 establishes the FASB Accounting Standards Codification (the “Codification”) as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with U.S. GAAP. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative U.S. GAAP for SEC registrants. All guidance contained in the Codification carries an equal level of authority. The Codification superseded all existing non-SEC accounting and reporting standards. All other non-grandfathered, non-SEC accounting literature not included in the Codification is non-authoritative. The FASB will not issue new standards in the form of Statements, FASB Staff Positions or Emerging Issues Task Force Abstracts. Instead, it will issue Accounting Standards Updates (“ASUs”). The FASB will not consider ASUs as authoritative in their own right. ASUs will serve only to update the Codification, provide background information about the guidance and provide the bases for conclusions on the change(s) in the Codification. References made to FASB guidance throughout this document have been updated for the Codification.

In June 2009, the FASB issued ASC 855 (previously SFAS No. 165, Subsequent Events), which establishes general standards of accounting for and disclosures of events that occur after the balance sheet date but before the financial statements are issued or available to be issued. It is effective for interim and annual periods ending after June 15, 2009. There was no material impact upon the adoption of this standard on the Company’s consolidated financial statements.

In August 2009, the FASB issued Accounting Standards Update (“ASU”) 2009-05, which amends ASC Topic 820, Measuring Liabilities at Fair Value, which provides additional guidance on the measurement of liabilities at fair value. These amended standards clarify that in circumstances in which a quoted price in an active market for the identical liability is not available, we are required to use the quoted price of the identical liability when traded as an asset, quoted prices for similar liabilities, or quoted prices for similar liabilities when traded as assets. If these quoted prices are not available, we are required to use another valuation technique, such as an income approach or a market approach. These amended standards are effective for us beginning in the fourth quarter of fiscal year 2009. There was no material impact upon the adoption of this standard on the Company’s consolidated financial statements.

TAI SHAN COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2009 AND 2008

Note 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

In January 2010, the FASB issued Accounting Standards Update No. 2010-06 (ASU 2010-06), Fair Value Measurements and Disclosures which amends ASC Topic 820, adding new requirements for disclosures for Levels 1 and 2, separate disclosures of purchases, sales, issuances, and settlements relating to Level 3 measurements and clarification of existing fair value disclosures. ASU 2010-06 is effective for interim and annual periods beginning after December 15, 2009, except for the requirement to provide Level 3 activity of purchases, sales, issuances, and settlements on a gross basis, which will be effective for fiscal years beginning after December 15, 2010 (the Company’s fiscal year 2012); early adoption is permitted.

Note 3 – EQUIPMENT DEPOSITS

Equipment deposits represent deposits on computer and telephone equipment as well as design services. As of December 31, 2009 and 2008, the equipment deposits made were $1,452 and $367,848, respectively.

Note 4 – OTHER RECEIVABLE

Other receivable represents loan to an unrelated individual at a fixed annual rate of 5.31%. The loan was borrowed at December 16, 2009 and will be matured on December 15, 2010. At December 31, 2009, the loan balance is $117,350. The related interest received for the year ended December 31, 2009 is $259.

Note 5 – NOTES PAYABLE

Note payable consists of non-interest bearing bank acceptance. At December 31, 2009 and 2008, the balances were $-0- and $876,937, respectively.

Note 6 – SHORT-TERM LOANS

The Company has loan agreement with Tai’an Commercial Bank that mature within one year.

Tai’an Commercial Bank	December 31, 2009	December 31, 2008
The loan bears interest at 6.12% per annum, with principal due on April 20th, 2009	$—	$438,468
The loan bears interest at 6.37% per annum, with principal due on April 15th, 2010	1,026,815	—

Total:	1,026,815	438,468

The interest expenses for the year ended December 31, 2009 and 2008 were $53,835 and $4,401, respectively.

Note 7 – RELATED PARTY TRANSACTIONS

As of December 31, 2009 and 2008, due to a shareholder were $29,363 and $139,579, respectively.

TAI SHAN COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2009 AND 2008

Note 8 – MAJOR CUSTOMERS AND CREDIT RISK

The Company had three customers in each of the years ended December 31, 2009 and 2008 that contributed at least 10% of total revenue. Each operates in the telecommunications industry and collectively represents 95% and 100% of the total sales for the years ended December 31, 2009 and 2008, respectfully. The amounts due from these customers at December 31, 2009 and 2008 included in accounts receivable were $618,801 and $73,100, respectively.

The loss of one or more of its significant customers could have a material adverse effect on the Company’s business, operating results, or financial condition. The Company does not require collateral from its customers. To limit the Company’s credit risk, management performs periodic credit evaluations of its customers and maintains allowances for uncollectible accounts. Although the Company’s accounts receivable could increase dramatically as the Company grows its sales, management does not believe significant credit risk exists as of December 31, 2009.

Note 9 – OTHER INCOME

The Company received a government allowance as support for the high-technology industry development. As of the year end December 31, 2009 and 2008, The Company received $-0- and $141,473, respectively, as a partial reimbursement for expenses incurred for energy saving technology improvement, information technology industry development and information technology related equipment building.

Notes 10 – INCOME TAXES

Under the applicable PRC rules and policies, in 2009, the Company was qualified as a “high and new technology enterprise” located in the Taian High-tech Zone. The Company was entitled to a preferential EIT rate of 15%. Taiying paid 25% income tax in 2008. If the Company were subject to the standard 25% enterprise income tax rate, it would have paid $639,655 income tax in fiscal 2009, or $0.14 per share, which is an additional $0.06 per share income tax compared to $0.08 per share actually paid in fiscal 2009.

ASC 740, Accounting for Income Taxes (“ASC 740”), requires that deferred tax assets be evaluated for future realization and reduced by a valuation allowance to the extent that the Company believes a portion more likely than not will not be realized. The Company considers many factors when assessing the likelihood of future realization of our deferred tax assets, including our recent cumulative earnings experience and expectations of future taxable income by taxing jurisdiction, the carry-forward periods available for tax reporting purposes, and other relevant factors. The Company through its “VIE” adopted the provisions of FASB Accounting Standards Codification Topic 740, Accounting for Uncertainty in Income Taxes. ASC 740 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements. The standard prescribes a recognition and measurement method for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The standard also provides guidance on recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The Company considers many factors when evaluating and estimating tax positions and tax benefits, which may require periodic adjustments and which may not accurately forecast actual outcomes.

A reconciliation of income taxes is as follows:

	December 31, 2009	December 31 2008
Current	$366,425	$144,475
Deferred	—	—

Total	$366,425	$144,475

The reconciliation of the PRC statutory income tax rate to the effective income tax rate is as follows:

	December 31, 2009		December 31 2008
PRC statutory income tax rate	25%		25%
Preferential allowance as permitted Other adjustments	(10 (1	)% )%	— (4)%

Total	14%		21%

Based on a review of tax positions, the Company was not required to record a liability for unrecognized tax benefits as a result of adopting ASC 740, on January 1, 2007. Further, there has been no change during the years ended December 31, 2009 and 2008. Accordingly, no interest and penalties was accrued through December 31, 2009.

TAI SHAN COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2009 AND 2008

Note 11 – COMMITMENTS

The Company leases facilities with expirations dates between January 2010 and December 2019. Rental expense for the year ended December 2009 and 2008 was $37,367 and $21,700, respectively. The Company has future minimum lease obligations as of December 31, 2009 as follows:

2010	$97,305
2011	72,902
2012	72,902
2013	145,803
2014	145,803
Thereafter	145,803

Total	$717,885

Note 12 – OTHER COMPREHENSIVE INCOME

Balances of related after-tax components comprising accumulated other comprehensive income, included in stockholders’ equity, as of December 31, 2009 and 2008, are as follows:

	Foreign Currency Translation Adjustment	Accumulated Other Comprehensive Income
Balance January 1, 2008	$3,015	$3,015
Changes for year ended December 31, 2008	28,476	28,476

Balance at December 31, 2008	31,491	31,491
Changes for the year ended December 31, 2009	(5,309)	(5,309)

Balance at December 31, 2009	$26,182	$26,182

TAI SHAN COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2009 AND 2008

Note 13 – DEFERRED LEASE OBLIGATION

The Company has entered certain leases which allow for rent holidays and periods of discounted rents. In accordance with ASC 840-20-25-1, the Company is recording the expense on a straight-line basis. Therefore, the Company has incurred a liability in the form of deferred lease obligation. This amount will continue to increase until such time rental payments on these leases are lower than the straight-lined expense.

Note 14 – SUBSEQUENT EVENTS

In accordance with ASC 855, “Subsequent Events”, the Company evaluated subsequent events after the balance sheet date of December 31, 2009 to the date the financial statements were issued. In addition, as of July 28, 2010, the Company owns 100% equity interest in the following PRC legal entities:

•	Chongqing Central BPO Industry Co., Ltd. (incorporated on January 28, 2010)

•	Jiangsu Taiying Technology Co., Ltd. (incorporated on February 25, 2010)

•	Hebei Taiying Technology Co., Ltd. (incorporated on April 20, 2010)

Subsequent to December 31, 2009, the Company has entered into two-year employment contracts with the chief executive officer, chief operating officer and executive vice president commencing January 1, 2010. The Company will provide salaries to each individual commensurate with their position and experience.

Subsequent to December 31, 2009, the Company has also entered into an employment contract with the chief financial officer (“CFO”) commencing July 15, 2010 and expiring on July 31, 2010. The Company will provide salaries to each individual commensurate with their position and experience. In addition to the monthly salary, 210,000 shares of stock options shall be granted to the CFO. The delivery date of these options shall be the later of January 2, 2011 or the second day after the Company completes its initial public offering on NASDAQ. The exercise price shall be the same as its initial public offering price and the options will vest equally on the delivery date, July 15, 2012 and July 15, 2013.

On September 24, 2010, the Company’s Board of Directors approved the 2010 Share Incentive Plan (“the Plan”). Under the Plan, awards of options and restricted stock may be granted. These options may be incentive stock options or non-statutory stock options. Under the Plan, a total of 666,667 unissued shares shall be reserved. The exercise price of an option shall not be less than 100% of the fair market value of such shares on the date of grant.

TAI SHAN COMMUNICATIONS, INC.

Common Shares

1,666,667 Share Minimum

2,000,000 Share Maximum

Prospectus

Anderson & Strudwick,

Incorporated

Until                     , all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The estimated expenses payable by us in connection with the offering described in this registration statement (other than the placement discounts and commissions) will be as follows. With the exception of the filing fees for the U.S. Securities Exchange Commission, FINRA and NASDAQ, all amounts are estimates. In addition to the U.S. legal fees referenced below, attorneys for our U.S. counsel also received an equity portion in our company from a third party. See “Our Corporate Structure—Control Agreements.” As these shares involve no cash payment and do not affect the net proceeds from the offering, they are not presented in the below table.

U.S. Securities and Exchange Commission registration fee	$1,019
FINRA filing fee	$1,928
NASDAQ listing fee	$50,000
Legal fees and expenses for Chinese counsel	$70,000
Legal fees and expenses for BVI counsel	$10,000
Legal fees and expenses for U.S. counsel	$200,000
Accounting fees and expenses	$130,000
Printing fees and expenses	$30,000
Miscellaneous	$32,053

Total	$525,000

Item 14.	Indemnification of Directors and Officers

British Virgin Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the British Virgin Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Under the memorandum and articles of association of the registrant, the registrant may indemnify its directors, officers and liquidators against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with civil, criminal, administrative or investigative proceedings to which they are party or are threatened to be made a party by reason of their acting as our director, officer or liquidator. To be entitled to indemnification, these persons must have acted honestly and in good faith with a view to the best interest of the registrant and, in the case of criminal proceedings, they must have had no reasonable cause to believe their conduct was unlawful.

The Placement Agreement, the form of which is filed as Exhibit 1.1 to this registration statement, will also provide for indemnification of the registrant and its officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15.	Recent Sales of Unregistered Securities

In the past three years, we issued 4,666,667 shares in the aggregate to 32 shareholders upon the reorganization of our company, in transactions that were not required to be registered under the Securities Act of 1933. All issuances of common shares to these shareholders were deemed to be exempt under the Securities Act by virtue of Section 4(2) thereof as transactions not involving any public offering. In addition, the issuance of 4,406,667 shares to our founders were deemed not to fall within Section 5 under the Securities Act and to be further exempt under Rule 901 and 903(b)(1) of Regulation S by virtue of being issuances of securities by non-U.S. companies to non-U.S. citizens or residents, conducted outside the United States and not using any element of interstate commerce.

	Date of Issue	No. of Common Shares	Consideration	Securities Registration Exemption
Fulcan Investments, LLC (Hayden Zou)	27-Apr-10, 9-May-10, 9-June-10	120,000	$154,850	Securities Act Section 4(2)
RMCC Investments, LLC	24-July-10	70,000	Received assignment of shares purchased by Fulcan Investments, LLC in consideration of services provided to Fulcan Investments, LLC and Tai Shan.	Securities Act Section 4(2)
Broadview-Richfield Holdings, LLC	24-July-10	70,000	Received assignment of shares purchased by Fulcan Investments, LLC in consideration of services provided to Fulcan Investments, LLC and Tai Shan.	Securities Act, Section 4(2)
Taiying Shareholders	9-May-2010, 24-July-2010	4,266,667	Surrender of interests in Taiying	Regulation S, Rules 901 and 909(b)

All recipients either received adequate information about the registrant or had access, through their relationships with the registrant, to such information. There were no underwriters employed in connection with any of the transactions set forth above.

Item 16.	Exhibits and Financial Statement Schedules

(a) Exhibits

The following exhibits are filed herewith or incorporated by reference in this prospectus:

1.1	Form of Placement Agreement (3)

3(i).1	Articles of Association of the registrant (1)

3(i).2	Form of Amended and Restated Articles of Association (1)

3(ii).1	Memorandum of Association of the registrant (included in Ex. 3(i).1) (1)

3(ii).2	Form of Amended and Restated Articles of Association (1)

4.1	Specimen Share Certificate (3)

4.2	(Withdrawn)

5.1	(Withdrawn)

5.2	Form of Opinion of Kaufman & Canoles, P.C., British Virgin Islands counsel (3)

10.1	(Withdrawn)

10.2	Translation of Entrusted Management Agreement for Taiying (1)

10.3	Translation of Shareholder Voting Proxy Agreement for Taiying (1)

10.4	Translation of Pledge of Equity Interest Agreement for Taiying (1)

10.5	Translation of Exclusive Option Agreement for Taiying (1)

10.6	Form of Share Incentive Plan (1)

10.7	Form of Lock-Up Agreement (3)

10.8	(Withdrawn)

10.9	Translation of Executive Employment Contract with Gary Wang (1)

10.10	Translation of Executive Employment Contract with Youhang Peng (1)

10.11	Translation of Executive Employment Contract with David Wang (1)

10.12	Translation of Executive Employment Contract with Limin Gao (1)

10.13	Form of Escrow Agreement (3)

10.14	Translation of “Call Center BPO Agreement Between China Mobile Group Shandong Province Company Limited and Shandong Taiying Technology Co., Limited” (redacted) (3)(4)

10.15	Translation of “BPO Cooperation Agreement” between Taiying and Shandong Lvke Information Co., Ltd. in connection with providing services to China Telecom Shandong Province (redacted) (3)(4)

10.16	Translation of “BPO Cooperation Agreement” between Taiying and Shandong Lvke Information Co., Ltd. in connection with providing services to Tianjin Co., Ltc. of China Mobile Communications Corporation (redacted) (3)(4)

10.17	Translation of “Telemarketing Services BPO Agreement” between Taiying and China Mobile Group Beijing Company Limited (redacted) (3)(4)

10.18	Translation of “Business Process Outsourcing (BPO) Cooperation Agreement” between Sino-US MetLife Insurance Co., Ltd. Chongqing Branch and Chongqing Central BPO Industry Co., Ltd. (redacted) (3)(4)

10.19	Translation of “Business Process Outsourcing (BPO) Cooperation Contract” between China Pacific Insurance (Group) Co., Ltd., Chongqing Branch and Chongqing Central BPO Industrial Co., Ltd. (redacted) (3)(4)

21.1	Subsidiaries and affiliates of the registrant (1)

23.1	Consent of Acquavella, Chiarelli, Shuster, Berkower & Co. LLP (3)

23.2	(Withdrawn)

23.3	Consent of Kaufman & Canoles, P.C., British Virgin Islands counsel (included in Exhibit 5.2) (3)

23.4	Consent of Kai Tong Law Firm (included in Exhibit 99.1) (3)

24.1	Power of Attorney (included at page S-1) (1)

99.1	Form of Opinion of Kai Tong Law Firm (3)

99.2	Code of Business Conduct and Ethics (1)

(1)	Previously filed.
(2)	To be filed by amendment.
(3)_	Filed herewith.
(4)	Subject of Rule 406 Application for Confidential Treatment.

(b) Financial Statement Schedules

None.

Item 17.	Undertakings

The undersigned registrant hereby undertakes:

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

‘ That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

That, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.”

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the People’s Republic of China, on January 18, 2011.

TAI SHAN COMMUNICATIONS, INC..

By:	/S/ GARY WANG
Name:	Gary Wang
Title:	Chief Executive Officer (Principal Executive Officer)

Dated:	January 18, 2011

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Gary Wang as his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended and all post-effective amendments thereto and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/S/ GARY WANG	Chief Executive Officer and Director (Principal Executive Officer)	January 18, 2011
Gary Wang

*	Chief Financial Officer (Principal Accounting and Financial Officer)	January 18, 2011
Youhang Peng

*	Executive Vice President and Director	January 18, 2011
David Wang

*	Chief Operating Officer	January 18, 2011
Limin Gao

*	Director	January 18, 2011
Weixin Wang

S-1

Signature	Title	Date

*	Director	January 18, 2011
Jie Xu

*	Director	January 18, 2011
Xiaobin Yan

/S/ YOUHANG PENG	Authorized Representative in the U.S.	January 18, 2011
Youhang Peng

/S/ GARY WANG	January 18, 2011

Gary Wang Attorney-in-fact

S-2